                                                                  Conformed Copy

                                                                          EX-4.1

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG

                             METAL MANAGEMENT, INC.
                                       AND
                    THOSE OF ITS SUBSIDIARIES PARTIES HERETO
                                  AS BORROWERS

                           THE FINANCIAL INSTITUTIONS
                        FROM TIME TO TIME PARTIES HERETO
                                   AS LENDERS,

                             METAL MANAGEMENT, INC.,
                             AS FUNDS ADMINISTRATOR

                                       AND

                        LASALLE BANK NATIONAL ASSOCIATION
                                    AS AGENT

                                      WITH

                 CHARTER ONE BANK, N.A. AS CO-SYNDICATION AGENT
                     SOVEREIGN BANK AS CO-SYNDICATION AGENT
             PNC BANK NATIONAL ASSOCIATION AS CO-DOCUMENTATION AGENT
           NATIONAL CITY BANK OF THE MIDWEST AS CO-DOCUMENTATION AGENT

                             DATED AS OF MAY 9, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS....................................................     1
   1.1   General Definitions.............................................     1
   1.2   Accounting Terms and Determinations.............................    21
   1.3   Other Terms; Headings...........................................    21

ARTICLE II REVOLVING LOANS...............................................    22
   2.1   Commitments.....................................................    22
   2.2   Borrowing of Revolving Loans....................................    22
   2.3   Notice of Request for Lender Advances...........................    23
   2.4   Periodic Settlement of Agent Advances; Interest and
         Fees; Statements................................................    23
   2.5   Sharing of Payments.............................................    24
   2.6   Defaulting Lenders..............................................    24
   2.7   Allocation of Revolving Loans and Expenses......................    25
   2.8   Increase in Revolving Credit Commitments........................    26
   2.9   Amendment and Restatement.......................................    27

ARTICLE III LETTERS OF CREDIT............................................    27
   3.1   Letters of Credit...............................................    27
   3.2   Maximum Letter of Credit Obligations; Final Maturities..........    28
   3.3   Letter of Credit Requests.......................................    28
   3.4   Letter of Credit Participations.................................    29
   3.5   Agreement to Repay Letter of Credit Drawings....................    31
   3.6   Capital Adequacy................................................    32

ARTICLE IV COMPENSATION, REPAYMENT AND REDUCTION OF COMMITMENTS..........    33
   4.1   Interest on Revolving Loans.....................................    33
   4.2   Unused Line Fee.................................................    34
   4.3   Letter of Credit Fees...........................................    34
   4.4   Interest and Letter of Credit Fees After Event of Default.......    34
   4.5   [This Section Intentionally Left Blank].........................    35
   4.6   [This Section Intentionally Left Blank].........................    35
   4.7   Expenses........................................................    35
   4.8   Mandatory Payment of Revolving Loans; Reductions of
         Commitments.....................................................    35
   4.9   Maintenance of Loan Account, Statements of Account..............    35
   4.10  Payment Procedures..............................................    35
   4.11  Collection of Accounts..........................................    36
   4.12  Distribution and Application of Collections and Other Amounts...    36
   4.13  Calculations....................................................    36
   4.14  Special Provisions Relating to LIBOR Rate Loans.................    37
   4.15  Indemnification in Certain Events...............................    39
   4.16  Substitution of Lenders.........................................    40
   4.17  Taxes...........................................................    41

ARTICLE V CONDITIONS PRECEDENT...........................................    43
   5.1   Effective Date..................................................    43
   5.2   Conditions Precedent to All Revolving Loans and Letters
         of Credit.......................................................    45

ARTICLE VI REPRESENTATIONS AND WARRANTIES................................    45
   6.1   Organization and Qualification..................................    46
   6.2   Authority.......................................................    46
   6.3   Enforceability..................................................    46
   6.4   No Conflicts....................................................    46
   6.5   Consents And Filings............................................    46
   6.6   Government Regulation...........................................    46
   6.7   Solvency........................................................    47
   6.8   Rights in Collateral; Priority of Liens.........................    47
   6.9   Financial Data..................................................    47
   6.10  Locations of Offices, Records and Inventory.....................    47
   6.11  Subsidiaries; Ownership of Equity...............................    48
   6.12  No Judgments or Litigation......................................    48
   6.13  No Defaults.....................................................    48
   6.14  Labor Matters...................................................    48
   6.15  Compliance With Law.............................................    49
   6.16  ERISA...........................................................    49
   6.17  Compliance with Environmental Laws..............................    49
   6.18  Intellectual Property...........................................    49
   6.19  Licenses and Permits............................................    50
   6.20  Taxes and Tax Returns...........................................    50
   6.21  Material Contracts..............................................    50
   6.22  Accuracy and Completeness of Information........................    50
   6.23  No Change.......................................................    51

ARTICLE VII AFFIRMATIVE COVENANTS........................................    51
   7.1   Financial Reporting.............................................    51
   7.2   Collateral Reporting............................................    52
   7.3   Notification Requirements.......................................    52
   7.4   Corporate Existence.............................................    54
   7.5   Books and Records; Inspections..................................    54
   7.6   Insurance.......................................................    54
   7.7   Taxes...........................................................    55
   7.8   Compliance with Laws............................................    55
   7.9   Use of Proceeds.................................................    55
   7.10  Fiscal Year.....................................................    56
   7.11  Maintenance of Property.........................................    56
   7.12  ERISA Documents.................................................    56
   7.13  Environmental and Other Matters.................................    56
   7.14  Further Actions.................................................    56
   7.15  Deposit of Collections and Other Proceeds of Collateral.........    57
   7.16  OFAC; BSA.......................................................    57

ARTICLE VIII NEGATIVE COVENANTS..........................................    57
   8.1   Financial Covenants.............................................    57
   8.2   Capital Expenditures............................................    57
   8.3   Additional Indebtedness.........................................    57
   8.4   Liens...........................................................    58
   8.5   Contingent Obligations..........................................    60
   8.6   Sale of Assets..................................................    60
   8.7   Restricted Payments.............................................    60
   8.8   Investments and Acquisitions....................................    61
   8.9   Affiliate Transactions..........................................    62
   8.10  Bank Accounts...................................................    62
   8.11  Additional Negative Pledges.....................................    62
   8.12  Merger..........................................................    63
   8.13  Sale and Leaseback Transactions and Other Off-Balance
         Sheet Liabilities...............................................    63

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES................................    63
   9.1   Events of Default...............................................    63
   9.2   Acceleration, Termination of Commitments and Cash
         Collateralization...............................................    64
   9.3   Rescission of Acceleration......................................    65
   9.4   Remedies........................................................    65
   9.5   Right of Setoff.................................................    65
   9.6   License of Use of Software and Other Intellectual Property......    66
   9.7   Application of Proceeds; Surplus, Deficiencies..................    66

ARTICLE X THE AGENT......................................................    66
   10.1  Appointment of Agent............................................    66
   10.2  Nature of Duties of Agent.......................................    66
   10.3  Lack of Reliance on Agent.......................................    67
   10.4  Certain Rights of the Agent.....................................    67
   10.5  Reliance by Agent...............................................    67
   10.6  Indemnification of Agent........................................    68
   10.7  The Agent in its Individual Capacity............................    68
   10.8  Holders of Revolving Notes......................................    68
   10.9  Successor Agent.................................................    68
   10.10 Collateral Matters..............................................    69
   10.11 Actions with Respect to Defaults................................    70
   10.12 Delivery of Information.........................................    70
   10.13 Designation of Co-Syndication Agents and
         Co-Documentation Agents.........................................    70

ARTICLE XI MISCELLANEOUS.................................................    70
   11.1  Governing Law...................................................    70
   11.2  Submission to Jurisdiction......................................    70
   11.3  Service of Process..............................................    71
   11.4  Jury Trial......................................................    71
   11.5  Limitation of Liability.........................................    72
   11.6  Delays..........................................................    72
   11.7  Notices.........................................................    72

   11.8  Assignments and Participations..................................    72
   11.9  Confidentiality.................................................    73
   11.10 Indemnification.................................................    74
   11.11 Amendments and Waivers..........................................    75
   11.12 Counterparts and Effectiveness..................................    76
   11.13 Severability....................................................    76
   11.14 Maximum Rate....................................................    76
   11.15 Entire Agreement; Successors and Assigns........................    76
   11.16 Joint and Several Liability of Borrowers........................    77
   11.17 Customer Identification - USA Patriot Act Notice................    79

                                     ANNEXES

Annex I List of Lenders; Commitment Amounts; Applicable Lending Offices Annex II Pricing Schedule

                                    SCHEDULES

Schedule A                 Closing Document List
Schedule B                 Disclosure Schedules
Schedule B, Part 1.1       Existing Letters of Credit
Schedule B, Part 6.1       Jurisdictions In Which Qualified
Schedule B, Part 6.9       Contingent Obligations And Other Liabilities
Schedule B, Part 6.10(a)   Chief Executive Offices
Schedule B, Part 6.10(b)   Locations Of Collateral
Schedule B, Part 6.11      Subsidiaries
Schedule B, Part 6.12      Litigation
Schedule B, Part 6.14      Labor Matters
Schedule B, Part 6.15      Compliance With Laws Matters
Schedule B, Part 6.16      Benefit Plans
Schedule B, Part 6.17      Environmental Matters
Schedule B, Part 6.20      Tax Matters; Tax Sharing Agreements
Schedule B, Part 6.21      Material Contracts
Schedule B, Part 8.3       Certain Existing Indebtedness
Schedule B, Part 8.4       Certain Existing Liens
Schedule B, Part 8.8(g)    Certain Existing Investments

                                    EXHIBITS

Exhibit A     Form of Notice of Borrowing
Exhibit B     Form of Revolving Note
Exhibit C     Form of Letter of Credit Request
Exhibit D     Form of Notice of Continuation
Exhibit D-1   Form of Notice of Conversion
Exhibit E     Form of Compliance Certificate
Exhibit F     Form of Assignment and Assumption Agreement
Exhibit G     Form of Commitment Amount Increase Request
Exhibit H     Form of Joinder

                      AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 9, 2006, among each of the Borrowers; each financial institution identified on Annex I (together with its successors and permitted assigns, hereinafter referred to individually as a "Lender" and collectively as the "Lenders"); METAL MANAGEMENT, INC., a Delaware corporation, acting in its capacity as borrowing agent and funds administrator for the Borrowers (in such capacity, the "Funds Administrator"); and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, hereinafter referred to as "LaSalle Bank"), acting in its capacity as agent for the Lenders pursuant to Article X hereof.

                                    RECITALS

     A. The Borrowers, the Funds Administrator, the Agent and the financial institutions identified as lenders therein are party to that certain Credit Agreement dated as of June 28, 2004, as amended by the First Amendment thereto dated as of March 1, 2005, the Second Amendment thereto dated as of May 9, 2005, the Third Amendment thereto dated as of December 31, 2005, and the Fourth Amendment thereto dated as of February 9, 2006, pursuant to which such lenders have provided certain loans and other financial accommodations to and on behalf of the Borrowers and the Funds Administrator (the "Existing Credit Agreement").

     B. The Borrowers and the Funds Administrator have requested the Agent and the Lenders, and the Agent and the Lender have agreed, to amend and restate the Existing Credit Agreement, subject to the terms and conditions of this Agreement.

     C. Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 General Definitions.

     "Account" has the meaning set forth in the Security Agreement.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any of the Borrowers or any of their Subsidiaries (i) acquires or becomes the owner of any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires or becomes the owner of (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership, limited liability company, joint venture or other entity (including, for the avoidance of doubt, any transaction by which a Borrower which owns a minority interest in a corporation, partnership, limited liability company, joint venture or other entity acquires additional interests therein and thereby becomes a majority owner of such entity).

     "Affiliate" of a Person means another Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a business.

     "Agent" means LaSalle Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Agent Advances" has the meaning set forth in Section 2.2.

     "Allocation Account" has the meaning set forth in Section 2.7(b).

     "Applicable Lending Office" means, with respect to each Lender, such Lender's LIBOR Lending Office in the case of a LIBOR Rate Loan, and such Lender's Domestic Lending Office in the case of a Base Rate Loan.

     "Applicable Margin" means, with respect to a Revolving Loan of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Revolving Loans of such Type as set forth in the Pricing Schedule.

     "Arizona LLC" means Metal Management Arizona, L.L.C., an Arizona limited liability company.

     "Assignment and Assumption Agreement" has the meaning set forth in Section 11.8.2.

     "Auditors" means a nationally recognized firm of independent public accountants selected by the Borrowers and reasonably satisfactory to the Agent.

     "Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate for such day, and (b) the sum of (i) the Federal Funds Rate for such day and (ii) one-half of one percent (0.5%) per annum.

     "Base Rate Loan" means a Revolving Loan that bears interest as provided in
Section 4.1(a) hereof.

     "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

     "Borrowers" means, collectively, (1) MTLM, (2) CIM, (3) MTLM Arizona, (4) MTLM Aerospace, (5) MTLM Alabama, (6) Arizona LLC, (7) MTLM Connecticut, (8) MTLM Indiana, (9) MTLM Jackson, (10) MTLM Memphis, (11) MTLM Midwest, (12) MTLM Mississippi,

(13) MTLM New Haven, (14) MTLM Northeast, (15) MTLM Ohio, (16) MTLM Pittsburgh,
(17) MTLM Proler Southwest, (18) S&A Holdings, (19) MTLM West, (20) MTLM West Coast Holdings, (21) Naporano, (22) Proler Southwest GP, (23) Proler Southwest LP and (24) Reserve.

     "Borrowing" means a borrowing of Revolving Loans by the Funds Administrator for the joint and several account of the Borrowers from each of the Lenders (or, in the case of Agent Advances, Agent on behalf of each of the Lenders) on a pro rata basis on a given date (whether pursuant to Section 2.2 or resulting from continuations or conversions of Revolving Loans on a given date pursuant to Sections 4.14.1 and 4.14.2, respectively) having, in the case of LIBOR Rate Loans, the same Interest Period.

     "Business Day" means any day that is neither a Saturday nor a Sunday nor a day on which commercial banks in Chicago, Illinois or New York, New York are required or permitted by law to be closed. When used in connection with any Letter of Credit, the term "Business Day" means any day other than a Saturday, Sunday or legal holiday on which commercial banks in the domicile of the applicable Issuing Bank are generally closed or authorized to close.

     "Capital Expenditures" means, for any Person for any period, the sum of all expenditures which have been, or should have been, capitalized by such Person for financial statement purposes in accordance with GAAP during such period (whether payable in cash or other property or accrued as a liability), including the capitalized portion of capital leases. Capital Expenditures shall exclude proceeds of a casualty loss applied to the repair or replacement of the property affected by such casualty loss.

     "Casualty Loss" as used herein, means, for any Person, (i) the loss, damage, or destruction of any asset or property owned or used by such Person,
(ii) the condemnation, confiscation, or other taking, in whole or in part, of any such asset or property, or (iii) the diminishment of the use of any such asset or property so as to render impracticable or unreasonable the use thereof for its intended purpose.

     "Cash Equivalents" means either of the following: (i) securities issued, guarantied or insured by the United States, or any of its agencies and having maturities of not more than one year; (ii) time deposits or certificates of deposit having maturities of not more than one year issued by any Lender or a United States national or state chartered commercial bank of recognized standing whose combined capital and unimpaired surplus is in excess of $250,000,000 and whose short-term commercial paper rating, or that of its parent holding company, is at least "A-1" or the equivalent by S&P and at least "Prime-1" or the equivalent by Moody's; (iii) shares of money market or similar funds which comply with Rule 2a-7 or any successor rule of the SEC; (iv) repurchase agreements with any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition with respect to securities described in clause
(i) of this definition.

     "CIM" means CIM Trucking, Inc., an Illinois corporation.

     "Change of Control" shall mean one or more of the following events:

          (a) less than a majority of the members of the Board of Directors of MTLM shall be persons who either (i) were serving as directors on the Effective Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause
     (ii); or

          (b) the stockholders of any Credit Party shall approve any plan or proposal for the liquidation or dissolution of such Credit Party (other than a dissolution of a direct or indirect Subsidiary of MTLM permitted under the terms of this Credit Agreement); or

          (c) a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the equity Securities of MTLM as of the Effective Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of equity Securities of MTLM representing more than thirty-five percent (35%) of the combined voting power of the outstanding voting equity Securities or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of MTLM; or

          (d) MTLM shall cease to be the direct or indirect legal and beneficial owner of one hundred percent (100%) of the equity securities, membership interests, partnership interests or ownership interests, as applicable, of each of the other Borrowers (other than by reason of a dissolution of a direct or indirect Subsidiary of MTLM or a merger of a direct or indirect Subsidiary of MTLM into another Borrower, in either case to the extent permitted under the terms of this Credit Agreement).

     "Closing Document List" has the meaning set forth in Section 5.1.1.

     "Code" has the meaning set forth in Section 1.3.

     "Collateral" means all Accounts, Inventory and other property and assets of any kind, whether now owned or hereafter acquired by any of the Borrowers; provided, however, that the Collateral shall not include any Equipment, Fixtures or Real Property or any other Excluded Property as defined in the Security Agreement.

     "Collateral Access Agreement" means an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, or a consignee of Inventory, acknowledges the Liens of the Agent and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

     "Collateral Documents" means, collectively, the Security Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Obligations and the Rate Management Obligations, including, without limitation, all security agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of any of the Borrowers or other Credit Parties and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

     "Collection Account" has the meaning set forth in Section 4.11.

     "Collection Banks" has the meaning set forth in Section 4.11.

     "Collections" means all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in payment of Accounts of any Borrower.

     "Commitment" of a Lender means such Lender's commitment, on the terms and subject to the conditions set forth herein, to make Revolving Loans and to participate in Letters of Credit, up to the amount set forth below its name on Annex I (as amended from time to time pursuant to Section 2.8 or Section 11.8.2), as such amount may be reduced from time to time in accordance with the terms and provisions of this Credit Agreement.

     "Commitment Amount Increase" has the meaning set forth in Section 2.8.

     "Commitment Amount Increase Request" means a Commitment Amount Increase Request in the form of Exhibit G hereto.

     "Consolidated EBIT" means, for any fiscal period of the Consolidated Entity, Consolidated Net Income (excluding extraordinary and non-recurring items) for such period, plus (a) all Interest Expense (net of interest income), amortization or writeoff of debt discount and issuance costs and other fees and charges associated with Indebtedness, and income tax expense; plus or minus (without double counting) (b) any other non-cash charges or gains (including, without limitation, stock based compensation and joint venture income) which have been subtracted or added in calculating such Consolidated Net Income.

     "Consolidated EBITDA" means, for any fiscal period of the Consolidated Entity, Consolidated Net Income (excluding extraordinary and non-recurring items) for such period, plus (a) all Interest Expense (net of interest income), amortization or writeoff of debt discount and issuance costs and other fees and charges associated with Indebtedness, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles) for such period; plus or minus (without double counting) (b) gains and losses attributable to any fixed asset sales; plus or minus (c) any other non-cash charges or gains (including, without limitation, stock based compensation and joint venture income) which have been subtracted or added in calculating such Consolidated Net Income.

     "Consolidated Entity" means MTLM and each of its consolidated Subsidiaries and shall include in any event each Borrower.

     "Consolidated Interest Coverage Ratio" means, as determined as of any date for any period ending on such date, the ratio of (a) Consolidated EBIT for such period minus dividends and distributions paid during such period by any Borrower with respect to its capital stock and other payments made during such period by any Borrower to redeem, repurchase or otherwise acquire or retire its capital stock, in each case to any Person other than a member of the

Consolidated Entity (and in each case to the extent permitted pursuant to Section 8.7), to (b) the sum of the following, in each case of the Consolidated Entity, as determined without duplication in accordance with GAAP for such period, (i) Interest Expense paid or payable in cash, and (ii) regularly scheduled payments of principal on Indebtedness (other than repayments in the ordinary course of the Revolving Loans which do not permanently reduce the aggregate Commitments).

     "Consolidated Net Income" means, with reference to any period, the consolidated net income of the Consolidated Entity for such period, as determined in accordance with GAAP applied on a basis consistent with the audited Financial Statements as of March 31, 2005.

     "Contingent Obligation" means, with respect to any Person, any direct or indirect guaranty or obligation of such Person for the Indebtedness of another Person, except for endorsements in the ordinary course of business.

     "Credit Agreement" means this Amended and Restated Credit Agreement, as amended, restated, supplemented, extended or otherwise modified and in effect from time to time.

     "Credit Documents" means, collectively, this Credit Agreement, the Revolving Notes, the Letters of Credit, each of the Collateral Documents, documents evidencing Rate Management Transactions, and all other documents, agreements and instruments now or hereafter executed in connection herewith or therewith, in each case as amended, restated, supplemented, extended or otherwise modified from time to time.

     "Credit Party Information" has the meaning set forth in Section 11.9(a).

     "Credit Parties" means, collectively, the Borrowers, the Funds Administrator, any Subsidiary of any Borrower and each other party to any of the Credit Documents (other than the Lenders, the Agent or any Issuing Bank).

     "Default" means an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

     "Defaulting Lender" has the meaning set forth in Section 2.6(a).

     "Depositary Account Agreements" has the meaning set forth in Section 4.11.

     "Disbursement Account" means the operating account of the Funds Administrator maintained with the Disbursement Account Bank.

     "Disbursement Account Bank" means LaSalle Bank or any other financial institution selected from time to time by the Agent and reasonably acceptable to the Funds Administrator.

     "Dollar" and "$" means the lawful currency of the United States of America.

     "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" on Annex I, as such annex may be amended from time to time pursuant to Section 11.8.2, which office shall in any event be located in the United States.

     "Drawing" has the meaning set forth in Section 3.5(b).

     "Effective Date" means the date on which the conditions specified in
Section 5.1 are satisfied (or waived in accordance with Section 11.11 hereof).

     "Equipment" has the meaning set forth in the Security Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

     "ERISA Affiliate" means any entity required to be aggregated with any Borrower or any Subsidiary of any Borrower under Sections 414 (b) or (c) of the Internal Revenue Code (or, for purposes of Section 412 of the Internal Revenue Code, Sections 414 (m) or (o) of the Internal Revenue Code).

     "Event of Default" has the meaning set forth in Article IX.

     "Exchange Act" means the Securities and Exchange Act of 1934, amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

     "Excluded Taxes" means, in the case of each Lender or Applicable Lending Office and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or Agent is incorporated or organized or any subdivision or taxing authority thereof, or (ii) the jurisdiction in which the Agent's or Lender's principal executive office or such Lender's Applicable Lending Office is located or in which, other than as a result of the transaction evidenced by this Credit Agreement, the Agent or Lender otherwise is, or at any time was, engaged in business.

     "Existing Letters of Credit" means those certain Letters of Credit issued by LaSalle Bank for the account of one or more of the Borrowers and outstanding on the Effective Date, as set forth on Schedule B, Part 1.1.

     "Expenses" means all reasonable costs and expenses of the Agent incurred in connection with the Credit Documents and the transactions contemplated therein, including, without limitation, (i) the costs of conducting record searches, examining collateral, opening bank accounts and lockboxes, depositing checks, and receiving and transferring funds (including charges for checks for which there are insufficient funds), (ii) the reasonable fees and expenses of legal counsel and paralegals (including the allocated cost of internal counsel and paralegals), accountants, appraisers and other consultants, experts or advisors retained by the Agent, (iii) reasonable fees and expenses of legal counsel incurred in connection with the documentation of assignments of or sales of participations in the Revolving Loans, (iv) fees and taxes in connection with the filing of financing statements, and (v) the costs of preparing and recording Collateral Documents, releases of Collateral, and waivers, amendments, and terminations of any of the Credit Documents. Expenses also means all reasonable costs and expenses (including the reasonable fees and expenses of legal counsel and other professionals) paid or incurred in connection with the Credit Documents and the transactions contemplated therein, (a) by the Agent during the continuance of an Event of Default and (b) by the Agent and any Lender in (i) enforcing or defending its respective rights under or in respect of this Credit Agreement, the Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith or therewith, (ii) collecting the Revolving Loans, (iii) foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

     "Expiration Date" means the earlier of (i) May 1, 2011 and (ii) the date on which this Credit Agreement is terminated pursuant to Section 9.2.2.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations, at approximately 10:00 a.m. (Chicago time) for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

     "Fee Letter" means the fee letter agreement dated as of May 9, 2006 between LaSalle Bank and the Borrowers providing for the payment of certain fees in connection with this Credit Agreement.

     "Fees" means, collectively, the Unused Line Fee, the Letter of Credit Fees, the Issuing Bank Fees and all fees payable by Borrower under the Fee Letter.

     "Financial Statements" means the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of the Consolidated Entity for the period specified, prepared in accordance with GAAP and consistently with prior practices.

     "Fixtures" has the meaning set forth in the Security Agreement.

     "Funds Administrator" has the meaning set forth in the Preamble.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

     "Governing Documents" means certificates or articles of incorporation, certificates or articles of formation, by-laws, operating agreements and any other similar organizational or governing documents.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Highest Lawful Rate" means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged or received on such Obligations, under the laws of the State of Illinois (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and any of the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the State of Illinois' (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

     "Indebtedness" of a Person means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument, (b) obligations under capital leases, (c) reimbursement obligations for letters of credit, banker's acceptances or other credit accommodations, whether drawn or undrawn, (d) liabilities, as determined by the Agent, under any Rate Management Transaction,
(e) Contingent Obligations and (f) Indebtedness secured by any Lien on any property of that Person, even if that Person has not assumed such Indebtedness.

     "Insolvency Event" means, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, (b) the voluntary commencement of any proceeding or the filing of any petition under any bankruptcy, insolvency or similar law, (c) the seeking of dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (d) the filing of any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, (e) the making by such Person of a general assignment for the benefit of its creditors, or the consent to, or acquiescence in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of such Person's property, assets or business. Insolvency Event shall also mean, with respect to any Person, the occurrence of any of the following: an involuntary proceeding or involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petitions shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty
(60) days after commencement, filing, or levy, as the case may be, or any order for relief shall be entered in any such proceeding.

     "Intangible Assets" means all assets properly classified as "intangible assets" in accordance with GAAP, including, without limitation, all goodwill, patents, trade names, trade marks, copyrights, franchises, deferred taxes, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes and the excess of cost of shares acquired over book value of related assets.

     "Interest Expense" means, for any period, the aggregate consolidated cash expense of the Consolidated Entity for interest on Indebtedness for such period, including, without limitation, (i) amortization of original issue discount, (ii) incurrence fees (to the extent included in interest expense but excluding in any event any fees payable by the Borrowers pursuant to the Fee Letter and other fees paid or payable to the Lenders), (iii) the interest portion of any deferred payment obligation and (iv) the interest component of any capital lease obligation.

     "Interest Period" means, for any LIBOR Rate Loan, a period of one, two, three or six months commencing on a Business Day selected by the Funds Administrator in accordance with this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

     "Inventory" has the meaning set forth in the Security Agreement.

     "Investment" means all expenditures made and all liabilities incurred (contingently or otherwise) for or in connection with the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or similar transfers of property to, or acquisition of substantially all the assets of, a Person, including, without limitation, all expenditures made and liabilities incurred (contingently or otherwise) for or in connection with any Acquisition. In determining the aggregate amount of Investments outstanding at any particular time, (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and outstanding; (ii) there shall be deducted in respect of each such Investment amounts received in cash as a return of capital or as earnings on such Investment, whether as dividends, interest or otherwise; and (iii) there shall not be deducted from the aggregate amount of Investments any decrease in the market value thereof.

     "Issuing Bank" means LaSalle Bank, an Affiliate of LaSalle Bank, or any Lender or other financial institution that is acceptable to the Agent and the Funds Administrator which may at any time issue or be requested to issue a Letter of Credit for the account of any Borrower.

     "Issuing Bank Fees" has the meaning set forth in Section 4.3(b).

     "LaSalle Bank" has the meaning set forth in the Preamble.

     "LaSalle Bank Account" has the meaning set forth in Section 4.11.

     "LC Participant" has the meaning ascribed to that term in Section 3.4.

     "LC Supportable Obligations" means (a) obligations of any Borrower or any Subsidiary of any Borrower with respect to workers' compensation, surety bonds and other similar statutory obligations, (b) such other obligations of any Borrower or any Subsidiary of any Borrower as are reasonably acceptable to the Agent and (c) any obligations supported by an Existing Letter of Credit.

     "Lender" and "Lenders" have the respective meanings set forth in the Preamble.

     "Lender Advances" has the meaning set forth in Section 2.2.

     "Letter of Credit Fee" has the meaning set forth in Section 4.3(a).

     "Letter of Credit Fee Rate" means the percentage rate per annum applicable to Letters of Credit from time to time as set forth in the Pricing Schedule.

     "Letter of Credit Obligations" means, without duplication, the sum of the aggregate Stated Amount of all Letters of Credit outstanding, plus the aggregate amount of all Drawings for which the Borrowers have not reimbursed any Issuing Bank, plus the aggregate amount of all payments made by the Lenders to any Issuing Bank for their participations in Letters of Credit for which the Borrowers have not reimbursed the Lenders.

     "Letter of Credit Request" has the meaning ascribed to that term in Section 3.3(a).

     "Letter of Credit" means all letters of credit issued for the account of any Borrower under Article III (including, without limitation, Existing Letters of Credit), and all amendments, renewals, extensions or replacements thereof.

     "Leverage Ratio" means, as of any date of determination thereof, the ratio of (a) Indebtedness of the Consolidated Entity as of such date, to (b) Consolidated EBITDA for the twelve (12) month period ending on such date.

     "LIBOR Base Rate" means, with respect to a LIBOR Rate Loan for the relevant Interest Period, a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Rate Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Base

Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion. The Agent's determination of the LIBOR Base Rate shall be conclusive, absent manifest error.

     "LIBOR Lending Office" means, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" on Annex I, as such annex may be amended from time to time pursuant to Section 11.8.2 (or, if no such office is specified, its Domestic Lending Office).

     "LIBOR Rate" means, with respect to a LIBOR Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

     "LIBOR Rate Loan" means a Revolving Loan that bears interest as provided in
Section 4.1(b) hereof.

     "Lien" means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

     "Line of Credit" means, at any time, an amount equal to the aggregate Commitments of all Lenders at such time, which amount shall not exceed $300,000,000, except as otherwise permitted by Section 2.8.

     "Loan Account" has the meaning set forth in Section 4.9.

     "Master Letter of Credit Agreement" means the Amended and Restated Master Letter of Credit Agreement dated as of May 9, 2006 by the Borrowers in favor of the Issuing Bank.

     "Material Adverse Effect" means a material adverse effect on (i) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties taken as a whole, or (ii) the ability of any Credit Party to perform its obligations under the Credit Documents to which it is a party, or on the ability of the Agent or the Lenders to enforce the Obligations or realize upon the Collateral.

     "Material Contract" means any contract or other arrangement (i) to which a Credit Party or any Subsidiary of a Credit Party is a party (other than the Credit Documents) or by which the property or assets of any Credit Party or any Subsidiary of a Credit Party are bound and (ii) which is material to the business, assets, properties or prospects of the Consolidated Entity.

     "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

     "MTLM" means Metal Management, Inc., a Delaware corporation.

     "MTLM Aerospace" means Metal Management Aerospace, Inc., a Delaware corporation.

     "MTLM Alabama" means Metal Management Alabama, Inc., a Delaware corporation.

     "MTLM Arizona" means MTLM Arizona, Inc., an Arizona corporation.

     "MTLM Connecticut" means Metal Management Connecticut, Inc., a Delaware corporation.

     "MTLM Indiana" means Metal Management Indiana, Inc., an Illinois corporation.

     "MTLM Jackson" means Metal Management Jackson, L.L.C., f/k/a Metal Management Mississippi, L.L.C., a Delaware limited liability company.

     "MTLM Memphis" means Metal Management Memphis, L.L.C., a Tennessee limited liability company.

     "MTLM Midwest" means Metal Management Midwest, Inc., an Illinois corporation.

     "MTLM Mississippi" means Metal Management Mississippi, Inc., f/k/a Metal Management Morris, Inc., f/k/a Metal Management Gulf Coast, Inc., a Delaware corporation.

     "MTLM New Haven" means Metal Management New Haven, Inc., a Delaware corporation.

     "MTLM Northeast" means Metal Management Northeast, Inc., a New Jersey corporation.

     "MTLM Ohio" means Metal Management Ohio, Inc., an Ohio corporation.

     "MTLM Pittsburgh" means Metal Management Pittsburgh, Inc., a Delaware corporation.

     "MTLM Proler Southwest" means Metal Management Proler Southwest, Inc., a Delaware corporation.

     "MTLM West" means Metal Management West, Inc., a Colorado corporation.

     "MTLM West Coast Holdings" means Metal Management West Coast Holdings, Inc., a Delaware corporation.

     "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which a Borrower, any Subsidiary of Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which a Borrower or any Subsidiary of a Borrower could reasonably be expected to incur any liability.

     "Notice of Borrowing" means an irrevocable and binding notice delivered by the Funds Administrator to the Agent either by telephone or by facsimile transmission (and if by telephone, promptly confirmed in writing) of the request by the Funds Administrator, for and on behalf of the Borrowers, for a Borrowing, which notice shall be substantially in the form of Exhibit A.

     "Naporano" means Naporano Iron & Metal, Inc., a Delaware corporation.

     "Non-Wholly Owned Acquisition" has the meaning set forth in clause (vi) of the definition of Permitted Acquisition.

     "Notice of Continuation" has the meaning set forth in Section 4.14.1.

     "Notice of Conversion" has the meaning set forth in Section 4.14.2.

     "Obligations" means unpaid principal and interest hereunder (including interest accruing on or after the occurrence of an Insolvency Event) in respect of Revolving Loans, reimbursement obligations in respect of Letters of Credit, Fees, Expenses and all other obligations and liabilities of any kind whatsoever of the Borrowers to the Agent, the Issuing Bank or any of the Lenders under this Credit Agreement, the Revolving Notes and any of the other Credit Documents.

     "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries,
(ii) any liability under any Sale and Leaseback transaction which is not a capitalized lease in accordance with GAAP, or (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person or similar off-balance sheet financing arrangement.

     "Payment Office" means the office of the Agent located at 135 S. LaSalle Street, Chicago Illinois 60603 or such other office of the Agent as shall be specified by the Agent from time to time in a notice to the Funds Administrator and each of the Lenders.

     "PBGC" means the Pension Benefit Guaranty Corporation, and any entity succeeding to any or all of its functions.

     "Perfection Certificate" means that certain Perfection Certificate dated as of June 24, 2004 by MTLM to the Agent, as supplemented and amended by that certain Perfection Certificate dated as of even date herewith by MTLM to the Agent.

     "Permitted Acquisition" means any Acquisition that satisfies the following requirements:

               (i) MTLM shall have notified Agent in reasonable detail of such Acquisition not less than ten (10) days (or such lesser period of time as may be acceptable to Agent) prior to the consummation thereof and provided Agent with such information concerning such Acquisition as Agent may reasonably request;

               (ii) no Default or Event of Default shall have occurred and be continuing or would result from or in connection with such Acquisition;

               (iii) the businesses being acquired shall be substantially similar or related to the businesses or activities engaged in by the Borrowers on the Effective Date;

               (iv) effective as of the date of such Acquisition (taking into account the effect of such Acquisition and any Indebtedness incurred in connection therewith), the Borrowers shall be in compliance with the financial covenants set forth in Sections 8.1 and 8.2 hereof, as demonstrated by a certificate and supporting financial information delivered to the Agent from the chief financial officer of the Funds Administrator, demonstrating such compliance to the satisfaction of the Agent on a pro forma basis using historical audited (if any) or unaudited financial statements obtained from the seller(s) in respect of each such Acquisition (or using projected financial statements prepared by MTLM in good faith if such historical financial statements are not available, the aggregate amount of consideration for such Acquisition does not exceed $50,000,000, and the use of such projected financial statements in lieu of historical financial statements is satisfactory to Agent) as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter;

               (v) such Acquisition shall have been consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company's board of directors or equivalent body (and shareholders or equivalent equity holders, if necessary) prior to the consummation of such Acquisition, and the Borrowers shall have delivered or caused to be delivered to the Agent copies of all underlying acquisition documents and other instruments pertaining to such Acquisition as requested by the Agent;

               (vi) in the case of an Acquisition of the capital stock or other equity, ownership or partnership interests of a Person, as applicable, either (x) such Acquisition shall have resulted in Borrowers owning 100% of such capital stock or other equity, ownership or partnership interests, as applicable, of such Person, or (y) if such Acquisition shall have resulted in Borrowers owning less than 100% of such capital stock or other equity, ownership or partnership interests, as applicable, of such Person (a "Non-Wholly Owned Acquisition"), the consideration paid and transaction costs incurred by Borrowers for such Non-Wholly Owned Acquisition, together with the consideration paid and transaction costs incurred by Borrowers for all other Non-Wholly Owned Acquisitions and all Permitted Investments In Non-Majority Interests during the fiscal year of the Consolidated Entity in which such Acquisition is consummated, as certified to Agent and Lenders by the chief financial officer of the Funds Administrator, shall not exceed $25,000,000;

               (vii) if such Acquisition shall have resulted in a new Subsidiary of any Borrower, such Subsidiary shall have joined and agreed to be bound by and perform the terms of this Credit Agreement in the capacity as a "Borrower" hereunder and the terms of each other Credit Document in a similar capacity pursuant to the terms of a

                    Joinder in the form set forth as Exhibit H hereto, and in connection therewith, such Subsidiary and the Borrowers shall have, and shall have caused, to be delivered to Agent, in each case in form and substance satisfactory to Agent (1) evidence that such Uniform Commercial Code Financing Statements as may be required by the Agent in connection with Agent's security interest in the assets of such Subsidiary have been filed in appropriate filing offices,
                    (2) lien searches from such filing offices and jurisdictions as the Agent shall specify, evidencing that such security interests have a first priority over any other Liens reflected in such lien searches, except for Permitted Liens,
                    (3) certified resolutions, certificate(s) of good standing and foreign qualification, incumbency certificates, and certified copies of the Governing Documents of such Subsidiary, as the Agent may require (4) a favorable opinion of counsel pertaining to such matters as the Agent may require, (5) if such Acquisition results in new leased locations at which Inventory is located, Collateral Access Agreements with respect thereto as the Agent may require, and (6) such other agreements, instruments documents as requested by the Agent in order to confirm, create, perfect and protect all rights of the Agent and the Lenders under this Agreement and the other Credit Documents and in and to the Collateral, in each case in form and substance acceptable to the Agent;

               (viii) in the event that such Acquisition results in any new or different certificates or other documents evidencing Capital Stock, Membership Interests or other Pledged Collateral under the terms of the Security Agreement, the Borrowers shall have delivered the originals thereof together with duly executed stock powers in blank to the Agent and otherwise complied with Section 4.3 of the Security Agreement with respect thereto; and

               (ix) a Responsible Officer of MTLM shall have delivered a
                    certificate to Agent promptly, but in any event within ten
                    (10) Business Days after the consummation of such Acquisition, certifying that the conditions set forth herein have been satisfied with respect thereto and that such Acquisition constitutes a Permitted Acquisition hereunder.

     "Permitted Investment In Non-Majority Interest" means an Investment by any Borrower resulting in the ownership by such Borrower of less than the majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or less than a majority of the voting or equity interests of a partnership, limited liability company or joint venture, in each case satisfying the following conditions:

               (i) MTLM shall have notified Agent in reasonable detail of such Investment not less than ten (10) days (or such lesser period of time as may be acceptable to Agent) prior to the consummation thereof and provided Agent with such information concerning such Investment as Agent may reasonably request;

               (ii) no Default or Event of Default shall have occurred and be continuing or would result from or in connection with such Investment;

               (iii) the corporation, partnership, limited liability company or other entity in which such Investment is made engages in business which is substantially similar or related to the businesses or activities engaged in by the Borrowers on the Effective Date;

               (iv) effective as of the date of such Investment (taking into account the effect of such Investment and any Indebtedness incurred in connection therewith), the Borrowers shall be in compliance with the financial covenants set forth in Sections 8.1 and 8.2 hereof, as demonstrated by a certificate and supporting financial information delivered to the Agent on behalf of the Lenders from the chief financial officer of the Funds Administrator, demonstrating such compliance to the satisfaction of the Agent;

               (v) the Investment is consummated on a non-hostile basis and approved by the target company's board of directors or equivalent body (and shareholders or equivalent equity holders, if necessary) prior to the consummation of the Investment, and the Borrowers shall have delivered or caused to be delivered to the Agent copies of underlying agreements and instrument pertaining to such Investment as requested by the Agent;

               (vi) the consideration paid and transaction costs incurred by
                    Borrowers for such Investment, together with the consideration paid and transaction costs incurred by Borrowers for all other such Investments and all Non-Wholly Owned Acquisitions during the fiscal year of the Consolidated Entity in which such Investment is consummated, as certified to Agent and Lenders by the chief financial officer of the Funds Administrator, does not exceed $25,000,000; and

               (vii) a Responsible Officer of MTLM shall have delivered a certificate to Agent promptly, but in any event within ten
                    (10) Business Days after the consummation of such Investment, certifying that the conditions set forth herein have been satisfied and that such Investment constitutes a Permitted Investment In Non-Majority Interest hereunder.

     "Permitted Liens" means the Liens referred to in clauses (a) through (m) of
Section 8.4.

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and its successors, heirs and assigns.

     "Pricing Schedule" means the Schedule identifying the Applicable Margin, the Letter of Credit Fee Rate and the Unused Line Fee Rate attached hereto as Annex II.

     "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by LaSalle Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     "Proler Southwest GP" means Proler Southwest GP, Inc., a Delaware corporation.

     "Proler Southwest LP" means Proler Southwest LP, a Texas limited partnership.

     "Proportionate Share" of a Lender means a fraction, expressed as a percentage, obtained by dividing its Commitment by the Line of Credit or, if the Commitments are terminated, by dividing its then outstanding Revolving Loans and Letter of Credit participations by the then outstanding aggregate Revolving Loans and Letter of Credit Obligations.

     "Purchase Money Liens" has the meaning set forth in Section 8.3(e).

     "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

     "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between MTLM or the other Borrowers, on one hand, and the Agent or any Lender or Affiliate thereof, on the other hand, with respect to or in connection with all or any portion of the Revolving Loans or this Credit Agreement, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     "Real Property" means all real property owned by Borrowers as of the date hereof or hereafter acquired.

     "Register" has the meaning set forth in Section 11.8.3.

     "Regulation D" means Regulation D of the Federal Reserve Board as from time to time in effect and any successor or other regulation or official interpretation of said Board.

     "Regulation U" means Regulation U of the Federal Reserve Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve Board.

     "Regulation X" means Regulation X of the Federal Reserve Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation Z" means Regulation Z of the Federal Reserve Board as from time to time in effect and any successor or other regulation or official interpretation of said Board.

     "Reportable Event" means any of the events described in Section 4043 of ERISA and the regulations thereunder (other than any such event for which the notice requirement under ERISA has been waived).

     "Required Lenders" means those Lenders holding in the aggregate more than fifty-one percent (51%) of the total Commitments, or if the Commitments are terminated, those Lenders owed more than fifty-one percent (51%) of the Revolving Loans and Letter of Credit Obligations then outstanding.

     "Requirement of Law" means, with respect to any Person, (a) the Governing Documents of such Person, (b) any law, treaty, rule or regulation or determination of an arbitrator, court or other Governmental Authority binding on such Person, or (c) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Person or any of its property.

     "Reserve" means Reserve Iron & Metal Limited Partnership, a Delaware limited partnership.

     "Reserve Requirement" means the maximum aggregate reserve requirement (including all basic supplemental, marginal and other reserves), stated as a decimal, as prescribed by the Federal Reserve Board (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

     "Responsible Officer" means, with respect to any Person, the president, chief executive officer, chief financial officer, any vice president or treasurer of such Person.

     "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, and any other plan, program or arrangement, whether oral or written, that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

     "Revolving Loan" has the meaning set forth in Section 2.1.

     "Revolving Note" has the meaning set forth in Section 2.1.

     "S&A Holdings" means Metal Management S&A Holdings, Inc., a Delaware corporation.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

     "Sale and Leaseback Transaction" means any sale or other transfer of Collateral by any Credit Party with the intent to lease such property as lessee.

     "SEC" means the Securities and Exchange Commission, and any Governmental Authority succeeding to any or all of its functions.

     "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities," or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Revolving Notes or any other evidence of the Obligations.

     "Security Agreement" means the Amended and Restated Security Agreement of even date herewith executed by each of the Borrowers in favor of the Agent for the benefit of the Agent and the Lenders, as amended, restated, supplemented, extended or otherwise modified and in effect from time to time.

     "Settlement Date" has the meaning set forth in Section 2.4.

     "Stated Amount" of each Letter of Credit means, at any, time, the maximum amount available to be drawn thereunder at such time (in each case determined without regard to whether any conditions to drawing could then be met).

     "Subsidiary" of a Person means a corporation or other Person in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation or other entity.

     "Taxes" means any present or future stamp or documentary taxes or other excise or property taxes, charges or similar levies which arise from any payment made under this Credit Agreement, any Revolving Note or any other Credit Document, or from the execution or delivery of, or otherwise with respect thereto, and any other present or future taxes, duties, levies, imposts, deductions, charges or withholdings, but excluding in any case Excluded Taxes.

     "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section

4001(a) (2) of ERISA); (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041 (c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that would result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from a Multiemployer Plan.

     "Type" means a LIBOR Rate Loan or a Base Rate Loan.

     "Unused Line Fee" has the meaning set forth in Section 4.2.

     "Unused Line Fee Rate" means the percentage rate per annum applicable from time to time as set forth in the Pricing Schedule.

     1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Credit Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements referred to in Section 6.9. All accounting determinations for purposes of determining compliance with the financial covenants contained in Article VIII shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Agent on or before the Effective Date. The Financial Statements required to be delivered hereunder from and after the Effective Date, and all financial records, shall be prepared or maintained, as the case may be, in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Agent on or before the Effective Date, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include, at the election of the Borrowers or upon the request of the Required Lenders, calculations setting forth the adjustments necessary to demonstrate that the Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Effective Date.

     1.3 Other Terms; Headings. Terms used herein and not otherwise defined in
Article I that are defined in the Uniform Commercial Code in effect from time to time in the State of Illinois (the "Code") shall have the meanings given in the Code. Each of the words "hereof," "herein," and "hereunder" refer to this Credit Agreement as a whole. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 11.11 hereof. References to Articles, Sections, Annexes, Schedules, and Exhibits are internal references to this Credit Agreement, and to its attachments, unless otherwise specified. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Credit Agreement.

                                   ARTICLE II

                                 REVOLVING LOANS

     2.1 Commitments. Subject to the terms and conditions set forth in this Credit Agreement, and in reliance on the representations and warranties of the Borrowers set forth herein, on and after the Effective Date and to but excluding the Expiration Date, each Lender severally agrees to make loans and advances to the Borrowers (each a "Revolving Loan") in an amount not to exceed at any time its Proportionate Share of the Line of Credit, minus the then outstanding Letter of Credit Obligations. The Revolving Loans shall be evidenced by a Revolving Note substantially in the form of Exhibit B, dated as of the Effective Date, issued to each Lender and executed by each of the Borrowers in the amount of such Lender's Commitment (each a "Revolving Note").

     2.2 Borrowing of Revolving Loans. Revolving Loans may be made available to the Funds Administrator for the account of the Borrowers directly by the Lenders ("Lender Advances") or, in the circumstances described in Section 2.2.2, from the Agent acting on behalf of the Lenders ("Agent Advances").

          2.2.1 Lender Advances. Subject to the determination by the Agent and the Lenders that the conditions for borrowing contained in Section 5.2 are satisfied, upon receipt of a Notice of Borrowing from the Funds Administrator received by the Agent before 12:00 noon Chicago time on a Business Day, Lender Advances of Revolving Loans shall be made to the extent of each Lender's Proportionate Share of the requested Borrowing.

          2.2.2 Agent Advances. The Agent is authorized by the Lenders, but is not obligated, to make Agent Advances upon a receipt of any Notice of Borrowing received by the Agent before 3:00 p.m. Chicago time on a Business Day. Agent Advances shall be subject to periodic settlement with the Lenders under Section
2.4. Agent Advances may be made only in the following circumstances:

          (a) Normal Course Agent Advances. For administrative convenience, the Agent may, but is not obligated, to make Agent Advances up to the amount available for borrowing under Section 2.1 in reliance upon the actual or deemed representations of the Borrowers under Section 5.2 that the conditions for borrowing are satisfied.

          (b) Other Agent Advances. When the conditions for borrowing under
     Section 5.2 cannot be fulfilled, the Agent may, but is not obligated to, continue to make Agent Advances for seven (7) Business Days or until sooner instructed by the Required Lenders to cease, in an aggregate amount at any time not to exceed $10,000,000.

          2.2.3 Disbursement of Revolving Loans. The proceeds of Revolving Loans shall be transmitted by the Agent or Lenders, as the case may be, to the Disbursement Account.

          2.2.4 Notices of Borrowing. Notices of Borrowing may be given under this Section by telephone or facsimile transmission, and, if by telephone, promptly shall be confirmed in writing. The Funds Administrator shall specify in each Notice of Borrowing whether the conditions for the requested Borrowing are satisfied. The Borrowers may request one or more

Borrowings of Revolving Loans constituting Base Rate Loans on the same Business Day. Each Notice of Borrowing for LIBOR Rate Loans shall be given not later than 12:00 noon Chicago time on the third Business Day prior to the proposed Borrowing. Each Notice of Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type and, if such Borrowing is to consist of LIBOR Rate Loans, shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The right of the Borrowers to choose LIBOR Rate Loans is subject to the provisions of Section 4.14. Once given, a Notice of Borrowing is irrevocable and binding on the Borrowers. The Funds Administrator shall provide to the Agent a list, with specimen signatures, of officers and other Persons, if any, authorized to request Revolving Loans. The Agent is entitled to rely upon such list until it is replaced by the Funds Administrator.

     2.3 Notice of Request for Lender Advances. Subject to the last sentence of this Section, the Agent shall give each Lender prompt notice by telephone or facsimile transmission of a Notice of Borrowing that is received pursuant to
Section 2.2.1 and is to be satisfied by Lender Advances. No later than 3:00 p.m. Chicago time on the date of receipt of such notice, each Lender shall make available for the account of its Applicable Lending Office to an account specified by the Agent for deposit into the Disbursement Account, its Proportionate Share of such Borrowing in immediately available funds. Unless the Agent receives contrary written notice prior to any such Borrowing, it is entitled to assume that each Lender will make available its Proportionate Share of the Borrowing and in reliance upon that assumption, but without any obligation to do so, may advance such Proportionate Share on behalf of the Lender, without the necessity of giving daily notice to each Lender of the receipt of a Notice of Borrowing.

     2.4 Periodic Settlement of Agent Advances; Interest and Fees; Statements.

          2.4.1 The Settlement Date; Allocation of Interest and Fees. The amount of each Lender's Proportionate Share of Revolving Loans shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Agent Advances) and repayments received by the Agent as of 5:00 p.m. Chicago time on the last Business Day of the period specified by the Agent (such date, the "Settlement Date").

          2.4.2 Summary Statements; Settlements. The Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the current account activity, if any, of outstanding Revolving Loans (including Agent Advances) for the period, the amount of repayments received for the period, and the amount allocated to each Lender of the interest and Unused Line Fee for the period. The Agent shall not be required to deliver such summary statement if no account activity has occurred within a current period. After application of payments under Section 4.12, as reflected on the summary statement, (i) the Agent shall transfer to each Lender its allocated share of interest and Unused Line Fee, and its Proportionate Share of repayments received by the Agent in respect of the period covered by such summary statement; and
(ii) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received by the Lenders prior to 12:00 noon Chicago time on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. Chicago time that day; and, if received after 12:00 noon Chicago time, then no later than 3:00 p.m. Chicago time on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.

          2.4.3 Distribution of Interest and Unused Line Fees. Interest on the Revolving Loans (including Agent Advances) and the Unused Line Fee shall be allocated by the Agent to each Lender (i) in the case of interest, in accordance with the Revolving Loans actually advanced by and repaid to such Lender and (ii) in the case of the Unused Line Fee, in accordance with the Proportionate Share of such Lender. Interest shall accrue from and including the date Revolving Loans are advanced and to but excluding the date such Revolving Loans are either repaid by the Borrowers or, if later, actually settled under this Section. Promptly after the date of each such scheduled payment, the Agent shall distribute to each Lender its portion, allocated as provided above, of interest and Unused Line Fee which has been received by the Agent.

     2.5 Sharing of Payments. If any Lender shall obtain any payment (whether made voluntarily or involuntarily, or through the exercise of any right of set-off, or otherwise) on account of the Revolving Loans made by it or its participations in the Letter of Credit Obligations in excess of its Proportionate Share of payments on account of the Revolving Loans or Letter of Credit Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.5, to the fullest extent permitted by law, may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

     2.6 Defaulting Lenders.

          (a) A Lender who fails to pay the Agent its Proportionate Share of any Revolving Loans (including Agent Advances) made available by the Agent on such Lender's behalf, or who fails to pay any other amounts owing by it hereunder to the Agent, is a "Defaulting Lender." The Agent is entitled to recover from such Defaulting Lender all such amounts owing by such Defaulting Lender on demand. If the Defaulting Lender does not pay such amounts on the Agent's demand, the Agent shall promptly notify the Funds Administrator and the Borrowers shall pay such amounts to the Agent (to the extent the Agent has made such amounts available to or for the account of the Borrowers) within 5 Business Days of the receipt by the Funds Administrator of such notice. In addition, the Defaulting Lender or the Borrowers shall pay to the Agent for its own account interest on such amount for each day from the date it was made available by the Agent to the Borrowers to the date it is recovered by the Agent at a rate per annum equal to (x) the overnight Federal Funds Rate if paid by the Defaulting Lender, or (y) the then applicable rate of interest calculated under Section 4.1, if paid by the Borrowers; plus, in each case, the Expenses and losses, if any, incurred as a result of the Defaulting Lender's failure to perform its obligations. Nothing herein shall be deemed to relieve any Lender of its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under clause
     (y) above on account of such Defaulting Lender's default.

          (b) The failure of any Lender to fund its Proportionate Share of a Revolving Loan shall not relieve any other Lender of its obligation to fund its Proportionate Share of a Revolving Loan. Conversely, no Lender shall be responsible for the failure of another Lender to fund its Proportionate Share of a Revolving Loan.

          (c) The Agent shall not be obligated to transfer to a Defaulting Lender any payment made by the Borrowers to the Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payment hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to the Borrowers the amount of all such payments received by it for the account of such Lender. For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (-0-). This Section shall remain effective with respect to such Lender until (x) the Obligations shall have been declared or shall have become immediately due and payable or (y) the Required Lenders, the Agent and the Borrowers shall have waived such Lender's default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrowers of their respective duties and obligations hereunder.

     2.7 Allocation of Revolving Loans and Expenses.

          (a) The Borrowers maintain an integrated cash management system reflecting their interdependence on one another and the mutual benefits shared among them as a result of their respective operations. In order to efficiently fund and operate their respective businesses and minimize the number of Borrowings which they will make under this Credit Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, the Borrowers have requested, and the Agent and the Lenders have agreed that, subject to
     Section 11.16, (i) all Revolving Loans will be advanced to and for the account of the Borrowers on a joint and several basis to the Disbursement Account and (ii) all Letters of Credit will be issued pursuant to an application therefor executed by the Funds Administrator on behalf and for the account of the Borrower or Borrowers specified by the Funds Administrator in such application. Each of the Borrowers hereby acknowledges that it will be receiving a direct benefit from each Revolving Loan made and each Letter of Credit issued pursuant to this Credit Agreement.

          (b) In order to track more precisely the respective recipients of the proceeds of each Revolving Loan and the Borrower receiving the primary benefit from the issuance of each Letter of Credit, and to assist the Funds Administrator, the Borrowers, the Agent and the Lenders in administering the Revolving Loans and the Letters of Credit, each of the Borrowers has agreed with the Agent and the Lenders to cause the Funds Administrator to establish and maintain, and the Funds Administrator hereby agrees to establish and maintain, accounts with respect to each Borrower (each Borrower's "Allocation Account") in which the Funds Administrator shall record its good faith allocation to each of the Borrowers of (w) the proceeds, if any, of each Revolving Loan received by or for the account of such Borrower, (x) payments made to the Agent on account of the Obligations of such Borrower, (y) the aggregate face amount of all outstanding Letters of Credit covering goods which such Borrower will receive and (z) all previously unallocated Expenses.

          (c) As soon as available, but not later than fifteen (15) Business Days after the last Business Day of each month ending after the Effective Date, the Funds Administrator shall deliver to the Agent and each Borrower a report prepared by or under the supervision of the chief financial officer of the Funds Administrator, and certified by such officer, setting forth with respect to each Borrower the balance of the Allocation Account of such Borrower as of the end of, and all activity occurring in such Allocation Account during, such month. Absent demonstrable error, each such monthly statement shall be final, conclusive and binding on the respective Borrowers.

     2.8 Increase in Revolving Credit Commitments. So long as no Default or Event of Default shall have occurred and be continuing, the Funds Administrator may, on any Business Day prior to the Expiration Date, with the written consent of the Agent (which consent shall not be unreasonably withheld or delayed), increase the aggregate amount of the Commitments by delivering a Commitment Amount Increase Request at least ten (10) Business Days prior to the desired effective date of such increase (the "Commitment Amount Increase") identifying an additional Lender or Lenders (or additional Commitments for existing Lender(s)) and the amount of its Commitment(s) (or additional amount of its Commitment(s)); provided, however, that (i) any increase of the aggregate amount of the Commitments to an amount in excess of $300,000,000 will require the approval of all the Lenders, and (ii) any increase of the aggregate amount of the Commitments shall be in an amount not less than $10,000,000. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans in an amount sufficient such that after giving effect to its Revolving Loans each Lender shall have outstanding its Proportionate Share of Revolving Loans. It shall be a condition to such effectiveness that (i) either (A) no LIBOR Rate Loans be outstanding on the date of such effectiveness, (B) such date of effectiveness shall coincide with the last day of the Interest Period of all LIBOR Rate Loans outstanding, or
(C) any LIBOR Rate Loans outstanding shall be prepaid and reborrowed on such effective date and the Borrowers shall have paid to the Lenders pursuant to
Section 4.14.4 all costs and expenses associated with such prepayment and reborrowing, and (ii) the Borrower shall not have terminated any portion of the Commitments pursuant to Section 4.8(c) hereof. The Borrower agrees to pay any reasonable expenses of the Agent relating to any Commitment Amount Increase. Upon the effectiveness of any such increase in the Commitments, the Agent is hereby authorized to issue an amended Annex I to this Agreement reflecting such revised Commitments. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender's Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

     2.9 Amendment and Restatement. This Amended and Restated Credit Agreement amends and restates in its entirety that certain Credit Agreement dated as of June 28, 2004 by and among MTLM and its Subsidiaries party thereto, the Funds Administrator, the Agent and the Lenders party thereto. The indebtedness and obligations of the Borrowers and the Funds Administrator hereunder and under the Revolving Notes issued in connection herewith and the other Credit Documents are continuing obligations and indebtedness, and nothing contained herein shall be deemed to constitute payment, settlement or a novation of such original obligations, or release or otherwise adversely affect any lien or security interest securing such indebtedness.

                                   ARTICLE III

                                LETTERS OF CREDIT

     3.1 Letters of Credit.

          (a) Subject to and upon the terms and conditions set forth herein, the Funds Administrator may, for and on behalf of any Borrower, at any time and from time to time on and after the Effective Date, request the Agent either to (i) direct an Issuing Bank to issue for the account of the Funds Administrator and for the benefit of (a) any holder (or any trustee, agent or other similar representative for any such holders) of LC Supportable Obligations of any Borrower, an irrevocable standby letter of credit, in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank, and (b) sellers of goods to any Borrower, an irrevocable trade letter of credit, or (ii) approve the issuance by an Issuing Bank of an irrevocable trade letter of credit upon application made by any Borrower directly to such Issuing Bank pursuant to an application procedure previously approved by the Agent, in each case in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (provided, that, in the event of any conflict between the terms of this Credit Agreement and such form, the terms of this Credit Agreement shall govern and control). All Letters of Credit shall be denominated in United States Dollars and shall be issued on a sight basis only. Upon the Effective Date, all Existing Letters of Credit, and any amendments, modifications and extensions thereof, shall be deemed to be Letters of Credit hereunder.

          (b) Subject to and upon the terms and conditions set forth herein, the Agent agrees that it will, at any time and from time to time on and after the Effective Date, following its receipt of the respective Letter of Credit Request, direct the applicable

     Issuing Bank to issue (or approve the issuance for the account of Borrowers of), one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided, that the Agent shall not be under any obligation to direct any Issuing Bank to issue (or to approve the issuance by any Issuing Bank of) any Letter of Credit if at the time of such issuance any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect with respect to such Issuing Bank on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Bank as of the date hereof and which such Issuing Bank reasonably and in good faith deems material to it. The transmittal by the Funds Administrator on behalf of any Borrower or Borrowers of any Letter of Credit Request shall be deemed to be a representation and warranty made by all Borrowers, both at the time of such transmittal and at the time of the issuance of the requested Letter of Credit, that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Credit Agreement, including, without limitation, this Article III.

     3.2 Maximum Letter of Credit Obligations; Final Maturities. Notwithstanding anything to the contrary contained in this Credit Agreement, (a) no Letter of Credit shall be issued if (x) the Stated Amount thereof, when added to the Letter of Credit Obligations outstanding at such time, would exceed $20,000,000, or (y) after giving effect to such issuance, the sum of the Revolving Loans plus the Letter of Credit Obligations, in each case outstanding at such time, would exceed the Line of Credit at such time; and (b) each Letter of Credit shall by its terms terminate on or before (A) in the case of standby Letters of Credit, the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months on terms acceptable to the Agent and the Issuing Bank) but in no event later than 25 Business Days prior to the Expiration Date, and (B) in the case of trade Letters of Credit, on or before the date which occurs 120 days after the date of issuance thereof but in no event later than 25 Business Days prior to the Expiration Date.

     3.3 Letter of Credit Requests.

          (a) Whenever the Funds Administrator, for and on behalf of any Borrower, desires the Agent to direct or approve the issuance of a Letter of Credit for the account of the Funds Administrator (or to amend or modify any existing Letter of Credit), the Funds Administrator shall give the Agent at least five Business Days' (or such shorter period as is acceptable to the Agent) written notice thereof (including by way of facsimile). Each such notice shall be given to Agent in the form of Exhibit C hereto (each a "Letter of Credit Request").

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by Borrowers to Agent and the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, this Credit Agreement, including, without limitation, this Article III. Upon receipt by the Agent of a Letter of Credit Request, then the Agent shall, subject to the terms and conditions of this Credit Agreement, either direct an Issuing Bank to issue (or amend or modify, as the case may be), or, approve the issuance of (or the amendment or modification of, as the case may be), the requested Letter of Credit for the account of the Funds Administrator in accordance with such Issuing Bank's usual and customary practices. The issuance or modification of any Letter of Credit by the applicable Issuing Bank shall, in addition to the conditions precedent set forth in this Agreement (the satisfaction of which the applicable Issuing Bank shall have no duty to ascertain), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the applicable Issuing Bank and that the Borrowers shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the applicable Issuing Bank shall have reasonably requested (including, with respect to any Letter of Credit issued by LaSalle Bank or its Affiliates, in its capacity as an Issuing Bank, the Master Letter of Credit Agreement). Upon the issuance or modification of, or amendment to, any standby Letter of Credit, the Issuing Bank shall promptly provide written confirmation of such issuance, amendment or modification, as the case may be, to the Funds Administrator and the Agent, and such notice shall be accompanied by a copy of such issuance, modification or amendment, as the case may be. Upon receipt of such notice, the Agent shall promptly provide written notice to the LC Participants of such issuance, modification or amendment, and if requested, the Agent shall provide such LC Participant, with copies of any such issuance, modification or amendment. Notwithstanding anything to the contrary contained in this Credit Agreement, in the event that any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrowers to eliminate such Issuing Bank's risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by cash collateralizing such Defaulting Lender's Proportionate Share of the Letter of Credit Obligations.

     3.4 Letter of Credit Participations.

          (a) Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender (other than such Issuing Bank in its capacity (if any) as a Lender) and each such Lender (in its capacity under this Section 3.4, an "LC Participant"), shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such LC Participant's Proportionate Share, in such Letter of Credit, each Drawing or payment made thereunder and the joint and several obligations of the respective Borrowers under this Credit Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Proportionate Shares of the respective Lenders pursuant to the terms of this Credit Agreement, it is hereby agreed that, with respect to all Letter of Credit Obligations, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new Proportionate Shares of the assignor and assignee Lender, as the case may be.

          (b) In determining whether to pay under any Letter of Credit, no Issuing Bank shall have any obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to any Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          (c) In the event that any Issuing Bank makes any payment under any Letter of Credit issued by it, such Issuing Bank shall promptly notify the Agent, which shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such LC Participant's Proportionate Share of such unreimbursed payment in United States Dollars and in same day funds. If the Agent so notifies, prior to 12:00 Noon (Chicago time) on any Business Day, any LC Participant required to fund a payment under a Letter of Credit, such LC Participant shall make available to such Issuing Bank in United States Dollars such LC Participant's Proportionate Share of the amount of such payment on such Business Day in same day funds. If and to the extent such LC Participant shall not have so made its Proportionate Share of the amount of such payment available to the Issuing Bank, such LC Participant agrees to pay to such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Bank at the overnight Federal Funds Rate for the first 3 days and at the interest rate applicable to Revolving Loans for each day thereafter. The failure of any LC Participant to make available to an Issuing Bank its Proportionate Share of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to such Issuing Bank its Proportionate Share of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to such Issuing Bank such other LC Participant's Proportionate Share of any such payment.

          (d) Whenever an Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the LC Participants pursuant to clause (c) above, such Issuing Bank shall pay to each such LC Participant which has paid its Proportionate Share thereof, in United States Dollars and in same day funds, an amount equal to such LC Participant's share (based upon the proportionate aggregate amount originally funded by such LC Participant to the aggregate amount funded by all LC Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

          (e) Upon the request of any LC Participant, each Issuing Bank shall furnish to such LC Participant such documentation as may reasonably be requested by such LC Participant.

          (f) The obligations of the LC Participants to make payments to any Issuing Bank with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Credit Agreement under all circumstances, including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Credit Agreement or any of the other Credit Documents;

               (ii) the existence of any claim, setoff, defense or other right which any Credit Party or any Subsidiary of any Credit Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any LC Participant, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party or any Subsidiary of any Credit Party and the beneficiary named in any such Letter of Credit);

               (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

               (v)  the occurrence of any Default or Event of Default.

     3.5 Agreement to Repay Letter of Credit Drawings.

          (a) Borrowers jointly and severally agree to reimburse each Issuing Bank, by making payment to the Agent in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it, not later than one Business Day following receipt by the Funds Administrator of notice from the Agent of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 12:00 Noon on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank is reimbursed therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans; provided, that, to the extent such amounts are not reimbursed prior to 12:00 Noon on the third Business Day following the receipt by the Funds Administrator of notice of such payment or disbursement or following the occurrence and during the continuance of a Default or an Event of Default, interest shall thereafter accrue on the amounts so paid or disbursed by the Issuing Bank (and until reimbursed by Borrowers) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.00%), with such interest to be payable on demand. The Issuing Bank shall give the Funds Administrator prompt written notice of each Drawing under any Letter of Credit issued by it; provided, that the failure to give any such notice shall in no way affect, impair or diminish any Borrower's obligations hereunder.

          (b) The joint and several obligations of the Borrowers under this
     Section 3.5 to reimburse the Issuing Bank with respect to drawings under Letters of Credit issued by it (each a "Drawing") (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower or any Subsidiary of any Borrower may have or have had against any Lender (including in its capacity as an Issuing Bank or as a LC Participant), including, without limitation, any defense based upon the failure of any Drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, that Borrowers shall not be obligated to reimburse any Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

     3.6 Capital Adequacy. If, at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any LC Participant with any request or directive by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Issuing Bank or participated in by such LC Participant, or
(ii) impose on such Issuing Bank or such LC Participant any other conditions relating, directly or indirectly, to this Credit Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to such Issuing Bank or such LC Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Issuing Bank or such LC Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Issuing Bank or such LC Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery at any time within 180 days after the date on which an officer of the Issuing Bank or LC Participant, as the case may be, responsible for overseeing this Credit Agreement knows or has reason to know of its right to additional compensation under this Section 3.6, of the certificate referred to below to the Funds Administrator by such Issuing Bank or such LC Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such LC Participant to the Agent), Borrowers jointly and severally agree to pay to such Issuing Bank or such LC Participant such additional amount or amounts as will compensate such Issuing Bank or such LC Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital; provided, that if such Issuing Bank or such LC Participant, as the case may be, fails to deliver such demand within such 180-day period, such entity shall only be entitled to additional compensation for any such costs incurred from and after the date that is 180 days prior to the date the Borrowers received such demand. Any Issuing Bank or any LC Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to the Funds Administrator, which notice shall include a certificate submitted to the Funds Administrator by the Issuing Bank or such LC Participant (a copy of which certificate shall be sent by such Issuing Bank or such LC Participant to the Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such LC Participant. Any certificate required to be delivered pursuant to this
Section 3.6 shall, absent demonstrable error, be final and conclusive and binding on Borrowers.

                                   ARTICLE IV

              COMPENSATION, REPAYMENT AND REDUCTION OF COMMITMENTS

     4.1 Interest on Revolving Loans.

          (a) Interest on the unpaid principal amount of Revolving Loans which are Base Rate Loans shall be payable monthly in arrears on the first Business Day of each month, at an interest rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin, in effect from time to time, for such Loans.

          (b) Interest on the unpaid principal amount of Revolving Loans which are LIBOR Rate Loans shall be payable on the earliest to occur of (i) the last day of each Interest Period with respect to such LIBOR Rate Loans,
     (ii) the three-month anniversary of the first day of the applicable Interest Period for such LIBOR Rate Loans, (iii) the date of conversion of such LIBOR Rate Loans (or a portion thereof) to a Base Rate Loan (on the portion so converted) and (iv) the maturity of such LIBOR Rate Loans, at an interest rate per annum equal during the Interest Period for such LIBOR Rate Loans to the LIBOR Rate for the Interest Period in effect for such LIBOR Rate Loans plus the Applicable Margin, in effect from time to time, with respect to such Loans. After maturity of such LIBOR Rate Loans (whether by acceleration or otherwise), interest shall be immediately due and payable. The Agent upon determining the LIBOR Rate for any Interest Period shall promptly notify the Funds Administrator and the Lenders by telephone (confirmed promptly in writing) or in writing thereof.

          (c) Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

          (d) Notwithstanding the provisions of Section 4.1(b), the Borrowers shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as defined in Regulation D), additional interest on the unpaid principal amount of each Revolving Loan comprised of LIBOR Rate Loans of such Lender, from the date of such LIBOR Rate Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate for the applicable Interest Period for such LIBOR Rate Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 1 minus the stated maximum rate (stated as a decimal) applicable two (2) Business Days before the first day of such Interest Period of all reserves, if any, required to be maintained against Eurocurrency liabilities as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents) having a term equal to the Interest Period applicable to such LIBOR Rate Loan. Such Lender shall as soon as practicable provide notice to the Agent and the Funds Administrator of any such additional interest arising in connection with such LIBOR Rate Loan, which notice shall be conclusive and binding, absent demonstrable error.

     4.2 Unused Line Fee. The Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a non-refundable fee (the "Unused Line Fee") equal to the Unused Line Fee Rate in effect from time to time multiplied by the unused portion of the aggregate Commitments of all Lenders (with any outstanding Letters of Credit constituting usage of the Line of Credit). The Unused Line Fee shall accrue daily from the Effective Date until the Expiration Date, and shall be due and payable quarterly in arrears, on the first Business Day of each calendar quarter and on the Expiration Date.

     4.3 Letter of Credit Fees.

          (a) The Agent, for the ratable benefit of the LC Participants, shall be entitled to charge to the account of the Funds Administrator on the first Business Day of each month, a fee (the "Letter of Credit Fee") in an amount equal to the Letter of Credit Fee Rate in effect from time to time multiplied by the Stated Amount of Letters of Credit outstanding during the immediately preceding month.

          (b) In addition to the above described fees, the Borrowers agree to pay to the Issuing Bank, for the account of the Issuing Bank, such bank's charges, fees, costs and expenses in connection with the issuance, transfer, amendment and payment of any Letter of Credit (the "Issuing Bank Fees"). Each Issuing Bank shall be entitled to request the Agent to charge the account of the Borrowers for Issuing Bank Fees incurred by such Issuing Bank. Such charges, fees, costs and expenses shall be payable as and when incurred by the Issuing Bank. Each determination by the Agent or the Issuing Bank, as the case may be, of the Letter of Credit Fees, Issuing Bank Fees and other fees, costs and expenses charged under this Section shall be conclusive and binding for all purposes, absent demonstrable error.

     4.4 Interest and Letter of Credit Fees After Event of Default. From the date of occurrence of an Event of Default (after giving effect to any applicable grace period) until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full or (ii) such Event of Default shall have been cured or waived, interest on the Revolving Loans and Letter of Credit Fees on Letter of Credit Obligations shall each be payable on demand at a rate per annum equal to, with respect to the Revolving Loans, the rate in effect under Section 4.1, plus two percent (2%), and with respect to the Letter of Credit Obligations, the rate at which Letter of Credit Fees are charged pursuant to the first sentence of Section 4.3(a), plus two percent (2%).

     4.5 [This Section Intentionally Left Blank]

     4.6 [This Section Intentionally Left Blank]

     4.7 Expenses. The Borrowers shall reimburse the Expenses of the Agent or any Lender, as the case may be, promptly upon demand.

     4.8 Mandatory Payment of Revolving Loans; Reductions of Commitments.

          (a) The aggregate outstanding principal amount of Revolving Loans plus Letter of Credit Obligations at any time in excess of the aggregate Commitments of the Lenders shall be immediately due and payable without the necessity of any demand.

          (b) On the Expiration Date, the Commitment of each Lender shall automatically reduce to zero (-0-).

          (c) The Borrowers may reduce or terminate the Line of Credit in whole, or in part at any time and from time to time; provided, that each such reduction must be in an amount not less than $5,000,000 (and in increments of $1,000,000 in excess thereof). Once reduced, no portion of the Line of Credit may be reinstated. If the Borrowers seek to reduce the Line of Credit to less than $25,000,000, then the Line of Credit shall be automatically and permanently reduced to zero ($0).

     4.9 Maintenance of Loan Account, Statements of Account. The Agent shall maintain an account on its books in the name of the Borrowers (the "Loan Account") in which the Borrowers will be charged with all loans and advances made by the Lenders to the Borrowers or for the account of the Borrowers, including the Revolving Loans and all Letter of Credit Obligations, the Fees, the Expenses and any other Obligations, as and when such payments become due. The Loan Account will be credited with all payments received by the Agent from the Borrowers or for the account of the Borrowers, including all amounts received in the LaSalle Bank Account from the Collection Banks. After the end of each month, the Agent shall send the Funds Administrator a monthly statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders and the Borrowers during that month, provided, that the failure of the Agent to send such statement to the Funds Administrator shall not relieve the Borrowers of any Obligations. Absent demonstrable error, each monthly statement shall be an account stated and shall be final, conclusive and binding on the Borrowers.

     4.10 Payment Procedures. Payments of Fees, principal of and interest on the Revolving Loans and Expenses payable to the Agent or any Lender shall be made in each case not later than 2:00 p.m. Chicago time on the day when due, in immediately available United States Dollars, to the Payment Office. If any such payment becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. The Borrowers hereby authorize the Agent to charge the Loan Account with the amount of all payments to be made hereunder and under the other Credit Documents, including all Fees and Expenses, as and when such payments become due. The joint and several obligations of the Borrowers to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section or, at the Agent's option, by the charging of the Loan Account by the Agent.

     4.11 Collection of Accounts. Each Borrower shall be entitled to receive Collections directly from account debtors in accordance with its historical practices. Borrowers shall from time to time establish accounts for the deposit of Collections (each, a "Collection Account") at financial institutions selected by such Borrowers and reasonably acceptable to the Agent (the "Collection Banks") and shall enter into, and cause the Collection Banks to enter into, agreements in form and substance satisfactory to Agent (the "Depositary Account Agreements"), in each case (i) within 60 days of the date such Collection Account is established for Collection Accounts established after the Effective Date, and (ii) within 60 days of the Effective Date for Collection Accounts in existence as of the Effective Date and maintained for more than 60 days thereafter. All Collections and other amounts received by each Borrower from any account debtor, in addition to all other cash received by any Borrower in respect of any other Collateral, shall upon receipt be deposited into a Collection Account. Termination of such arrangements shall also be subject to prior written approval by the Agent. The Agent may by notice to the applicable Collection Bank given in the Agent's sole and absolute discretion at any time following the occurrence of an Event of Default, require that thereafter all available amounts held in each Collection Account shall be wired each Business Day into an account (the "LaSalle Bank Account") maintained by the Agent at LaSalle Bank. Amounts received in the LaSalle Bank Account from the Collection Banks shall be credited to the Loan Account and distributed and applied as set forth in Section 4.12.

     4.12 Distribution and Application of Collections and Other Amounts. All Collections received by the Agent, and all other amounts received by the Borrowers and delivered to the Agent, shall be credited to the Loan Account; provided, that if an Event of Default has occurred and is continuing, all Collections and other amounts received by Agent shall be distributed and applied in the following order: first, to the payment of any Fees, Expenses or other Obligations due and payable to the Agent under any of the Credit Documents, including Agent Advances and any other amounts advanced by the Agent on behalf of the Lenders; second, to the payment of any Fees, Expenses or other Obligations due and payable to any Issuing Bank under any of the Credit Documents; third, to the ratable payment of any Fees, Expenses or other Obligations due and payable to the Lenders under any of the Credit Documents other than those Obligations specifically referred to in this Section; fourth, to the ratable payment of interest due on the Revolving Loans; and, fifth, to the ratable payment of principal due on the Revolving Loans.

     4.13 Calculations. All calculations of (i) interest hereunder and (ii) Fees, including, without limitation, Unused Line Fees and Letter of Credit Fees, shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Fees are


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

payable. Each determination by the Agent of an interest rate, Fee or other payment hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

     4.14 Special Provisions Relating to LIBOR Rate Loans.

          4.14.1 Continuation. With respect to any Borrowing consisting of LIBOR Rate Loans, the Borrowers may, subject to the provisions of Section 4.14.3, elect to maintain such Borrowing or any portion thereof as consisting of LIBOR Rate Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by notice given not later than noon Chicago time on the third Business Day prior to the date of any such continuation relating to LIBOR Rate Loans, by the Funds Administrator to the Agent. Such notice by the Funds Administrator of a continuation (a "Notice of Continuation") shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing, substantially in the form of Exhibit D, in each case specifying (i) the date of such continuation, (ii) the aggregate amount of Revolving Loans subject to such continuation and (iii) the duration of the selected Interest Period. The Borrowers may elect to maintain more than one Borrowing consisting of LIBOR Rate Loans by combining such Borrowings into one Borrowing and selecting a new Interest Period pursuant to this Section 4.14.1. If the Borrowers shall fail to select a new Interest Period for any Borrowing consisting of LIBOR Rate Loans in accordance with this Section 4.14.1, such Revolving Loans will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Loans. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of each Notice of Continuation.

          4.14.2 Conversion. The Borrowers may on any Business Day (so long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "Notice of Conversion") given to the Agent, and subject to the provisions of Section 4.14.3, convert the entire amount of or a portion of all Revolving Loans of one Type comprising the same Borrowing into Revolving Loans of the other Type; provided, that any conversion of any LIBOR Rate Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans and, upon conversion of any Base Rate Loans into LIBOR Rate Loans, the Borrowers shall pay accrued interest to the date of conversion on the principal amount converted. Each such Notice of Conversion shall be given not later than noon Chicago time on the Business Day prior to the date of any proposed conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed conversion into LIBOR Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing, substantially in the form of Exhibit D-1, in each case specifying (i) the requested date of such conversion, (ii) the Type of Revolving Loans to be converted, (iii) the portion of such Type of Revolving Loan to be converted,
(iv) the Type of Revolving Loans such Revolving Loans are to be converted into and (v) if such conversion is into LIBOR Rate Loans, the duration of the Interest Period of such Revolving Loan. Each conversion shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The Borrowers may elect to convert the entire amount of or a portion of all Revolving Loans of one Type comprising more than one Borrowing into Revolving Loans of another Type by combining such Borrowings into one Borrowing; provided, that if the Borrowings so combined consist of LIBOR Rate Loans, such Loans shall have Interest Periods ending on the same date.

          4.14.3 Certain Limitations on LIBOR Rate Loans. The right of the Borrowers to maintain, select, continue or convert LIBOR Rate Loans shall be limited as follows:

          (a) If the Agent is not offering United States Dollar deposits (in the applicable amounts) in the London interbank market, or the Agent determines that adequate and fair means do not otherwise exist for ascertaining the LIBOR Rate or LIBOR Rate Loans comprising any requested Borrowing, continuation or conversion, the right of the Borrowers to select or maintain LIBOR Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Loan shall be made as a Base Rate Loan.

          (b) If the Required Lenders shall, at least two (2) Business Days before the date of any requested Borrowing, continuation or conversion, notify the Agent that the LIBOR Rate for Revolving Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Revolving Loans for such Borrowing, the right of the Borrowers to select LIBOR Rate Loans for such Borrowing shall be suspended until the Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Loan comprising such Borrowing and each other Borrowing requested during such period of suspension shall be made as a Base Rate Loan.

          (c) If at any time any Lender determines (which determination shall, absent demonstrable error, be conclusive and binding on all parties) that the making, continuation or conversion of any Revolving Loan as a LIBOR Rate Loan by such Lender has become unlawful or impermissible by reason of compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law), then, and in any such event, such Lender may give notice of that determination in writing, to the Agent and the Funds Administrator and the Agent shall promptly transmit the notice to each other Lender. Until such Lender gives notice otherwise, the right of the Borrowers to select LIBOR Rate Loans from that Lender shall be suspended and each Revolving Loan made by that Lender, notwithstanding the Type of Revolving Loan made by the other Lenders, shall be a Base Rate Loan and each LIBOR Rate Loan outstanding from that Lender shall automatically, on the last day of the existing Interest Period therefor (or earlier, if so required under such law, rule, regulation or order), convert to a Base Rate Loan.

          (d) No Agent Advance shall be made as a LIBOR Rate Loan.

          (e) No more than eight (8) Interest Periods with respect to LIBOR Rate Loans may be in effect at any time.

          (f) No Revolving Loans may be made, continued or converted as or to LIBOR Rate Loans at any time that a Default or Event of Default shall have occurred and be continuing.

          4.14.4 Compensation.

          (a) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrowers. In the case of any Borrowing, continuation or conversion that the related Notice of Borrowing, Notice of Continuation or Notice of Conversion specifies is to be comprised of LIBOR Rate Loans, the Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Person as a result of any failure to fulfill, on or before the date for such Borrowing, continuation or conversion specified in such Notice of Borrowing, Notice of Continuation or Notice of Conversion, the applicable conditions set forth in Article V, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Borrowing, continuation or conversion.

          (b) If any payment of principal of, or conversion or continuation of, any LIBOR Rate Loan is made other than on the last day of the Interest Period for such Loan as a result of a payment, prepayment, conversion or continuation of such Loan or acceleration of the maturity of the Revolving Notes or for any other reason, the Borrowers shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

          (c) Calculation of all amounts payable to a Lender under this Section
     4.14.4 shall be made as though such Lender elected to fund all LIBOR Rate Loans by purchasing United States Dollar deposits in its LIBOR Lending Office's interbank eurodollar market.

     4.15 Indemnification in Certain Events.

          4.15.1 Increased Costs. If after the Effective Date, either (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements applicable to the Agent, to any of the Lenders or any other affiliated banking or financial institution from whom any of the Lenders borrows funds or obtains credit (a "Funding Bank"), or (ii) the Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority proposed or promulgated after the date of the Agreement or (iii) the Agent, a Funding Bank or any of the Lenders reasonably determines that the adoption of any applicable law, rule or regulation regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof announced after the date of this Credit Agreement has or would have the effect described below, or the Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency announced after the date of this Credit Agreement and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the effect of reducing the rate of return on any of such Person's capital as a consequence of its obligations hereunder to a level below that which such Person could have achieved but for such adoption, change or compliance (taking into consideration such Person's policies with respect to capital adequacy) by an amount reasonably deemed by such Person to be material, and any of the foregoing events described in clauses (i), (ii) or
(iii) increases the cost to the Agent, or any of the Lenders of (A) funding or maintaining any Commitment or (B) issuing, causing the issuance of making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or reduces the amount receivable in respect thereof by the Agent or any Lender, then the Borrowers shall upon demand by the Agent at any time within 180 days after the date on which an officer of the Agent, such Funding Bank or such Lender, as the case may be, responsible for overseeing this Credit Agreement knows or has reason to know of its right to additional compensation under this Section 4.15.1, pay to the Agent, for the account of such Lender or, as applicable, the Agent or a Funding Bank, additional amounts sufficient to reimburse the Agent, such Funding Bank and such Lender against such increase in cost or reduction in amount receivable; provided, however, that if the Agent or any such Lender or Funding Bank, as the case may be, fails to deliver such demand within such 180-day period, such entity shall only be entitled to additional compensation for any such costs incurred from and after the date that is 180 days prior to the date the Borrowers received such demand; and provided further, however, that before making any such demand, the Agent and each Lender agree to use reasonable efforts (consistent with such Person's internal policy and legal and regulatory restrictions) to mitigate or avoid such increased costs, including, without limitation, designating a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and so long as such efforts would not, in the reasonable judgment of such Person, be otherwise disadvantageous to such Person. A certificate as to the amount of such increased cost, and setting forth in reasonable detail the calculation thereof, shall be submitted to the Funds Administrator by the Agent, or the applicable Lender or Funding Bank, and shall be conclusive absent demonstrable error.

          4.15.2 Notification of Increased Costs. Each Lender will promptly notify the Agent, and the Agent will promptly notify the Funds Administrator, of any event of which it has knowledge that would entitle such entity to additional compensation under this Section 4.15. Neither the Agent nor any Lender shall request any additional compensation under this Section 4.15 unless it is generally making similar requests of other borrowers similarly situated, and the Agent and each Lender agrees to use a reasonable basis for calculating amounts allocable to its commitment to lend or its Revolving Loans and Letter of Credit Obligations, if any, hereunder.

     4.16 Substitution of Lenders. In the event the Borrowers become obligated to pay additional amounts to any Lender pursuant to Section 4.15, or any Lender is a Defaulting Lender, the Funds Administrator may designate another Lender (with such other Lender's consent) reasonably acceptable to the Agent (such other Lender herein called a "Replacement Lender") to purchase the Loans and other Obligations of such Lender and such Lender's rights hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans owing to such Lender plus any accrued but unpaid interest on such Loans and other Obligations and accrued but unpaid Unused Line Fees in respect of such Lender's Commitment and any other amounts payable to such Lender under this Credit Agreement, and to assume all the obligations of such Lender hereunder and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (other than indemnities and other similar rights applicable to such Lender prior to the date of such assignment and assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

     4.17 Taxes.

          (a) All payments by the Borrowers to or for the account of any Lender, any Issuing Bank or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all Taxes. If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Issuing Bank or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.17), such Lender, such Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrowers shall make all required deductions, (c) the Borrowers shall pay the full amount deducted to the relevant authority in accordance with applicable law, and (d) the Borrowers shall furnish to the Agent the original or certified copy of a receipt evidencing payment thereof, or, if such receipt is not obtainable, other evidence of payment reasonably satisfactory to the applicable Lender, Issuing Bank or Agent, within thirty (30) days after such payment is made. The Borrowers hereby agree to indemnify the Agent, each Issuing Bank and each Lender for the full amount of any Taxes (including, without limitation, any Taxes imposed on amounts payable under this Section 4.17) paid by the Agent, such Issuing Bank or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto (without duplication of such amounts to which such Person is entitled to indemnification under any other provisions of this Agreement and except to the extent it is finally and judicially determined to have resulted from such Person's own willful misconduct). Payments due under this indemnification shall be made within thirty (30) days of the date the Agent, such Issuing Bank or such Lender makes written demand therefor. The obligations of the Borrowers under this Section 4.17 shall survive payment of the Obligations and termination of this Agreement.

          (b) Each Lender, Agent or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) (a "Non-U.S. Lender") shall submit to the Funds Administrator and the Agent on or before the date the initial Borrowing is made hereunder or, if later, the date such Non-U.S. Lender becomes a party to this Agreement (or in the case of an assignment, including any assignment to a new Applicable Lending Office, on or before the date of such assignment), two duly completed and signed copies of (i) either Internal Revenue Service Form W-8 BEN or W-8 ECI (or successor applicable form), as the case may be, certifying in each case that such Non-U.S. Lender is entitled to a complete exemption from withholding under the Internal Revenue Code on all amounts to be received by such Non-U.S. Lender, including fees, pursuant to the Credit Documents) or (ii) solely if such Non-U.S. Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest," a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Non U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Internal Revenue Code). Thereafter and from time to time, each Non U.S. Lender shall submit to the Funds Administrator and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Funds Administrator in a written notice, directly or through the Agent, to such Non U.S. Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Non U.S. Lender, including fees, pursuant to the Credit Documents. Upon the request of the Funds Administrator or the Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall submit to the Funds Administrator and the Agent a certificate to the effect that it is such a United States person. For any period during which a Non-U.S. Lender has failed to provide the Funds Administrator with an appropriate form or certificate pursuant to this subsection (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), then notwithstanding anything to the contrary in this Section 4.17, such Non-U.S. Lender shall not be entitled to additional amounts or indemnification under this Section 4.17 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under this subsection, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

          (c) To the extent reasonably possible, each Lender, Issuing Bank or Agent claiming any additional amounts payable pursuant to this Section 4.17 shall use reasonable efforts (consistent with such Person's internal policies and legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrowers or to designate a different Applicable Lending Office, if the making of such a filing or change in designation would avoid the need for or reduce the amount of any amounts which would be payable by Borrowers under the terms of this Section 4.17 and would not, in the reasonable determination of such Lender, Issuing Bank or Agent, as applicable, be otherwise disadvantageous to such Person.

          (d) If a Lender, Agent or Issuing Bank determines, in its sole discretion, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 4.17, it shall pay over such refund to such Borrower (but only to the extent of the indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Person and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the request of such Lender, Agent or Issuing Bank, agrees to repay the amount paid over to such Borrower (plus penalties, interest or other charges) to such Person in the event such Person is required to repay such refund to such Governmental Authority. Nothing contained in this Section
     4.17 shall require any Lender, Agent or Issuing Bank to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

          (e) If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including reasonable attorneys' fees). The obligations of the Lenders under this subsection shall survive the payment of the Obligations and termination of this Agreement.

          (f) Each Lender that is not a Non-U.S. Lender (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Funds Administrator and Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 4.17(f) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Funds Administrator and the Agent revised forms necessary to confirm or establish the entitlement to such Lender's exemption from United States backup withholding tax.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

     5.1 Effective Date. The obligation of each Lender to fund its Proportionate Share of the Borrowings hereunder and the obligation of the Agent to cause the issuance by the Issuing Bank of Letters of Credit hereunder and of each Lender to purchase a participation therein shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.11 hereof):

          5.1.1 Closing Documents. The Agent and the Lenders shall have executed and delivered this Credit Agreement and received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the List of Closing Documents attached hereto as Schedule A (the "Closing Document List"), including, without limitation, the following:

               (i) Charter Documents; Borrowing Resolutions; Etc. Certified resolutions (corporate or otherwise) of each Borrower, certificate(s) of good standing and foreign qualification for each Borrower from such Borrower's state of incorporation, organization or formation and each other state in which such Borrower is qualified to do business, incumbency certificates for each Borrower, and certified copies of the Governing Documents of each Borrower;

               (ii) Financing Statements. Evidence that such Uniform Commercial
                    Code Financing Statements as may be required by the Agent in connection with Agent's security interest in the Collateral have been filed in the appropriate filing offices and jurisdictions;

               (iii) Lien Searches. As required by Agent, lien searches
                    (including such tax and judgment lien searches as required by Agent) from such filing offices and jurisdictions as the Agent shall specify, evidencing that on the Effective Date, the Liens granted to the Agent in connection herewith shall have a first priority over any other Liens reflected in such lien searches, except for Permitted Liens, and that there are no other Liens on the assets or properties of any of the Borrowers, except for Permitted Liens;

               (iv) Evidence of Insurance. As required by Agent, evidence of the insurance as required under this Agreement naming the Agent as a lender's loss payee or additional insured, as the case may be, in form and substance satisfactory to the Agent;

               (v) Opinion Letters. Opinions of counsel in form and substance satisfactory to the Agent and the Lenders;

               (vi) Closing Certificate. A certificate dated as of the Effective
                    Date by a Responsible Officer of each of the Borrowers stating that (i) no Default or Event of Default has occurred and is continuing as of such date, (ii) all of the representations and warranties in Article VI hereof and in the other Credit Documents are true and correct as of such date, and (iii) all of the conditions set forth in Sections
                    5.1 and 5.2 have been satisfied on and as of such date; and

               (vii) Compliance Certificate. A certificate from the chief financial officer of the Funds Administrator on behalf of the Borrowers with attached schedule of calculations demonstrating compliance with the financial covenants set forth in Article VIII as of March 31, 2006, which calculations shall be based on unaudited financial statements as of such date.

          5.1.2 Fees and Expenses. All Fees and Expenses payable by the Borrowers hereunder and under the Fee Letter on or before the Effective Date shall have been paid in full.

          5.1.3 Material Consents and Approvals. All governmental and material third party approvals necessary or, in the sole discretion of the Agent, advisable in connection with this Credit Agreement and other Credit Documents shall have been obtained and shall be in full force and effect.

          5.1.4 Other Documents. Such other documents as any Lender or its counsel may have reasonably requested.

          The Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

     5.2 Conditions Precedent to All Revolving Loans and Letters of Credit. The obligation of each Lender to fund its Proportionate Share of any requested Revolving Loan (or of the Agent to cause the Issuing Bank to issue any requested Letter of Credit and of each LC Participant to purchase a participation therein) is in each case subject to the satisfaction of the conditions precedent set forth below. Each Notice of Borrowing, each Letter of Credit Request and each issuance by any Borrower of a check drawn against, or request for transfer from, the Disbursement Account shall constitute a representation and warranty to the Agent and each Lender by the Borrowers that such conditions are satisfied.

          (a) All representations and warranties contained in this Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date of such Notice of Borrowing, Letter of Credit Request, or issuance of a check drawn against, or request for transfer from, the Disbursement Account both before and after giving effect thereto and to the application of the proceeds thereof, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date); and

          (b) No Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result from the making of the requested Revolving Loan or the issuance of the requested Letter of Credit.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     To induce the Agent and the Lenders to enter into this Credit Agreement and to induce the Lenders to make the Loans and other financial accommodations described herein, each of the Borrowers hereby represents and warrants to the Agent and the Lenders that the representations and warranties contained in this
Article VI are true and correct. Such representations and warranties, and all other representations and warranties made by the Borrowers in any other Credit Documents, shall survive the execution and delivery of this Credit Agreement and such other Credit Documents.

     6.1 Organization and Qualification. Each Credit Party and each Subsidiary of each Credit Party (i) are corporations, limited partnerships or limited liability companies, as the case may be, duly organized, validly existing and in good standing under the laws of the respective states or other jurisdictions of their formation, (ii) have the power and authority to own their respective properties and assets and to transact their respective businesses in which they presently are, or propose to be, engaged and (iii) are duly qualified and are authorized to do business and are in good standing in each of the respective jurisdictions where they presently are, or propose to be, engaged in business, in each case, except where any failures to be so qualified, authorized and in good standing could not reasonably be expected singly or in the aggregate to have a Material Adverse Effect. Schedule B, Part 6.1 lists all jurisdictions in which each Credit Party and each Subsidiary of each Credit Party are qualified to do business as foreign corporations, limited partnerships or limited liability companies, as the case may be.

     6.2 Authority. Each Credit Party and each Subsidiary of each Credit Party has the requisite power and authority to execute, deliver and perform the respective Credit Documents to which they are parties. All corporate, partnership, limited liability company, or similar action necessary for the execution, delivery and performance of any of the Credit Documents by each Credit Party and each Subsidiary of each Credit Party which is a party thereto has been taken.

     6.3 Enforceability. This Credit Agreement and each of the other Credit Documents are the legal, valid and binding obligations of each Credit Party and each Subsidiary of each Credit Party which are parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally, and (ii) general principles of equity.

     6.4 No Conflicts. The execution, delivery and performance of each Credit Document by each Credit Party and each Subsidiary of each Credit Party which are parties thereto are not in contravention of (i) the Governing Documents of such Persons, or (ii) any Requirement of Law, or (iii) any indenture, contract, agreement or instrument or other commitment to which any or all of such Persons are parties or by which any of such Persons or any of its properties are bound, and will not result in the imposition of any Liens upon any of the properties of any of such Persons.

     6.5 Consents And Filings. No consent, authorization, permit or filing is required in connection with the execution, delivery and performance of this Credit Agreement or any other Credit Document by any Credit Party or any Subsidiary of any Credit Party which are parties thereto, or in connection with the continuing operations of such Persons, except (i) those that have been obtained or made and (ii) filings necessary to create, perfect or retain the perfection of Liens granted by the respective Credit Parties in favor of the Agent on the Collateral.

     6.6 Government Regulation. No Borrower nor any Subsidiary of any Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Federal Power Act or any other similar Requirement of Law that


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

limits the respective abilities of such Persons to incur indebtedness or consummate the transactions contemplated in this Credit Agreement and the other Credit Documents.

     6.7 Solvency. The present fair saleable value of the assets of each Borrower exceeds all its probable liability on its existing debts as they become absolute and matured, including those to be incurred pursuant to this Credit Agreement and the other Credit Documents. No Borrower (i) has unreasonably small capital in relation to the business in which it is or proposes to be engaged and
(ii) has incurred and believes that it will incur, after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay as such debts become due.

     6.8 Rights in Collateral; Priority of Liens. All real and personal property of any kind of the Borrowers is owned or leased by the respective Borrowers, free and clear of any and all Liens in favor of third parties, other than Permitted Liens. The Collateral Documents create, as security for the Obligations and the Rate Management Obligations, valid and enforceable first, prior (subject to Permitted Liens) and perfected Liens on the Collateral, to the extent such Liens can be perfected by the filing of financing statements.

     6.9 Financial Data.

          (a) The Borrowers have provided or caused to be provided to the Agent and each of the Lenders complete and accurate copies of the following Financial Statements: (i) audited Financial Statements as of March 31, 2005, and (ii) unaudited internally prepared Financial Statements as of February 28, 2006. All such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the respective consolidated financial positions, results of operations and cash flows of Persons indicated for each of the periods covered subject, in the case of interim Financial Statements, to normal year-end audit adjustments and the absence of footnotes.

          (b) The Consolidated Entity has no material Contingent Obligation (or any other material liability which was not incurred in the ordinary course of business) which is not reflected in such Financial Statements or the footnotes thereto (or Forms 10-K and 10-Q of which such Financial Statements form a part), or is not otherwise disclosed on Schedule B, Part 6.9.

     6.10 Locations of Offices, Records and Inventory.

          (a) The address of the principal place of business and, if there is more than one principal place of business, the chief executive office, of each Credit Party is set forth on Schedule B, Part 6.10(a), as the same may be amended after the Effective Date in accordance with Section 11.11. The books and records of each Credit Party, and all its chattel paper, if any, and records of Accounts, are maintained exclusively at one or more of such locations.

          (b) There is no location in which any Borrower has any Collateral (except for vehicles and Inventory in transit), other than those locations identified on Schedule B, Part 6.10(a) and on Schedule B, Part 6.10(b), as the same may be amended after the

     Effective Date in accordance with Section 11.11. A complete list of the legal name and address of each warehouse, processor or other bailee location at which Inventory of any Borrower is stored is set forth on Schedule B, Part 6.10(b), as the same may be amended after the Effective Date in accordance with Section 11.11. None of the receipts received and to be received by any Borrower from any warehouseman state that the Inventory covered thereby is to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns, in each case other than such Borrower.

     6.11 Subsidiaries; Ownership of Equity. As of the Effective Date, (i) the only direct or indirect Subsidiaries of the respective Credit Parties are those listed on Schedule B, Part 6.11, (ii) each Credit Party is the record and beneficial owner of all of the respective equity Securities of each of its Subsidiaries listed on Schedule B, Part 6.11, (iii) there are no proxies, irrevocable or otherwise, with respect to such equity Securities and, no equity Securities of any of such equity Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or equity Securities or rights convertible into or exchangeable for equity Securities of any such equity Subsidiary, and (iv) there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional equity Securities or equity Securities convertible into or exchangeable therefor. All of such equity Securities so owned by any Credit Party are owned by such Credit Party free and clear of any Liens other than Liens in favor of the Agent.

     6.12 No Judgments or Litigation. No judgments, orders, writs or decrees are outstanding against any Credit Party or any Subsidiary of any Credit Party, nor is there now pending or, to any Credit Party's knowledge, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Credit Party or any Subsidiary of any Credit Party other than (i) as of the Effective Date, as set forth on Schedule B, Part 6.12, or (ii) with respect to matters arising after the Effective Date, that singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     6.13 No Defaults. No Credit Party nor any Subsidiary of any Credit Party is in default under any term of any other indenture, contract, lease, agreement, instrument or commitment to which any of them is a party or by which any of them is bound, defaults under which singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. No Credit Party knows of any disputes regarding any such indenture, contract, lease, agreement, instrument or other commitment which singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     6.14 Labor Matters. Schedule B, Part 6.14 accurately sets forth all labor union contracts to which any Borrower or any Subsidiary of any Borrower is a party as of the Effective Date (including their respective dates of expiration). There are no existing or, to the knowledge of any Borrower, threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which any Borrower or any Subsidiary of any Borrower is a party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     6.15 Compliance With Law. Except as set forth on Schedule B, Part 6.15, no Credit Party nor any Subsidiary of any Credit Party has violated or failed to comply in any material respect with any Requirements of Law, the violation of or failure to comply with which could singly or in the aggregate reasonably be expected to have a Material Adverse Effect.

     6.16 ERISA. No Borrower, no Subsidiary of any Borrower and no ERISA Affiliate maintains or contributes to any Benefit Plan other than those listed on Schedule B Part 6.16. Each Benefit Plan has been and is maintained and funded in all material respects in accordance with its terms and in compliance with all applicable provisions of ERISA and the Internal Revenue Code. Each Borrower, each Subsidiary of a Borrower and each ERISA Affiliate has fulfilled all contribution obligations for each Benefit Plan (including obligations related to the minimum funding standards of ERISA and the Internal Revenue Code). No Termination Events have occurred which singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. No Borrower, no Subsidiary of a Borrower and no ERISA Affiliate is required to provide security to any Benefit Plan under Section 401(a)(29) of the Internal Revenue Code.

     6.17 Compliance with Environmental Laws. Except for matters disclosed on Schedule B, Part 6.17 and for matters arising after the Effective Date, in each case none of which matters could singly or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) the operations of each Borrower and each Subsidiary of each Borrower comply in all material respects with all applicable federal, state and local environmental, health and safety statutes, regulations, directions, ordinances, criteria and guidelines; (ii) no Borrower has received notice that any of the operations of such Borrower or any of its Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guideline; (iii) none of the operations of such Borrower or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether such Borrower or any of its Subsidiaries disposed of any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent or other substance into the environment; (iv) no Borrower nor any Subsidiary of any Borrower has filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous or toxic waste, substance or constituent or reporting a spill or release of a hazardous or toxic waste, substance or constituent or other substance into the environment; and (v) no Borrower nor any Subsidiary of any Borrower has any contingent liability of which the Borrower has knowledge, or reasonably should have knowledge, in connection with any release or potential release of any hazardous or toxic waste, substance or constituent or other substance into the environment, nor has the Borrower or any of its Subsidiaries received any notice, letter or other indication of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment.

     6.18 Intellectual Property. Each Borrower and each Subsidiary of each Borrower possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names as are necessary or advisable to continue to conduct their respective present and proposed business activities.


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

     6.19 Licenses and Permits. Each Borrower and each Subsidiary of each Borrower has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except for such licenses, permits, authorizations, qualifications, easements, rights of way and other rights the failure to obtain or hold in full force and effect could not reasonably be expected singly or in the aggregate to have a Material Adverse Effect.

     6.20 Taxes and Tax Returns.

          (a) Except as set forth on Schedule B, Part 6.20, all income tax returns required to be filed by each Credit Party and each Subsidiary of each Credit Party have been timely filed (or extensions with respect to such filings have been timely obtained). The information filed is complete and accurate in all material respects.

          (b) All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof (other than such taxes, assessments, fees and other governmental charges that are not yet due and payable and taxes, assessments, fees and charges being contested in good faith and for which adequate reserves have been made in accordance with
     GAAP) have been timely paid and no Credit Party nor any Subsidiary of any Credit Party has any material liability for taxes in excess of the amounts so paid or reserves so established.

          (c) Except as set forth on Schedule B, Part 6.20, no Credit Party nor any Subsidiary of any Credit Party has any obligation under any written tax sharing agreement or agreement regarding payments in lieu of taxes.

     6.21 Material Contracts. Schedule B, Part 6.21, contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date. Except as described on Schedule B, Part 6.21, and, except to the extent that any such restrictions singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect, no Material Contract contains any burdensome restrictions on any Credit Party or any Subsidiary of any Credit Party or any of their respective properties that singly or in the aggregate could reasonably be expected to prevent such Credit Party or Subsidiary from conducting its business as conducted on the Effective Date. As of the Effective Date, all of the Material Contracts are in full force and effect, and no defaults currently exist thereunder by any Credit Party or Subsidiary of a Credit Party that is a party thereto (except for disputed claims set forth on Schedule B, Part 6.21) or, to the knowledge of any Credit Party, any other party thereto.

     6.22 Accuracy and Completeness of Information. All factual information (other than financial information or forecasts) furnished by or on behalf of any Credit Party or any Subsidiary of any Credit Party in writing to the Agent or any Lender for purposes of or in connection with this Credit Agreement or any Credit Documents or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects on the date as of which such information is dated or certified and, taken as a whole and in the context in which so furnished, is not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.


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

     6.23 No Change. Since the last day of the fiscal year ended March 31, 2005, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

     Until termination of this Credit Agreement and payment and satisfaction of all Obligations due hereunder:

     7.1 Financial Reporting. The Borrowers shall timely deliver or cause to be timely delivered to the Agent the following information:

          7.1.1 Letter to Auditors. No later than the date on which the Auditors commence work on the preparation of the annual audited Financial Statements, a copy of a letter delivered by MTLM to the Auditors notifying the Auditors that
(x) such Financial Statements will be delivered by MTLM to the Agent (and thereafter by the Agent to each of the Lenders) under this Credit Agreement, (y) it is a primary intention of MTLM in engaging the Auditors' services in connection with its audit of the Financial Statements for such fiscal year, to satisfy the financial reporting requirements set forth herein and (z) stating that the Agent and each of the Lenders intend to rely thereon with respect to the transactions which are the subject of this Agreement.

          7.1.2 Annual Financial Statements. As soon as available, but not later than 120 days after each fiscal year end: (i) the annual Financial Statements of the Consolidated Entity; (ii) a comparison in reasonable detail to the prior year Financial Statements; (iii) the Auditors' unqualified opinion, "Management Letter" (if any, and only upon receipt by MTLM) and statement indicating whether the Auditors have obtained knowledge of the existence of any Default or Event of Default during their audit; (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Consolidated Entity for such fiscal year, prepared by the chief financial officer of MTLM; and (v) a compliance certificate substantially in the form of Exhibit E with an attached schedule of calculations demonstrating compliance with the financial covenants set forth in Article VIII.

          7.1.3 Monthly and Annual Projections. Not later than 15 days prior to each fiscal year end, beginning with the fiscal year ended March 31, 2007, quarterly projections of the financial condition and results of operations of the Consolidated Entity for the next succeeding year and annual projections for each succeeding fiscal year thereafter, through and including the fiscal year in which the Expiration Date will occur, in each case containing projected consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders' equity.

          7.1.4 Quarterly Financial Statements. As soon as available, but not later than 45 days after each end of each of the first three fiscal quarters in any fiscal year (i) Financial Statements of the Consolidated Entity, as of the fiscal quarter then ended, and for the fiscal year to date; (ii) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior fiscal year; (iii) the certification of the chief executive officer, chief financial


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

officer or treasurer of MTLM that such Financial Statements have been prepared in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes); (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Consolidated Entity for such fiscal quarter and fiscal year to date, prepared by the chief financial officer of MTLM; and (v) a compliance certificate substantially in the form of Exhibit E with an attached schedule of calculations demonstrating compliance with the financial covenants set forth in
Article VIII.

          7.1.5 Monthly Financial Statements. As soon as available, but not later than 30 days after the end of each month (other than the last month in each fiscal quarter of the Consolidated Entity): (i) a balance sheet for the Consolidated Entity as at the end of such month and for the fiscal year to date and statements of operations and cash flows for such month and for the fiscal year to date; (ii) a comparison to the balance sheet, statement of operations and statement of cash flows for the same periods in the prior year; and (iii) a certification by the chief executive officer, chief financial officer or treasurer or MTLM that such balance sheet, statement of operations and statement of cash flows have been prepared in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes).

          7.1.6 Monthly Comparison to Prior Projections. As soon as available, but not later than 30 days after the end of each month (other than the last month in each fiscal year of the Consolidated Entity), a quantitative comparison of actual results of operations, cash flows and capital expenditures for the Consolidated Entity for such month and for the period from the beginning of the current fiscal year through the end of such month with amounts previously projected for those periods in the most recent projections delivered pursuant to
Section 7.1.3.

          7.1.7 Public Reporting. As requested by Agent, promptly upon their becoming available, copies of all regular and periodic reports, proxy statements and other materials, if any, filed by any Borrower with the SEC, or with any national securities exchange, or distributed to the public stockholders of MTLM.

     7.2 Collateral Reporting. The Borrowers shall timely deliver or cause to be delivered to the Agent the following certificates and reports:

          7.2.1 Collateral Audits. When requested by the Agent, (i) so long as no Event of Default shall have occurred and be continuing, not more than once in any fiscal year of the Consolidated Entity and (ii) following the occurrence and during the continuance of an Event of Default, at any time, a report of Inventory of each Borrower, prepared on a test or cycle basis, which shall describe each Borrower's Inventory by category and by item (in reasonable detail) and report the then appraised value (at lower of cost or market) of such Inventory.

          7.2.2 Further Assurances. When and as reasonably requested by the Agent, any further information regarding the Collateral, business affairs and financial condition of any Credit Party or any Subsidiary of any Credit Party.

     7.3 Notification Requirements. The Borrowers shall timely give to the Agent and each of the Lenders the following notices:


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

          7.3.1 Notice of Defaults. Promptly, and in any event within 5 Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Funds Administrator specifying the nature thereof and the proposed response of the Credit Parties with respect thereto, each in reasonable detail.

          7.3.2 Proceedings or Adverse Changes. Promptly, and in any event within 5 Business Days after any Credit Party becomes aware of (i) any proceedings being instituted or threatened to be instituted by or against such Credit Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) which, if adversely determined, singly or in the aggregate could reasonably be expected to have a Material Adverse Effect, (ii) any order, judgment or decree in excess of $3,000,000 being entered against such Credit Party or any of its Subsidiaries or any of their respective properties or assets or (iii) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by such Credit Party or such Subsidiary.

          7.3.3 ERISA Notices. (i) Promptly, and in any event within 10 Business Days after any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate knows that a Termination Event has occurred, a written statement of the chief financial officer of Funds Administrator describing such Termination Event and any action that is being taken with respect thereto by such Borrower, such Subsidiary or such ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC; and (ii) promptly, and in any event within 3 Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate with respect to such request.

          7.3.4 Environmental and Health and Safety Notices. Promptly, and in any event within 10 Business Days after receipt by any Credit Party or any Subsidiary of any Credit Party of any written notice, complaint or order alleging any actual or prospective material violation of any environmental, health or safety Requirement of Law or alleging responsibility for material costs of a cleanup, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by such Credit Party or Subsidiary.

          7.3.5 Material Contracts. Promptly, and in any event within 10 Business Days after any Material Contract of any Credit Party or any Subsidiary of any Credit Party is terminated or amended or any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

          7.3.6 Collateral Matters. At least 15 Business Days' prior written notice to the Agent of any additional location of any Collateral of any Borrower or in the location of the chief executive office or places of business of any Borrower or any Subsidiary of any Borrower from the respective locations specified in Schedule B, Part 6.10. At least 10 Business Days prior to


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

any such change, the Borrowers shall cause to be executed and delivered to the Agent any financing statements or other documents reasonably required by the Agent, all in form and substance reasonably satisfactory to the Agent.

     7.4 Corporate Existence. Each Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain its corporate existence (except that any Borrower or any wholly-owned Subsidiary of any Borrower may merge with, or be dissolved into, any other Borrower, provided, that (i) no Default or Event of Default has occurred and is continuing at the time of such merger or dissolution, (ii) Agent receives five (5) Business Days' prior written notice thereof, describing the proposed merger or dissolution and indicating which Borrower will be the surviving entity or will otherwise succeed to the assets of the entity being dissolved, (iii) in the event that such merger or dissolution results in any new or different certificates or other documents evidencing Capital Stock, Membership Interests or other Pledged Collateral under the terms of the Security Agreement, the Borrowers shall have promptly, but in any event within five (5) Business Days, delivered the originals thereof together with duly executed stock powers to the Agent in form and substance satisfactory to the Agent and otherwise complied with Section 4.3 of the Security Agreement with respect thereto, and (iv) a Responsible Officer of MTLM shall have delivered a certificate to Agent promptly, but in any event within ten (10) Business Days of such merger or dissolution, certifying that the conditions set forth herein have been satisfied), (b) except for failures to so maintain which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect all licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all patents, contracts and other similar rights and (c) continue in, and limit their operations to, the same general lines of business as presently conducted by them and other businesses in the metals industry and related industries.

     7.5 Books and Records; Inspections. Each Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice. Each Borrower agrees that the Agent, or its agents, may enter upon the premises of such Borrower or any of its Subsidiaries at any time and from time to time, during normal business hours and upon reasonable advance notice, and at any time at all upon the occurrence and during the continuance of an Event of Default, for the purposes of (i) inspecting and verifying the existence and value of the Collateral, (ii) inspecting and/or copying (at the expense of such Borrower) any and all records pertaining thereto, and (iii) discussing the affairs, finances and business of such Borrower with the Auditors or any Responsible Officer of such Borrower, provided, that a Responsible Officer of MTLM shall have the right to be present at any such discussions with the Auditors.

     7.6 Insurance.

          (a) Each Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, public liability insurance, fire and extended coverage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are customarily maintained by Persons engaged in the same or similar businesses. All policies covering the Collateral are to name the Agent as an additional insured and/or the loss payee in case of loss, and are to contain such other provisions as the Agent may reasonably require to


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

     fully protect the Agent's interest in the Collateral and to any payments to be made under such policies.

          (b) UNLESS THE BORROWERS PROVIDE THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS CREDIT AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE BORROWERS' EXPENSE TO PROTECT THE AGENT'S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE BORROWERS' INTERESTS. THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT THE BORROWERS MAY MAKE OR ANY CLAIM THAT IS MADE AGAINST ANY BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS CREDIT AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWERS WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWERS MAY BE ABLE TO OBTAIN ON THEIR OWN.

     7.7 Taxes. Each Borrower agrees to pay, when due, and to cause each of its Subsidiaries to pay when due, all taxes lawfully levied or assessed against such Borrower, such Subsidiary or any of the Collateral before any penalty or interest accrues thereon; provided, that, unless such taxes have become a federal tax or ERISA Lien on any of the assets of such Credit Party or such Subsidiary, no such tax need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

     7.8 Compliance with Laws. Each Borrower agrees to comply, and to cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business or its assets generally, unless such Credit Party contests any such Requirements of Law in a reasonable manner and in good faith.

     7.9 Use of Proceeds. The proceeds of Revolving Loans and other extensions of credit made hereunder shall be used by the Borrowers solely for ongoing working capital requirements and other general corporate purposes, including, without limitation, Permitted Acquisitions and other Investments permitted pursuant to Section 8.8. No Borrower shall use any portion of the proceeds of any Revolving Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U) in any manner which violates the provisions of Regulation U or X or of the terms and conditions of this Credit Agreement or any other Credit Document.


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

     7.10 Fiscal Year. Each Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, its fiscal year as a year ending March 31st.

     7.11 Maintenance of Property. Except to the extent otherwise expressly permitted pursuant to Section 8.6, each Borrower agrees to keep, and to cause each of its Subsidiaries to keep, all property useful and necessary to their respective businesses in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of their properties.

     7.12 ERISA Documents. Each Borrower will cause to be delivered to the Agent, upon the Agent's request, each of the following: (i) a copy of each Benefit Plan (or, where any such plan is not in writing, a complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of such Borrower or any of its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Benefit Plan; (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by such Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to such Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of such Borrower or any ERISA Affiliate under any Retiree Health Plan.

     7.13 Environmental and Other Matters. Each Borrower shall, and shall cause each of its Subsidiaries to, conduct their businesses so as to comply in all material respects with all environmental, land use, occupational, safety or health laws, regulations, directions, ordinances, criteria and guidelines in all jurisdictions in which any of them is or may at any time be doing business, except to the extent that such Borrower or such Subsidiary is contesting, in good faith by appropriate legal proceedings, any such law, regulation, direction, ordinance, criteria, guideline, or interpretation thereof or application thereof; provided, that such Borrower and each of its Subsidiaries shall comply with the order of any court or other Governmental Authority relating to such laws unless such Borrower or such Subsidiary shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.

     7.14 Further Actions. Each Borrower shall take, and shall cause each of its Subsidiaries to take, all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to evidence, perfect or protect the Liens (and the priority status thereof) of the Agent on the Collateral.


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

     7.15 Deposit of Collections and Other Proceeds of Collateral. From and after the Effective Date, Borrowers shall cause all Collections on all Accounts of Borrowers, and all other cash payments made for Inventory of Borrowers, and all other payments of any kind constituting proceeds of Collateral received by or for the account any Borrower from any Person, promptly upon receipt thereof to be deposited into a Collection Account or the LaSalle Bank Account in the identical form in which such payment was made, whether by cash or check.

     7.16 OFAC; BSA. Each Borrower shall (a) ensure, and cause each other Credit Party to ensure, that no person who owns a controlling interest in or otherwise controls a Credit Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) comply, and cause each other Credit Party to comply, with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

     Until termination of this Credit Agreement and payment and satisfaction of all Obligations due hereunder, each Borrower shall comply with, and, where required, shall cause each of its Subsidiaries to comply with, the following covenants:

     8.1 Financial Covenants.

          8.1.1 Leverage Ratio. The Borrowers shall not permit the Leverage Ratio to be greater than 3.25 to 1.00, as determined as of the last day of each fiscal quarter of the Consolidated Entity, for the twelve (12) month period ending on such date.

          8.1.2 Consolidated Interest Coverage Ratio. The Borrowers shall not permit the Consolidated Interest Coverage Ratio to be less than 2.75 to 1.00, as determined as of the last day of each fiscal quarter of the Consolidated Entity, for the twelve (12) month period ending on such date.

     8.2 Capital Expenditures. The Borrowers shall not permit Capital Expenditures for the Consolidated Entity to exceed $75,000,000 for the twelve month period ending March 31, 2007, or to exceed $65,000,000 during any fiscal year of the Consolidated Entity thereafter.

     8.3 Additional Indebtedness. No Borrower and no Subsidiary of any Borrower shall directly or indirectly incur, create, assume or suffer to exist any Indebtedness other than:

          (a) the Obligations;

          (b) unsecured Indebtedness in the ordinary course of business under Rate Management Transactions, in each case in form and substance reasonably satisfactory to the Agent;


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

          (c) Indebtedness of any Borrower to any other Borrower; provided, that if and to the extent any of such Indebtedness is evidenced by a promissory note or any other instrument, such note or other instrument shall be endorsed and delivered to the Agent as additional Collateral;

          (d) Indebtedness described on Schedule B, Part 8.3 and any refinancing of such Indebtedness, so long as the aggregate principal amount of the Indebtedness so refinanced shall not be increased and the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the Indebtedness to be refinanced;

          (e) Indebtedness secured by purchase money Liens on equipment in an outstanding principal amount not exceeding at any time (when added to the aggregate imputed amount of all then outstanding capital leases of the Borrowers and their respective Subsidiaries pursuant to clause (g) below) $15,000,000 in the aggregate for all of the Credit Parties combined ("Purchase Money Liens"), so long as (i) each Purchase Money Lien shall attach only to the property to be acquired, (ii) a description shall have been furnished to the Agent for any item of equipment for which the purchase price is greater than $500,000 and (iii) the Indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items of equipment purchased;

          (f) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.5;

          (g) Indebtedness consisting of obligations under capital leases in an outstanding principal amount not exceeding at any time (when added to the aggregate imputed amount of all then outstanding Indebtedness secured by Purchase Money Liens of the Borrowers and their respective Subsidiaries pursuant to clause (e) above) $15,000,000 in the aggregate for all of the Credit Parties combined;

          (h) surety bonds and appeal bonds required in the ordinary course of business in an amount not exceeding at any time $3,500,000 in the aggregate for all of the Credit Parties combined;

          (i) Indebtedness incurred to finance the payment of insurance premiums in an amount not exceeding at any time the aggregate unpaid amount of all such premiums at such time for all of the Credit Parties combined;

          (j) Unsecured Indebtedness in respect of hedging agreements entered into by Borrowers in the ordinary course of business; and

          (k) additional Indebtedness in an aggregate principal amount (when added to all then outstanding Indebtedness secured by Purchase Money Liens and all then outstanding Indebtedness consisting of obligations under capital leases) not in excess of $40,000,000 at any time outstanding.

     8.4 Liens. No Borrower nor any Subsidiary of any Borrower shall directly or indirectly create, incur, assume, or suffer to exist any Lien on any of its property now owned or hereafter acquired except:


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

          (a) Liens on the Collateral granted to the Agent;

          (b) Liens on Equipment, Fixtures and Real Property;

          (c) Liens existing on the Effective Date and set forth on Schedule B,
     Part 8.4;

          (d) Purchase Money Liens and the interests of lessors under capital leases, in each case to the extent permitted under Section 8.3(e);

          (e) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers or landlords and other similar Liens arising by operation of law, Liens for taxes, assessments or other governmental charges and other similar Liens arising by operation of law, in each case for amounts that are not yet due and payable or that are being diligently contested in good faith by a Borrower or a Subsidiary of a Borrower, so long as adequate reserves are maintained by such Person for their payment in accordance with GAAP;

          (f) Attachment or judgment Liens not to exceed an aggregate of $1,000,000 for the Borrowers and their Subsidiaries, excluding amounts (i) bonded to the reasonable satisfaction of the Agent or (ii) covered by insurance to the reasonable satisfaction of the Agent;

          (g) Deposits or pledges made in the ordinary course of business to secure obligations under workmen's compensation, social security or similar laws, under unemployment insurance, or to secure public or statutory obligations;

          (h) Deposits or pledges made to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business not to exceed an aggregate of $5,000,000 for all Credit Parties combined;

          (i) Easements, rights-of-way, restrictions and other similar encumbrances on title to, or restrictions on the use of, real property, which, in the aggregate, do not materially detract from the value of the item of property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;

          (j) retained interests of lessors under operating leases;

          (k) leases and subleases granted in the ordinary course of business;

          (l) Liens arising solely out of any statutory or common law provision consisting of banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; and

          (m) Extensions, replacements and renewals of any of the foregoing so long as the aggregate amount of Indebtedness secured by such extended, replaced or renewed


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     Liens is not increased and is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness secured by such extended, replaced or renewed Liens.

     8.5 Contingent Obligations. No Borrower nor any Subsidiary of any Borrower shall directly or indirectly incur, assume, or suffer to exist any Contingent Obligation, excluding Contingent Obligations for Indebtedness permitted to be incurred under Section 8.3, and Investments permitted under Section 8.8.

     8.6 Sale of Assets. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets, other than: (a) Inventory in the ordinary course of business; (b) redundant, obsolete or worn out property disposed of in the ordinary course of business; (c) in connection with the merger or dissolution of any Borrower or any wholly-owned Subsidiary of any Borrower into any other Borrower; (d) assets of a Borrower or any Subsidiary of a Borrower sold, leased, assigned or otherwise transferred to such or any other Borrower; and (e) assets the disposition of which is not otherwise permitted under this
Section 8.6, provided, that, as to dispositions referred to in clauses (b) (except for dispositions of redundant, obsolete or worn out equipment with a value not exceeding $100,000 in the aggregate) and (e) above, (i) such dispositions are for fair value, and (ii) the aggregate amount of all such dispositions does not exceed $20,000,000 in the aggregate for any fiscal year of the Consolidated Entity.

     8.7 Restricted Payments. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend (other than dividends payable solely in capital stock of such Person) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of such Person or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Person or any of its Subsidiaries; or (b) make any optional or mandatory payment of principal of or interest on, or any optional or mandatory prepayment of principal of or interest on, or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of, in each case any Indebtedness subordinated to the Obligations; provided, that, notwithstanding the foregoing:

               (i) any Borrower and any Subsidiary of any Borrower may make payments or prepayments on account of Indebtedness owing to such or any other Borrower;

               (ii) any Subsidiary of any Borrower may declare and pay dividends to such Borrower or any other Borrower;

               (iii) MTLM may declare and pay dividends so long as (A) before and after giving effect to all payments in connection therewith, the Borrowers shall be in compliance with the financial covenants contained in Sections 8.1 and 8.2 hereof, as demonstrated by a certificate of the chief executive officer, chief financial officer or treasurer of MTLM delivered to the Agent and the Lenders prior to


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

                    such payment; (B) no Default or Event of Default shall have occurred and be continuing or would result from such payments; and (C) the aggregate amount of all such payments in any consecutive twelve (12) month period does not exceed $50,000,000; and

               (iv) MTLM may redeem, repurchase or otherwise acquire or retire any of its capital stock so long as (A) before and after giving effect to all payments in connection therewith, the Borrowers shall be in compliance with the financial covenants contained in Sections 8.1 and 8.2 hereof, as demonstrated by a certificate of the chief executive officer, chief financial officer or treasurer of MTLM delivered to the Agent and the Lenders prior to such payment; (B) no Default or Event of Default shall have occurred and be continuing or would result from such payments; and (C) the aggregate amount of all such payments during any consecutive twelve (12) month period does not exceed $50,000,000 and the aggregate amount of all such payments during the term of this Credit Agreement does not exceed $100,000,000.

     8.8 Investments and Acquisitions. No Borrower shall, or shall permit any of its Subsidiaries to form or acquire any new Subsidiaries (other than in connection with a Permitted Acquisition), or to directly or indirectly, make any Acquisition of any Person or make any Investment in any Person, whether in cash, Securities, or other property of any kind including, without limitation, any Subsidiary or Affiliate of any Credit Party, other than:

          (a) Permitted Acquisitions and Permitted Investments in Non-Majority Interests;

          (b) advances or loans made in the ordinary course of business not to exceed $10,000,000 in the aggregate for all Credit Parties combined outstanding at any one time (provided, that the aggregate amount of all advances and loans made to officers, directors, employees or other Affiliates of any Borrower or any Subsidiary of any Borrower outstanding at any one time shall not exceed $350,000);

          (c) loans, investments and advances between a Borrower and any other Borrower;

          (d) Cash Equivalents;

          (e) Investments in account debtors received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of customers in the ordinary course of business and in accordance with applicable collection and credit policies established by such Borrower or such Subsidiary, as the case may be;

          (f) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods and services in the ordinary course of business;


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

          (g) Investments existing on the Effective Date and set forth on
     Schedule 8.8(g); and

          (h) such other Investments as the Agent may approve in writing in the exercise of its sole discretion.

     8.9 Affiliate Transactions. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with (including, without limitation, the purchase, sale or exchange of property or the rendering of any service to) any Subsidiary or Affiliate of any Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business, as the case may be, and upon fair and reasonable terms no less favorable in any material respect to such Borrower or such Subsidiary than could be obtained in a comparable arm's-length transaction with an unaffiliated Person, except for such transactions otherwise expressly permitted under Sections 8.7 and 8.8, respectively.

     8.10 Bank Accounts. Except for accounts approved by the Agent, no Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) the Disbursement Account, (b) petty-cash accounts, provided, that the aggregate balance of funds in such accounts shall not exceed at any time $3,000,000, (c) payroll, imprest or medical insurance disbursement accounts, provided, that the aggregate balance of funds in each of such accounts shall not exceed at any time that amount which the Borrower on whose behalf such account is maintained deems reasonably necessary to satisfy ordinary course disbursements therefrom during the next ten
(10) Business Days, and (d) savings or other accounts at banks or other financial institutions, so long as Borrowers have no Revolving Loans outstanding at all times during which such accounts are maintained, and so long as Borrowers and each such bank or other financial institution shall have entered into control agreements with the Agent with respect to each such account, in each case in form and substance satisfactory to the Agent, and taken such other actions as may be reasonably requested from time to time by the Agent in order to maintain a first perfected security interest in and Control of such Collateral. Notwithstanding anything to the contrary in this Credit Agreement or any other Credit Document, so long as no Event of Default has occurred and is continuing, the Borrowers shall not be required to maintain control agreements in effect with respect to (i) disbursement accounts at banks other than LaSalle Bank so long as the aggregate balance of funds in such disbursement accounts do not exceed $3,000,000, and (ii) any other account in which the balance of funds does not at any time exceed $100,000 (so long as the aggregate balance of all accounts under this clause (ii) does not exceed $1,500,000).

     8.11 Additional Negative Pledges. Except as otherwise disclosed on Schedule B, Parts 8.3 or 8.4, respectively, no Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the Collateral or any portion thereof, other than pursuant to this Credit Agreement and the other Credit Documents.


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

     8.12 Merger. No Borrower shall merge or consolidate with or into any other Person, except (i) subject to the requirements of Section 7.4 hereof, a Subsidiary of MTLM may merge into MTLM or a wholly-owned Subsidiary of MTLM, and
(ii) in connection with a Permitted Acquisition, provided however in any such case, the Borrower or the applicable wholly-owned Subsidiary must be the surviving entity and after giving effect thereto no Default or Event of Default shall exist.

     8.13 Sale and Leaseback Transactions and Other Off-Balance Sheet Liabilities. None of the Borrowers will, nor will they permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction or any other Off-Balance Sheet Liability.

                                   ARTICLE IX

                         EVENTS OF DEFAULT AND REMEDIES

     9.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (each an "Event of Default") hereunder:

          9.1.1 Failure to Pay. The Borrowers shall fail to pay any Obligations in respect of principal or interest on the Revolving Loans, in each case when the same shall become due and payable, or shall fail to pay, within five (5) days after the same shall become due and payable, any other amount due under this Credit Agreement or any of the other Credit Documents.

          9.1.2 Breach of Certain Covenants. Any Borrower shall fail to comply with any covenant contained in Article VII (other than Section 7.4(i), 7.8, 7.9, 7.12, 7.13 and 7.14) or Article VIII.

          9.1.3 Breach of Representation or Warranty. Any representation or warranty made or deemed to be made by any Credit Party in this Credit Agreement or in any other Credit Document (and in any statement or certificate given under this Credit Agreement or any other Credit Document), shall be false or misleading in any material respect when made or deemed to be made.

          9.1.4 Breach of Other Covenants. Any Credit Party shall fail to comply with any covenant contained in this Credit Agreement or any other Credit Document, other than as set forth in Section 9.1.2, and such failure shall continue for 10 days after the Funds Administrator receives notice of such failure from Agent.

          9.1.5 Dissolution. Any Credit Party shall dissolve, wind up or otherwise cease its business (other than pursuant to a transaction expressly permitted hereunder).

          9.1.6 Insolvency Event. Any Credit Party shall become the subject of an Insolvency Event.

          9.1.7 Change of Control. A Change of Control shall occur.


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

          9.1.8 Cross Default. A default or event of default shall occur (and continue beyond any applicable grace period) under any note, agreement or instrument evidencing any other Indebtedness of any Credit Party or any Subsidiary of any Credit Party, which default or event of default permits the acceleration of its maturity, provided that the aggregate principal amount of all such other Indebtedness for which the default or event of default has occurred exceeds $5,000,000.

          9.1.9 Rate Management Obligation. Any Borrower or any Subsidiary of any Borrower shall fail to pay any Rate Management Obligation when due or shall breach any term, provision or condition contained in any Rate Management Transaction, and such default shall continue after the applicable grace period, if any.

          9.1.10 Judgments. Any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Borrower or any other Credit Party or any of their respective properties in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days.

          9.1.11 ERISA. Any Borrower or any of its ERISA Affiliates or any other Person institutes any steps to terminate or withdraw from a Benefit Plan and, as a result of such termination or withdrawal, such Borrower or ERISA Affiliate is or could reasonably be expected to be required to make a contribution to such Benefit Plan in excess of $5,000,000 or such Borrower or ERISA Affiliate fails to make a contribution to any Employee Benefit Plan which failure would be sufficient to give rise to a Lien under Section 302(f) of ERISA in an amount in excess of $5,000,000.

          9.1.12 Failure of Enforceability of Credit Documents; Security. Any covenant, agreement or obligation of any Credit Party contained in or evidenced by any of the Credit Documents shall cease to be enforceable, or shall be determined by a court of competent jurisdiction to be unenforceable, in each case in accordance with its terms (otherwise than pursuant to its terms or as expressly permitted hereunder); any Credit Party shall deny or disaffirm its obligations under any of the Credit Documents or any Liens granted in connection therewith; or, any Liens granted on any of the Collateral shall be determined to be void, voidable, invalid or unperfected, are subordinated or not given the priority contemplated by this Credit Agreement.

     9.2 Acceleration, Termination of Commitments and Cash Collateralization. Upon the occurrence and during a continuance of any Event of Default, without prejudice, to the rights of the Agent or any Lender to enforce its claims against the Credit Parties:

          9.2.1 Acceleration. Upon the written request of the Required Lenders and by delivery of written notice to the Funds Administrator from the Agent, all Obligations shall be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1.6, in which case all Obligations shall automatically become immediately due and payable without the necessity of any request of the Required Lenders or notice or other demand to the


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Funds Administrator or any of the Borrowers) without presentment, demand, protest or any other action or obligation of the Agent or any Lender.

          9.2.2 Termination of Commitments. Upon the written request of the Required Lenders, and by delivery of written notice to the Funds Administrator from the Agent (except with respect to any Event of Default set forth in Section 9.1.6, in which case all of the Commitments shall automatically and immediately terminate without the necessity of any request of the Required Lenders or notice or other demand to the Funds Administrator or any of the Borrowers) the Commitments shall be immediately terminated and, at all times thereafter, all Revolving Loans made by any Lender pursuant to this Credit Agreement shall be at such Lender's sole discretion, unless such Event of Default is waived in accordance with Section 11.11, in which case the Commitments shall be automatically reinstated.

          9.2.3 Cash Collateralization. On demand of the Agent or the Required Lenders, the Borrowers shall immediately deposit with the Agent for each Letter of Credit then outstanding, cash or Cash Equivalents in an amount equal to 110% of the greatest amount drawable thereunder. Such deposit shall be held by the Agent and used to reimburse the Issuing Bank for the amount of each drawing made under such Letters of Credit, as and when each such drawing is made.

     9.3 Rescission of Acceleration. After acceleration of the maturity of all or any part of the Obligations, if the Borrowers pay all accrued interest and all principal due (other than by reason of the acceleration) and all Events of Default are waived in accordance with Section 11.11, the Required Lenders may elect in their sole discretion, to rescind the acceleration and return to the Borrowers any cash collateral, if any, deposited with the Agent pursuant to
Section 9.2.3. (This Section is intended only to bind all of the Lenders to a decision of the Required Lenders and not to confer any right on the Borrowers, even if the described conditions for the Required Lenders' election may be met.)

     9.4 Remedies. Upon the occurrence and during the continuance of an Event of Default, upon the written request and at the direction of the Required Lenders, the Agent may exercise any rights and remedies available to it under applicable law (including under the Code) and under the Collateral Documents. The foregoing rights and remedies are not intended to be exhaustive and the full or partial exercise of any right or remedy shall not preclude the full or partial exercise of any other right or remedy available under this Credit Agreement, any other Credit Document, at equity or at law.

     9.5 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, upon the occurrence and during the continuance of any Event of Default, and regardless of whether any Lender has made any demand or the Obligations of any Borrower have matured, each Lender shall have the right to appropriate and apply to the payment of the Obligations of such Borrower all deposits and other obligations then or thereafter owing by such Lender to such Borrower. Each Lender exercising such rights shall notify the Agent thereof and any amount received as a result of the exercise of such rights shall be shared by the Lenders in accordance with
Section 2.5.


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     9.6 License of Use of Software and Other Intellectual Property. Unless
expressly prohibited by the licensor thereof, if any, the Agent is hereby granted a license to use all computer software programs, data bases, processes and materials used by the Borrowers in connection with their respective businesses or in connection with any Collateral. The Agent agrees not to use any such license other than after the occurrence and during the continuance of an Event of Default.

     9.7 Application of Proceeds; Surplus, Deficiencies. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights against any Collateral (after deducting all of the Agent's Expenses related thereto) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in the order set forth in Section 4.12. The Borrowers shall remain jointly and severally liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the Borrowers or their successors or assigns, any surplus resulting therefrom.

                                    ARTICLE X

                                    THE AGENT

     10.1 Appointment of Agent. Each Lender hereby designates LaSalle Bank as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Note, by the acceptance of such Note, shall be deemed irrevocably to authorize the Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and any other instruments and agreements referred to herein and therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, Fees (other than Fees that are exclusively for the account of the Agent), charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders. The Agent may perform any of its duties hereunder by or through its agents or employees.

     Other than rights of the Credit Parties under Section 10.9, the provisions of this Article X are for the benefit of the Agent and the Lenders only and none of the Credit Parties or any other Persons shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act only for the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party.

     10.2 Nature of Duties of Agent. The Agent has no duties or responsibilities except those expressly set forth in the Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement or any of the other Credit Documents a fiduciary relationship in respect of any Lender or any participant of any Lender; and nothing in this Credit Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to


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impose upon the Agent any obligations in respect of this Credit Agreement or any other Credit Document, except as expressly set forth herein or therein.

     10.3 Lack of Reliance on Agent.

          (a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

          (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or any of the other Credit Documents or the financial or other condition of any Credit Party. The Agent shall not be required to make any inquiry concerning either the performance or observance of any other terms, provisions or conditions of this Credit Agreement or any of the other Credit Documents, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

     10.4 Certain Rights of the Agent. The Agent shall have the right to request instructions from the Lenders by notice to each of such Lenders. If the Agent shall request instructions from the Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from such Lenders, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the requisite Lenders required to give such instructions hereunder. The Agent may give any notice required under Article IX hereof without the consent of any of the Lenders unless otherwise directed by the Required Lenders in writing and will, at the direction of the Required Lenders, give any such notice required under Article IX.

     10.5 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, facsimile or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Agent may consult with legal counsel (including counsel for the Credit Parties with respect to matters concerning the Credit Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or


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omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     10.6 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Credit Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

     10.7 The Agent in its Individual Capacity. With respect to its obligation to lend under this Credit Agreement, the Revolving Loans made by it and the Revolving Note issued to it and its participation in Letters of Credit issued hereunder, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Revolving Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Required Lenders," "holders of Revolving Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, financial advisory or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders.

     10.8 Holders of Revolving Notes. The Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

     10.9 Successor Agent.

          (a) The Agent may, upon 15 Business Days' notice to the Lenders and the Funds Administrator, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to the Lenders and the Funds Administrator. Upon any such resignation, the Required Lenders shall have the right, upon 5 days' notice and approval by the Credit Parties (which approval shall not be unreasonably withheld or delayed) to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders (and with the approval of the Funds Administrator, which approval shall not be unreasonably withheld or delayed), appoint a successor Agent, which shall be a bank or a trust company or other


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     financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000.

          (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement and the other Credit Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under or in connection with this Credit Agreement.

     10.10 Collateral Matters.

          (a) Each Lender authorizes and directs the Agent to enter into the Collateral Documents for the benefit of the Lenders. Each Lender hereby agrees, and each holder of any Revolving Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein or in the other Credit Documents, any action taken by the Required Lenders in accordance with the provisions of this Credit Agreement and the other Credit Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time so long as an Event of Default shall not then exist, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain the perfection of the Liens upon the Collateral granted pursuant to the Collateral Documents.

          (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, (ii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders pursuant to Section 11.11; or
     (iii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition thereof permitted hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 10.10.

          (c) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or that the Liens granted to the Agent in or pursuant to any of the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to


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     continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

     10.11 Actions with Respect to Defaults. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders; provided, that until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

     10.12 Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from any of the Credit Parties or any Subsidiary of any of the Credit Parties, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document, except (i) as specifically provided in this Credit Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

     10.13 Designation of Co-Syndication Agents and Co-Documentation Agents. Charter One Bank, N.A. and Sovereign Bank are hereby designated as co-syndication agents ("Co-Syndication Agents") hereunder. PNC Bank National Association and National City Bank of the Midwest are hereby designated as co-documentation agents ("Co-Documentation Agents") hereunder. The Co-Syndication Agents and the Co-Documentation Agents shall not have any rights, powers or obligations of the Agent hereunder or under any other Credit Document, nor shall the Co-Syndication Agents or the Co-Documentation Agents have any right or claim to any funds, fees or payments due to the account of the Agent hereunder or under any other Credit Document.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Governing Law. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS CREDIT AGREEMENT AND EACH OF THE REVOLVING NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS.

     11.2 Submission to Jurisdiction. ALL DISPUTES AMONG THE LENDERS AND THE CREDIT PARTIES (OR THE AGENT OR FUNDS ADMINISTRATOR, RESPECTIVELY, ACTING ON THEIR BEHALF), WHETHER SOUNDING IN CONTRACT,


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TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS
LOCATED IN COOK COUNTY, ILLINOIS AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT ON BEHALF OF THE LENDERS, SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE FUNDS ADMINISTRATOR OR ANY CREDIT PARTY OR THEIR RESPECTIVE PROPERTIES IN ANY LOCATION REASONABLY SELECTED BY THE AGENT IN GOOD FAITH TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE FUNDS ADMINISTRATOR AND EACH OF THE OTHER CREDIT PARTIES WAIVE ANY OBJECTION THAT ANY OF SUCH PERSONS MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT OR ANY LENDER HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

     11.3 Service of Process. EACH OF THE FUNDS ADMINISTRATOR AND THE OTHER CREDIT PARTIES HEREBY WAIVES PERSONAL SERVICE UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, HEREBY IRREVOCABLY DESIGNATES AND APPOINTS ROBERT
C. LARRY, WITH AN OFFICE ON THE DATE HEREOF AT C/O METAL MANAGEMENT, INC., 325 NORTH LASALLE STREET, SUITE 550, CHICAGO, ILLINOIS 60610, AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY SUCH PERSON WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT, TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS ISSUED BY ANY COURT IN ANY LEGAL ACTION OR OTHER PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY SUCH PERSON TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE FUNDS ADMINISTRATOR AT ITS ADDRESS PROVIDED HEREIN EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY THE FUNDS ADMINISTRATOR OR ANY OTHER CREDIT PARTIES REFUSES TO ACCEPT SERVICE, EACH SUCH PERSON HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE AND EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE FUNDS ADMINISTRATOR OR ANY OTHER CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

     11.4 Jury Trial. THE FUNDS ADMINISTRATOR, EACH OF THE OTHER CREDIT PARTIES, THE AGENT AND THE LENDERS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY. INSTEAD, ANY DISPUTES WILL BE RESOLVED IN A BENCH TRIAL.


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     11.5 Limitation of Liability. NEITHER THE AGENT NOR ANY LENDER SHALL HAVE
ANY LIABILITY TO THE FUNDS ADMINISTRATOR OR ANY OTHER CREDIT PARTY (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR LOSSES SUFFERED BY ANY SUCH PERSON IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS CREDIT AGREEMENT, OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT OR ANY SUCH LENDER, THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     11.6 Delays. No delay or omission of the Agent or the Lenders in exercising any right or remedy hereunder shall impair any such right or operate as a waiver thereof.

     11.7 Notices. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Agent or any of the Lenders, then to LaSalle Bank National Association, 135 South LaSalle Street, Chicago, Illinois, 60603
Attention: Michael J. Vrchota, if to the Funds Administrator or any other Credit Party, then to Metal Management, Inc., 325 N. LaSalle Street, Suite 550, Chicago, Illinois 60610, Attention: Chief Financial Officer, or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, or any of the Lenders, at (312) 904-5483 and if to the Funds Administrator or any other Credit Party at (312) 654-0714. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, 3 Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telex or facsimile transmission, when receipt of such transmission is acknowledged; provided, that failure or delay in delivering copies of any notices to any persons designated above to receive copies thereof shall in no way adversely affect the effectiveness of such notice.

     11.8 Assignments and Participations.

          11.8.1 Borrower Assignment. Neither the Funds Administrator nor any of the other Credit Parties shall have any right to assign this Credit Agreement or any of the other Credit Documents, or any rights or obligations hereunder or thereunder, without the prior written consent of the Agent and the Lenders.

          11.8.2 Lender Assignments. Each Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Credit Agreement, the Revolving Notes and the other Credit Documents (which shall be of a constant and not a varying percentage of the Loans and Commitment assigned), with the consent of the Agent (such consent not to be unreasonably withheld or delayed) and upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an agreement in substantially the form of Exhibit F (an "Assignment And Assumption Agreement"), together with surrender of any Revolving Note or Revolving Notes subject to such assignment and a processing and recordation fee of $5,000, such assignment shall be effective and Annex I hereto


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shall be deemed to be modified accordingly. No such assignment shall be for less than $5,000,000 of the Commitments unless it is to another Lender or is an assignment of all of such Lender's rights and obligations under this Credit Agreement. (This Section does not apply to branches and Affiliates of a Lender, it being understood that a Lender may make, carry or transfer Revolving Loans at or for the account of any of its branch offices or Affiliates without consent of the Borrowers, the Agent or any other Lender.)

          11.8.3 Agent's Register. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments, and the principal amount of their Revolving Loans (the "Register") at the address specified for the Agent in Section 11.7. The Agent shall also maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it, and modify the Register to give effect to each Assignment and Assumption Agreement. Upon its receipt of each Assignment and Assumption Agreement and surrender of the affected Revolving Note or Revolving Notes, the Agent will give prompt notice thereof to the Funds Administrator and deliver to the Funds Administrator a copy of the Assignment and Assumption Agreement. Within 5 Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent a substitute Revolving Note or Revolving Notes to the order of the assignee in the amount of the Commitment or Commitments assumed by it and to the assignor in the amount of the Commitment or Commitments retained by it, if any. Such substitute Revolving Note or Revolving Notes shall re-evidence the Indebtedness outstanding under the surrendered Revolving Note or Revolving Notes and shall be dated as of the date hereof. Upon receipt of such substitute Revolving Note or Revolving Notes, the Agent shall deliver the surrendered Revolving Note or Revolving Notes to the Funds Administrator. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder. The Register shall be available for inspection by the Credit Parties and the Lenders (or any of them) at any reasonable time and from time to time upon reasonable notice to the Agent.

          11.8.4 Participations. Each Lender may sell participations (without the consent of the Agent, any Credit Party or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement, the Revolving Notes and the other Credit Documents. Notwithstanding a Lender's sale of a participation interest, its obligations hereunder shall remain unchanged. The Credit Parties, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No participant shall have rights to approve any amendment or waiver of this Credit Agreement or any of the other Credit Documents except to the extent such amendment or waiver would (i) increase the participant's obligation in respect of the Commitment of the Lender from whom the participant purchased its participation interest, (ii) reduce the principal of, or stated rate or amount of interest on, the Revolving Loans subject to such participation, (iii) postpone any maturity date fixed for final payment of principal of the Revolving Loans subject to the participation interest and (iv) release any guarantor of the Obligations or all or a substantial portion of the Collateral, other than when otherwise permitted hereunder.

     11.9 Confidentiality.

          (a) Each Lender agrees that it will use its best efforts not to disclose to any Person, without the prior consent of the Funds Administrator, any information with respect to any of the Credit Parties or any Subsidiary of any of the Credit Parties which is


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     furnished pursuant to this Credit Agreement and which is designated by the respective Credit Parties to the Lenders in writing as confidential (the "Credit Party Information"), provided, that, each Lender may disclose any such information (i) to its employees, auditors, or counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, (ii) to its Affiliates on a need to know basis, (iii) as has become generally available to the public, other than by disclosure thereof by such Lender, (iv) as may be required in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (v) as may be required in response to any summons or subpoena or in connection with any litigation,
     (vi) in order to comply with any Requirement of Law, and (vii) to any actual or prospective transferee or participant in connection with any contemplated transfer or participation of any of the Revolving Notes or Commitments or any interest therein by such Lender, so long as prior to such disclosure such prospective or actual transferee or participant has agreed to preserve the confidentiality of such information on terms substantially similar to those set forth in this Section 11.9 or on terms otherwise satisfactory to the Funds Administrator.

          (b) In the event that the Agent or any Lender is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Credit Party Information, such Person will (i) provide the Funds Administrator with prompt written notice so that the Credit Parties may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.9; (ii) unless the Credit Parties waive compliance by such Person with the provisions of this
     Section 11.9, make a timely objection to the request or compulsion to provide such Credit Party Information on the basis that such Credit Party Information is confidential and subject to the agreements contained in this
     Section 11.9; and (iii) take action as is necessary to preserve such confidentiality, such as seeking a protective order or other appropriate remedy.

     In the event that a protective order or other remedy is not obtained, or the Credit Parties waive compliance with the provisions of this Section 11.9, such Person will furnish only that portion of the Credit Party Information which is legally required to be furnished and will exercise such Person's best efforts to obtain reliable assurance that confidential treatment will be accorded to the Credit Party Information.

     11.10 Indemnification. The Borrowers hereby jointly and severally indemnify and agree to defend and hold harmless the Agent and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of (a) any litigation, investigations, claims or proceedings which arise out of (i) this Credit Agreement or the transactions contemplated hereby, (ii) the issuance of the Letters of Credit, (iii) the failure of the Issuing Bank to honor a Drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (iv) any actual or proposed use by any Borrower of the proceeds of the Revolving Loans or (v)


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the Agent's or the Lenders' entering into this Credit Agreement, the other
Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (b) any remedial or other action taken by any of the Borrowers or any of the Lenders in connection with compliance by any of the Borrowers or any Subsidiary of any of the Borrowers, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines.

     11.11 Amendments and Waivers. No amendment or waiver of any provision of this Credit Agreement, any part of Schedule B, or any other Credit Document shall be effective unless in writing and signed by the Required Lenders (or by the Agent on their behalf), except that:

          (a) the consent of all Lenders shall be required to amend or waive this Section 11.11;

          (b) the consent of all the Lenders is required to (i) except as otherwise set forth in Section 2.8, increase the Commitments, (ii) reduce the principal of, or interest on, any Revolving Note, any Letter of Credit reimbursement obligations or any Fees hereunder (other than Fees that are exclusively for the account of the Agent), (iii) postpone any date fixed for any payment in respect of principal of, or interest on, any Revolving Note, any Letter of Credit reimbursement obligations or any Fees hereunder,
     (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, (v) change the definition of Required Lenders or (vi) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of a Borrower permitted under this Credit Agreement, release all or substantially all of the Liens in favor of the Agent on any of the Collateral; and

          (c) the consent of the Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent under any Credit Document, in addition to the consent of the Lenders otherwise required by this Section.

     Neither the consent of the Funds Administrator nor any other Credit Party shall be required for any amendment, modification or waiver of the provisions of
Article X (other than Section 10.9). The Funds Administrator, the other Credit Parties and the Lenders each hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Annex I to reflect assignments of the Commitments or any increases or decreases in the Commitments in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Credit Parties may amend Schedule B, Parts 6.1, 6.10, 6.14 and 6.16 in accordance with the terms of this Credit Agreement, without the consent of the Required Lenders. Upon the occurrence of a Permitted Acquisition which results in a new Subsidiary of any Borrower as permitted by the terms of this Credit Agreement, the Agent is authorized to accept any joinder or agreement of such Subsidiary to be bound as a "Borrower" hereunder and in a similar capacity under the other Credit Documents without the further consent of any Lender, Borrower or Funds

Administrator, although each of the Lenders, the other Borrowers and the Funds Administrator will promptly confirm in writing, if requested by Agent, such joinder and agreement by such new Subsidiary.

     11.12 Counterparts and Effectiveness. This Credit Agreement and any waiver or amendment hereto may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent.

     11.13 Severability. In case any provision in or obligation under this Credit Agreement, the Revolving Notes or any of the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     11.14 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agent, and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied pursuant to the terms hereof to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrowers to the Agent or any Lender, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section 11.14 shall control over every other provision of this Credit Agreement, the other Credit Documents, and all agreements among the Borrowers, the Agent and the Lenders.

     11.15 Entire Agreement; Successors and Assigns. This Credit Agreement and the other Credit Documents constitute the entire agreement among the Credit Parties, the Agent and the

Lenders, supersede any prior agreements among them, and shall bind and benefit each of such Persons and their respective successors and permitted assigns.

     11.16 Joint and Several Liability of Borrowers.

          (a) Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Credit Documents with respect to all Obligations, regardless of which of the Borrowers actually receives the proceeds of the Revolving Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Funds Administrator, the Borrowers, the Agent or the Lenders account therefor in their respective books and records. Notwithstanding the foregoing, (i) each Borrower's obligations and liabilities with respect to proceeds of Revolving Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and (ii) each Borrower's obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Revolving Loans received by, or Letters of Credit issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Borrower. Neither the joint and several liability of, nor the Liens granted to the Agent under the Collateral Documents by, any of the Borrowers shall be impaired or released by (A) the failure of Agent or any Lender, any successors or assigns thereof, or any holder of any Revolving Note or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against the Funds Administrator, any Borrower, any Subsidiary of any Borrower, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Agent or any Lender, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Borrower, or a guarantor or surety of or for any or all of the Obligations; and (E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such or any other Borrower.

          (b) Each Borrower understands and acknowledges that, if the Agent forecloses judicially or nonjudicially against any Collateral consisting of real property, such foreclosure could impair or destroy any ability that such Borrower may have to seek reimbursement, contribution or indemnification from any other Borrower or Borrowers or from others based on any right such Borrower may have of subrogation, reimbursement, contribution or indemnification in respect of its joint and several liability hereunder. Each Borrower further understands and acknowledges that in the absence of this Section 11.16(b), such potential impairment or destruction of such Borrower's rights, if any, may entitle such Borrower to assert a defense to its joint and several liability hereunder based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal.App.2d 40
     (1968). By executing this Agreement, each Borrower freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that such Borrower will be fully liable hereunder and under the other Credit Documents even though the Agent may foreclose judicially or nonjudicially against any real property security for the Obligations; (ii) agrees that such Borrower will not assert that defense in any action or proceeding which the Agent or any of the Lenders may commence to enforce this Agreement; (iii) acknowledges and agrees that the rights and defenses waived by such Borrower hereunder include any right or defense that such Borrower may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Agent and each of the Lenders is relying on this waiver in making the Revolving Loans and other extensions of credit hereunder, and that this waiver is a material part of the consideration which the Agent and each Lender is receiving therefor.

          (c) Each Borrower waives any rights and defenses that are or may become available to such Borrower by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

          (d) Each Borrower waives all rights and defenses that such Borrower may have because the Revolving Loans and other Obligations are secured in part by real property. This means, among other things, that:

               (i) the Lenders may collect from such Borrower, without first foreclosing on any real or personal property Collateral pledged by such or any other Borrower or any other Person; and

               (ii) if the Agent forecloses on any real property Collateral pledged by any Borrower or any other Person:

                    (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price; and

                    (B) Lenders may collect from such Borrower even if the Agent, by foreclosing on the real property Collateral, has destroyed any right such Borrower may have to collect from any other Borrower or Person.

     This Section 11.16(d) is an unconditional and irrevocable waiver of any rights and defenses any Borrower may have because the Obligations are secured in part by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

     11.17 Customer Identification - USA Patriot Act Notice. Each Lender and LaSalle Bank (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "Act"), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or LaSalle Bank, as applicable, to identify the Credit Parties in accordance with the Act.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the respective parties hereto have caused this Amended and Restated Credit Agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

                                      METAL MANAGEMENT, INC.,
                                      as Funds Administrator and as Borrower


                                      By: /s/ Robert C. Larry
                                          --------------------------------------
                                      Name: Robert C. Larry
                                      Title: Executive Vice President and
                                             Chief Financial Officer

                                      ADDITIONAL BORROWERS:

                                      CIM TRUCKING, INC.
                                      MTLM ARIZONA, INC.
                                      METAL MANAGEMENT AEROSPACE, INC.
                                      METAL MANAGEMENT ALABAMA, INC.
                                      METAL MANAGEMENT ARIZONA, L.L.C.
                                      METAL MANAGEMENT CONNECTICUT, INC.
                                      METAL MANAGEMENT INDIANA, INC.
                                      METAL MANAGEMENT JACKSON, L.L.C.
                                      METAL MANAGEMENT MEMPHIS, L.L.C.
                                      METAL MANAGEMENT MIDWEST, INC.
                                      METAL MANAGEMENT MISSISSIPPI, INC.
                                      METAL MANAGEMENT NEW HAVEN, INC.
                                      METAL MANAGEMENT NORTHEAST, INC.
                                      METAL MANAGEMENT OHIO, INC.
                                      METAL MANAGEMENT PITTSBURGH, INC.
                                      METAL MANAGEMENT PROLER SOUTHWEST, INC.
                                      METAL MANAGEMENT S&A HOLDINGS, INC.
                                      METAL MANAGEMENT WEST, INC.
                                      METAL MANAGEMENT WEST COAST HOLDINGS, INC.
                                      NAPORANO IRON & METAL, INC.
                                      PROLER SOUTHWEST GP, INC.


                                      By: /s/ Robert C. Larry
                                          --------------------------------------
                                      Name: Robert C. Larry
                                      Title: Vice President


                                      RESERVE IRON & METAL LIMITED PARTNERSHIP

                                      By: METAL MANAGEMENT OHIO, INC.,
                                          its general partner


                                      By: /s/ Robert C. Larry
                                          --------------------------------------
                                      Name: Robert C. Larry
                                      Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Amendment, Continued]

                                        PROLER SOUTHWEST LP

                                        By: PROLER SOUTHWEST GP, INC.,
                                            its general partner


                                        By: /s/ Robert C. Larry
                                            ------------------------------------
                                        Name: Robert C. Larry
                                        Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        AGENT:

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Agent


                                        By: /s/ Michael J. Vrchota
                                            ------------------------------------
                                        Name: Michael J. Vrchota
                                        Title: First Vice President


                                        LENDERS:

                                        LASALLE BANK NATIONAL ASSOCIATION


                                        By: /s/ Michael J. Vrchota
                                            ------------------------------------
                                        Name: Michael J. Vrchota
                                        Title: First Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        CHARTER ONE BANK, N.A.


                                        By: /s/ Mark A. LoSchiavo
                                            ------------------------------------
                                        Name: Mark A. LoSchiavo
                                        Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        SOVEREIGN BANK


                                        By: /s/ Christine Gerula
                                            ------------------------------------
                                        Name: Christine Gerula
                                        Title: Senior Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        PNC BANK NATIONAL ASSOCIATION


                                        By: /s/ John M. Cunningham
                                            ------------------------------------
                                        Name: John M. Cunningham
                                        Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        NATIONAL CITY BANK OF THE MIDWEST


                                        By: /s/ James M. Kershner
                                            ------------------------------------
                                        Name: James M. Kershner
                                        Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        U.S. BANK, NATIONAL ASSOCIATION


                                        By: /s/ Matthew J. Schultz
                                            ------------------------------------
                                        Name: Matthew J. Schultz
                                        Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        KEYBANK NATIONAL ASSOCIATION


                                        By: /s/ Suzannah Harris
                                            ------------------------------------
                                        Name: Suzannah Harris
                                        Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        FIFTH THIRD BANK (CHICAGO)


                                        By: /s/ Neil G. Mesch
                                            ------------------------------------
                                        Name: Neil G. Mesch
                                        Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        ASSOCIATED BANK, N.A.


                                        By: /s/ Daniel Holzhauer
                                            ------------------------------------
                                        Name: Daniel Holzhauer
                                        Title: Vice President

                           [Signature Page Continues]

      [Signature Page to Amended and Restated Credit Agreement, Continued]

                                        REGIONS BANK


                                        By: /s/ Sam H. Prudhomme
                                            ------------------------------------
                                        Name: Sam H. Prudhomme
                                        Title: Vice President,
                                               Corporate Banking Division

                           ANNEX I TO CREDIT AGREEMENT

         LIST OF LENDERS; COMMITMENT AMOUNTS; APPLICABLE LENDING OFFICES

LENDER AND LENDING OFFICE                     COMMITMENT   PROPORTIONATE SHARE
-------------------------                    -----------   -------------------
1.   LaSalle Bank National Association       $60,000,000      20.000000000%
     135 South LaSalle Street
     Chicago, Illinois 60603

2.   Charter One Bank, N.A.                  $40,000,000      13.333333333%
     71 South Wacker Drive
     Chicago, Illinois 60606

3.   Sovereign Bank                          $40,000,000      13.333333333%
     3 Huntington Quad
     Melville, New York 11747

4.   PNC Bank National Association           $30,000,000      10.000000000%
     One South Wacker Drive, Suite 2980
     Chicago, Illinois 60606

5.   National City Bank of the Midwest       $30,000,000      10.000000000%
     One North Franklin, Suite 3600
     Chicago, Illinois 60606

6.   U.S. Bank, National Association         $25,000,000       8.333333333%
     777 East Wisconsin Avenue
     Milwaukee, Wisconsin 53202

7.   KeyBank National Association            $20,000,000       6.666666667%
     127 Public Square
     Cleveland, Ohio 44114

8.   Fifth Third Bank (Chicago)              $20,000,000       6.666666667%
     222 South Riverside Plaza, 32nd Floor
     Chicago, Illinois 60606

9.   Associated Bank, N.A.                   $20,000,000       6.666666667%
     401 E. Kilbourn Ave.
     Milwaukee, WI 53202

10.  Regions Bank                            $15,000,000       5.000000000%
     417 North 20th Street, 8th Floor
     Birmingham, AL 35203

                                    ANNEX II

                                PRICING SCHEDULE

     Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate under and in accordance with the terms of this Agreement shall mean, until the first Pricing Date, the rates per annum shown opposite Level V below, and thereafter, from one Pricing Date to the next, the Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate mean the rates per annum determined in accordance with the following schedule:

                                                                                                 LETTER OF
             LEVERAGE RATIO        APPLICABLE MARGIN FOR     APPLICABLE MARGIN    UNUSED LINE   CREDIT FEE
LEVEL     FOR SUCH PRICING DATE       BASE RATE LOANS:     FOR LIBOR RATE LOANS     FEE RATE       RATE
-----   ------------------------   ---------------------   --------------------   -----------   ----------
  I     Greater than or equal to           0.375%                 1.875%             0.275%       2.000%
        2.0 to 1.0

 II     Less than 2.0 to 1.0, but          0.125%                 1.625%             0.250%       1.750%
        greater than or equal to
        1.5 to 1.0

 III    Less than 1.5 to 1.0, but              0%                 1.375%             0.225%       1.500%
        greater than or equal to
        1.0 to 1.0

 IV     Less than 1.0 to 1.0, but              0%                 1.125%             0.200%       1.250%
        greater than or equal to
        0.50 to 1.0

  V     Less than 0.50 to 1.0             -0.250%                 0.875%             0.175%       1.000%

For purposes hereof, the term "Pricing Date" means, for any fiscal quarter of MTLM ending on or after March 31, 2006, the date on which the Agent is in receipt of the MTLM's most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 7.1 of this Agreement. The Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate shall be established based on the Leverage Ratio for the most recently completed fiscal quarter, and the Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate established on a Pricing Date shall remain in effect until the next Pricing Date. If MTLM has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 7.1 of this Agreement, then from and after the date such financial statements and audit report, as applicable, are due until such financial statements and audit report are delivered, the Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate shall be the highest Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate (i.e., Level I shall apply). If MTLM subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin, Unused Line Fee Rate and Letter of Credit Fee Rate made by the Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders absent demonstrable error.

                                   [SCHEDULES]

                                    EXHIBIT A
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                           FORM OF NOTICE OF BORROWING

___________ ___, 200_

LASALLE BANK NATIONAL ASSOCIATION
as Agent for the Lenders
parties to the Credit
Agreement referred to below
135 South LaSalle Street
Chicago, Illinois 60603

Ladies and Gentlemen:

     The undersigned, Metal Management, Inc., a Delaware corporation (individually, "MTLM"), in its capacity as borrowing agent and funds administrator (in such capacity, the "FUNDS ADMINISTRATOR"), under the Amended and Restated Credit Agreement dated as of May 9, 2006 (as the same may be amended, restated, supplemented, extended or otherwise modified and in effect from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement), among the Funds Administrator, MTLM and certain of its affiliates as borrowers thereunder (collectively, the "BORROWERS"), the financial institutions from time to time parties thereto as lenders thereunder ("LENDERS") and LaSalle Bank National Association, a national banking association, in its capacity as Agent for the Lenders, hereby gives you notice, for and on behalf of the Borrowers, irrevocably, pursuant to SECTION 2.2.4 of the Credit Agreement, that the Funds Administrator, for and on behalf of the Borrowers, hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "PROPOSED BORROWING") as required by SECTION 2.2.4 of the Credit Agreement:

     (I)  The requested date of the Proposed Borrowing is _________________.

     (II) The Type of Revolving Loans comprising the Proposed Borrowing are [BASE RATE] [LIBOR RATE] Loans.

     (III) The aggregate amount of the Proposed Borrowing is $__________.

     (IV) The Interest Period for each Revolving Loan comprising the Proposed Borrowing is _________. [ONLY IN THE CASE OF A PROPOSED BORROWING CONSISTING OF LIBOR RATE LOANS]

     The Funds Administrator, for and on behalf of the Borrowers, hereby (I) represents and warrants that all of the conditions contained in SECTION 5.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the Proposed Borrowing, before and after giving effect thereto and to the application of the proceeds thereof; and (II) reaffirms the continuance of Agent's Liens on the Collateral, for the benefit of Agent and Lenders, pursuant to the Collateral Documents.

     If notice of this Proposed Borrowing has been given previously by telephone, then this notice should be considered a written confirmation of such telephone notice as required by SECTION 2.2.4 of the Credit Agreement.

     IN WITNESS WHEREOF, the Funds Administrator has caused this Notice of Borrowing to be executed and delivered, for and on behalf of the Borrowers, by a duly authorized officer of the Funds Administrator as of the date first set forth above.

                                        METAL MANAGEMENT, INC., a Delaware
                                        corporation, in its capacity
                                        as Funds Administrator


                                        BY:
                                            ------------------------------------
                                        NAME:
                                              ----------------------------------
                                        TITLE:
                                               ---------------------------------

                                    EXHIBIT B
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                             FORM OF REVOLVING NOTE

$______________                                                 ______ ___, 2006

     FOR VALUE RECEIVED, each of the undersigned CIM TRUCKING, INC., an Illinois corporation, MTLM ARIZONA, INC., an Arizona corporation, METAL MANAGEMENT AEROSPACE, INC., a Delaware corporation, METAL MANAGEMENT ALABAMA, INC., a Delaware corporation, METAL MANAGEMENT ARIZONA, L.L.C., an Arizona limited liability company, METAL MANAGEMENT CONNECTICUT, INC., a Delaware corporation, METAL MANAGEMENT, INC., a Delaware corporation, METAL MANAGEMENT INDIANA, INC., an Illinois corporation, METAL MANAGEMENT JACKSON, L.L.C., a Delaware limited liability company, METAL MANAGEMENT MEMPHIS, L.L.C., a Tennessee limited liability company, METAL MANAGEMENT MIDWEST, INC., an Illinois corporation, METAL MANAGEMENT MISSISSIPPI, INC., a Delaware corporation, METAL MANAGEMENT NEW HAVEN, INC., a Delaware corporation, METAL MANAGEMENT NORTHEAST, INC., a New Jersey corporation, METAL MANAGEMENT OHIO, INC., an Ohio corporation, METAL MANAGEMENT PITTSBURGH, INC., a Delaware corporation, METAL MANAGEMENT PROLER SOUTHWEST, INC., a Delaware corporation, METAL MANAGEMENT S&A HOLDINGS, INC., a Delaware corporation, METAL MANAGEMENT WEST, INC., a Colorado corporation, METAL MANAGEMENT WEST COAST HOLDINGS, INC., a Delaware corporation, NAPORANO IRON & METAL, INC., a Delaware corporation, PROLER SOUTHWEST GP, INC., a Delaware corporation, PROLER SOUTHWEST LP, a Texas limited partnership, and RESERVE IRON & METAL LIMITED PARTNERSHIP, a Delaware limited partnership (collectively, the "BORROWERS"), jointly and severally promise to pay to the order of [_____________________], at c/o LaSalle Bank National Association, in its capacity as agent (in such capacity, the "AGENT"), 135 South LaSalle Street, Chicago, Illinois 60603 (the "PAYMENT OFFICE"), in lawful money of the United States of America and in immediately available funds, the principal amount of [________________] AND [___]/100 DOLLARS ($______________), or such lesser amount as may then constitute the unpaid aggregate principal amount of the Revolving Loans made by such Person, on the Expiration Date or such earlier date as this Revolving Note may become due in accordance with the terms of the Credit Agreement referred to below. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

     The Borrowers further agree to pay, on a joint and several basis, interest at the Payment Office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the dates and at the rates specified in and calculated pursuant to ARTICLE IV of the Credit Agreement.

     If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     This Revolving Note is a Revolving Note referred to in and executed and delivered pursuant to that certain Amended and Restated Credit Agreement dated as of May 9, 2006 (as the same may be amended, restated, supplemented, extended or otherwise modified and in effect from time to time, the "CREDIT AGREEMENT"), among the Borrowers, Metal Management, Inc., a Delaware corporation, in its capacity as borrowing agent and funds administrator for the Borrowers, the Lenders and the Agent, to which reference is hereby made for a statement of the terms and conditions under which the Revolving Loans evidenced hereby are to be made and repaid.

     This Revolving Note is secured by certain Collateral Documents. Reference is made to such Collateral Documents and to the Credit Agreement for the terms and conditions governing the Collateral which secures the Obligations.

     Each Borrower (and each endorser, guarantor or surety hereof) hereby waives presentment, demand, protest and notice of any kind. No failure to exercise and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS.

      [Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, each Borrower has caused this Revolving Note to be executed and delivered by such Borrower's duly authorized officer or similar representative as of the date first set forth above.

                                      CIM TRUCKING, INC.
                                      MTLM ARIZONA, INC.
                                      METAL MANAGEMENT AEROSPACE, INC.
                                      METAL MANAGEMENT ALABAMA, INC.
                                      METAL MANAGEMENT ARIZONA, L.L.C.
                                      METAL MANAGEMENT CONNECTICUT, INC.
                                      METAL MANAGEMENT, INC.
                                      METAL MANAGEMENT INDIANA, INC.
                                      METAL MANAGEMENT JACKSON, L.L.C.
                                      METAL MANAGEMENT MEMPHIS, L.L.C.
                                      METAL MANAGEMENT MIDWEST, INC.
                                      METAL MANAGEMENT MISSISSIPPI, INC.
                                      METAL MANAGEMENT NEW HAVEN, INC.
                                      METAL MANAGEMENT NORTHEAST, INC.
                                      METAL MANAGEMENT OHIO, INC.
                                      METAL MANAGEMENT PITTSBURGH, INC.
                                      METAL MANAGEMENT PROLER SOUTHWEST, INC.
                                      METAL MANAGEMENT S&A HOLDINGS, INC.
                                      METAL MANAGEMENT WEST, INC.
                                      METAL MANAGEMENT WEST COAST HOLDINGS, INC.
                                      NAPORANO IRON & METAL, INC.
                                      PROLER SOUTHWEST GP, INC.


                                      By:
                                          --------------------------------------
                                      Name: Robert C. Larry
                                      Title: Vice President


                                      RESERVE IRON & METAL LIMITED PARTNERSHIP

                                      By: METAL MANAGEMENT OHIO, INC.,
                                          its general partner


                                      By:
                                          --------------------------------------
                                      Name: Robert C. Larry
                                      Title: Vice President


                                      PROLER SOUTHWEST LP

                                      By: PROLER SOUTHWEST GP, INC.,
                                          its general partner


                                      By:
                                          --------------------------------------
                                      Name: Robert C. Larry
                                      Title: Vice President

                                    EXHIBIT C
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                        FORM OF LETTER OF CREDIT REQUEST

Dated: _____(1)_______

LASALLE BANK NATIONAL ASSOCIATION
as Agent for the Lenders
parties to the Credit
Agreement referred to below
135 South LaSalle Street
Chicago, Illinois 60603

Issuing Bank: [ ______________(2)/______________ ]
              [              Address             ]

Ladies and Gentlemen:

     The undersigned, Metal Management, Inc., a Delaware corporation (individually, "MTLM"), in its capacity as borrowing agent and funds administrator (in such capacity, the "FUNDS ADMINISTRATOR"), under the Amended and Restated Credit Agreement dated as of May 9, 2006 (as the same may be amended, restated, supplemented, extended or otherwise modified and in effect from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement), among the Funds Administrator, MTLM and certain of its affiliates as borrowers thereunder (collectively, the "BORROWERS"), the financial institutions from time to time parties thereto as lenders thereunder ("LENDERS") and LaSalle Bank National Association, a national banking association, in its capacity as Agent for the Lenders, hereby gives you notice, for and on behalf of the Borrowers, irrevocably, pursuant to SECTION 3.3(A) of the Credit Agreement, that the Funds Administrator, for and on behalf of the Borrowers, hereby requests the Agent to direct the Issuing Bank to issue a [trade] [standby] Letter of Credit on ____(3)_____ in the aggregate Stated Amount of $_____(4)_____ for the account of the Funds Administrator.

----------
(1)  Insert date of Letter of Credit Request.

(2)  Insert name/address of Issuing Bank.

(3) Insert date of issuance which shall be a Business Day at least five (5) Business Days from the date of the Letter of Credit Request (or such shorter period as is acceptable to the Agent).

(4)  Insert aggregate initial Stated Amount of Letter of Credit.

     The beneficiary of the requested Letter of Credit will be _______(5)_______ and such Letter of Credit will be in support of _____________(6)___________ and will have a stated expiration date of _______(7)________.

     The Funds Administrator, for and on behalf of the Borrowers, hereby (I) represents and warrants that all of the conditions contained in SECTION 5.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the proposed date of issuance of the requested Letter of Credit, before and after giving effect thereto and to the application of the proceeds thereof; and (II) reaffirms the continuance of Agent's Liens on the Collateral, for the benefit of Agent and Lenders, pursuant to the Collateral Documents.

     Copies of all documentation with respect to the supported transaction are attached hereto.

                                        METAL MANAGEMENT, INC., a Delaware
                                        corporation, as Funds Administrator


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

----------
(5)  Insert name and address of beneficiary.

(6)  Insert brief description of supported transaction.

(7) Insert last date upon which drafts may be presented, which may not be later than (i) in the case of standby Letters of Credit, twelve (12) months after the date of issuance and (ii) in the case of trade Letters of Credit, one hundred twenty (120) days after the date of issuance.

                                    EXHIBIT D
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                         FORM OF NOTICE OF CONTINUATION

                               ____________, ____

LASALLE BANK NATIONAL ASSOCIATION,
as Agent for the Lenders
parties to the
Credit Agreement referred to below
135 South LaSalle Street
Chicago, Illinois 60603

Ladies and Gentlemen:

     The undersigned, Metal Management, Inc., a Delaware corporation (individually, "MTLM"), in its capacity as borrowing agent and funds administrator (in such capacity, the "FUNDS ADMINISTRATOR"), under the Amended and Restated Credit Agreement dated as of May 9, 2006 (as the same may be amended, restated, supplemented, extended or otherwise modified and in effect from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement), among the Funds Administrator, MTLM and certain of its affiliates as borrowers thereunder (collectively, the "BORROWERS"), the financial institutions from time to time parties thereto as lenders thereunder ("LENDERS") and LaSalle Bank National Association, a national banking association, in its capacity as Agent for the Lenders, hereby gives you notice, for and on behalf of the Borrowers, irrevocably, pursuant to SECTION 4.14.1 of the Credit Agreement, that the Funds Administrator, for and on behalf of the Borrowers, hereby requests a continuation of a Borrowing consisting of LIBOR Rate Loans under the Credit Agreement, and in that connection sets forth below the information relating to such continuation (the "PROPOSED CONTINUATION") as required by SECTION 4.14.1 of the Credit Agreement:

     (I)  The requested date of the Proposed Continuation is __________________.

     (II) The aggregate amount of Loans subject to such Proposed Continuation is $______________.

     (III) The duration of the new Interest Period for each Loan that is the subject of such Proposed Continuation is: ___________________________.

     The Funds Administrator, for and on behalf of itself and each of the Borrowers, hereby certifies that on the date hereof, and on the date of the Proposed Continuation, the Proposed Continuation satisfies all applicable limitations with respect thereto set forth in the Credit Agreement.

                 - Remainder of Page Intentionally Left Blank -

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Funds Administrator has caused this Notice of Continuation to be executed and delivered by a duly authorized officer of such Funds Administrator as of the date first set forth above.

                                        METAL MANAGEMENT, INC., a Delaware
                                        corporation, as Funds Administrator


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   EXHIBIT D-1
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                          FORM OF NOTICE OF CONVERSION

                               ____________, ____

LASALLE BANK NATIONAL ASSOCIATION,
as Agent for the Lenders
parties to the
Credit Agreement referred to below
135 South LaSalle Street
Chicago, Illinois 60603

Ladies and Gentlemen:

     The undersigned, Metal Management, Inc., a Delaware corporation (individually, "MTLM"), in its capacity as borrowing agent and funds administrator (in such capacity, the "FUNDS ADMINISTRATOR"), under the Amended and Restated Credit Agreement dated as of May 9, 2006 (as the same may be amended, restated, supplemented, extended or otherwise modified and in effect from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement), among the Funds Administrator, MTLM and certain of its affiliates as borrowers thereunder (collectively, the "BORROWERS"), the financial institutions from time to time parties thereto as lenders thereunder ("LENDERS") and LaSalle Bank National Association, a national banking association, in its capacity as Agent for the Lenders, hereby gives you notice, for and on behalf of the Borrowers, irrevocably, pursuant to SECTION 4.14.2 of the Credit Agreement, that the Funds Administrator, for and on behalf of the Borrowers, hereby requests a conversion of a Borrowing consisting of LIBOR Rate Loans under the Credit Agreement, and in that connection sets forth below the information relating to such conversion (the "PROPOSED CONVERSION") as required by SECTION 4.14.2 of the Credit Agreement:

     (I)  The requested date of the Proposed Conversion is ____________________.

     (II) The aggregate amount of Loans subject to such Proposed Conversion is $______________.

     (III) The duration of the new Interest Period for each Loan that is the subject of such Proposed Conversion is: ____________________________.


                                      D-1/1

     The Funds Administrator, for and on behalf of itself and each of the Borrowers, hereby certifies that on the date hereof, and on the date of the Proposed Conversion, the Proposed Conversion satisfies all applicable limitations with respect thereto set forth in the Credit Agreement.

                 - Remainder of Page Intentionally Left Blank -

                            [Signature Page Follows]


                                      D-1/2

     IN WITNESS WHEREOF, the Funds Administrator has caused this Notice of Conversion to be executed and delivered by a duly authorized officer of such Funds Administrator as of the date first set forth above.

                                        METAL MANAGEMENT, INC., a Delaware
                                        corporation, as Funds Administrator


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                      D-1/3

                                    EXHIBIT E
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                         FORM OF COMPLIANCE CERTIFICATE

                               ____________, ____

LASALLE BANK NATIONAL ASSOCIATION
Agent for the Lenders parties to the
Credit Agreement referred to below
135 South LaSalle Street
Chicago, Illinois 60603

Ladies and Gentlemen:

     In order to assist you, as Agent, in the continuing evaluation of the credit accommodations which the Lenders may extend to the Borrowers or for the Borrowers' benefit, and pursuant to SECTION 7.1 of the Credit Agreement (as hereinafter defined), I hereby certify to you on behalf of Metal Management, Inc. a Delaware corporation ("MTLM"), individually as a Borrower and in its capacity as the Funds Administrator, for and on behalf of the Borrowers, as follows:

     (A) I am the duly elected Chief Financial Officer of MTLM. Capitalized but undefined terms used in this Certificate shall have the meanings assigned to them in the Amended and Restated Credit Agreement dated as of May 9, 2006 (as the same may be amended, restated, supplemented, extended or otherwise modified from time to time, the "CREDIT AGREEMENT") among MTLM and certain of its affiliates, as borrowers thereunder ("BORROWERS"), the financial institutions from time to time parties thereto as lenders thereunder ("LENDERS"), LaSalle Bank National Association, a national banking association in its capacity as agent for the Lenders (in such capacity, the "AGENT") and MTLM in its capacity as borrowing agent and funds administrator (in such capacity, the "FUNDS ADMINISTRATOR").

     (B) I have reviewed the terms of the Credit Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the respective transactions and the conditions of the Borrowers during the period commencing _____________ and continuing through the [FISCAL YEAR] [FISCAL QUARTER] ending _____________ (the "COMPLIANCE PERIOD").

     (C) The review described in paragraph (B) above did not disclose the existence during or at the end of the Compliance Period, and I have no knowledge of the existence as of the date hereof, of any condition or event which constitutes an Event of Default or

          Default, except as hereinafter set forth. Described in a separate attachment to this Certificate are the exceptions, if any, to this paragraph (C) listing, in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to such condition or event.

          Based on the review described in paragraph (B) above, I further certify on behalf of the Funds Administrator and the Borrowers that, except as specifically described in subparagraph (XIII) below, at no time during or at the end of the Compliance Period:

               (I) did any material adverse change occur in any Borrower's credit and collection policy;

               (II) did any material adverse change occur relating to the type, quantity or quality of the Inventory, Accounts or any other material portion of the Collateral, nor did any event occur which could have a Material Adverse Effect on the value of such Collateral nor did any event occur affecting the validity or priority of the security interests granted to Agent and the Lenders in such Collateral;

               (III) did any event occur which has had or could reasonably be expected to have a Material Adverse Effect;

               (IV) did any casualty loss occur since the date of the last
                    Compliance Certificate delivered to the Agent;

               (V) were any new or additional locations of any Collateral established at which locations Collateral is or will be located which have not been previously disclosed to you;

               (VI) did any of the Borrowers change the location of their respective chief executive offices or their respective state of organization, organizational number, name or type of entity;

               (VII) did any of the Borrowers change their respective corporate, limited liability company, partnership or other names or conduct any material amount of business under any corporate, limited liability company, partnership or fictitious name other than the respective names shown on their respective articles or certificate of incorporation or other constituent documents, or as previously disclosed to the Agent in writing;

               (VIII) did any Borrower (A) receive any notice that any of the operations of such Borrower or any of its Subsidiaries is the subject of any judicial or administrative proceeding alleging the material violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guideline or (B) receive any notice that under any federal or state law indicating past or present treatment, storage or disposal of a hazardous or toxic waste, substance or constituent or reporting a spill or release of a hazardous or toxic waste, substance or constituent or other substance into the environment;

               (IX) did any Borrower become aware of (A) any default under any term or provision of any charter, by-law, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ, injunction, contract, lease or other commitment to which any of them is a party or by which any of them is bound such that such violations or defaults singly or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) any dispute regarding any indenture, contract, lease, agreement instrument or other commitment which would individually, or when aggregated with other such disputes, be reasonably likely to have a Material Adverse Effect;

               (X) did any Borrower create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than as specifically permitted in the Credit Agreement;

               (XI) did any Borrower receive, obtain or enter into any of the following:

                    (1) any Documents, Chattel Paper, Instruments, Securities or Investment Property constituting Collateral;

                    (2)  any Commercial Tort Claim in excess of $50,000;

                    (3)  any Letter of Credit Rights in excess of $150,000;

                    (4) any claim against the United States government or any state or local government or any instrumentality or agency thereof, in each case in excess of $50,000, the assignment of which is restricted by federal, state or municipal law;

                    (5) any Patent, Trademark or Copyright, the loss of which would reasonably be expected to have a Material Adverse Effect;

                    (6)  any Material Contract; or

                    (7)  any negotiable Document with respect to any Collateral;

               (XII) did any Borrower enter into or make a Permitted Acquisition or a Permitted Investment in Non-Majority Interest;

               (XIII) [LIST EXCEPTIONS, IF ANY, TO PARAGRAPHS (I) THROUGH (XIII)
                    ABOVE].

     (D) I hereby certify and warrant to you that SCHEDULE I attached hereto is a true and correct computation for the Compliance Period of the ratios and/or financial restrictions contained in and pursuant to SECTIONS 8.1, 8.2 AND 8.7 of the Credit Agreement.

     The foregoing certifications are made and delivered this _____ day of ________, ____.

                                        Very truly yours,

                                        METAL MANAGEMENT, INC., a Delaware
                                        corporation, individually and in its
                                        capacity as Funds Administrator


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                              Chief Financial Officer

                                    EXHIBIT F
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

                                                          ________________, ____

     Reference is made to the Credit Agreement described in ITEM 2 of ANNEX I annexed hereto (as amended through the date hereof, the "CREDIT AGREEMENT"). [ASSIGNOR] (the "ASSIGNOR") and [ASSIGNEE] (the "ASSIGNEE") agree as follows:

     1. When capitalized and used herein, terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

     2. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in ITEM 4(B) of ANNEX I of all outstanding rights and obligations under the Credit Agreement relating to the facility set forth in ITEM 2 of ANNEX I, including, without limitation, such interest in (I) the Assignor's Commitment, (II) the Assignor's interest in the Letters of Credit and (III) the Revolving Loans owing to the Assignor relating to such facilities. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Revolving Loans and obligations in respect of Letters of Credit Outstanding owing to the Assignee will be as set forth in ITEM 4 of ANNEX I.

     3. The Assignor (I) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (II) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement of the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Revolving Notes, or any other instrument or document furnished pursuant thereto; and (III) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrowers or the performance or observance by any of the Borrowers of any of such Borrower's obligations under the Credit Agreement, the Revolving Notes, or any other instrument or document furnished pursuant thereto.

     4. The Assignee (I) represents that it is either (A) a Person organized under the laws of the United States or a state thereof or (B) if it is a Person organized under the laws of any jurisdiction other than the United States or any state thereof (a "FOREIGN LENDER"), the information set forth in the documents delivered pursuant to clause (VII) of this SECTION 4 is true and correct as of the date hereof; (II) confirms that it is either a commercial lender, other financial institution or "accredited investor" (as defined in Regulation D promulgated under the Securities Act of 1933, as amended) which makes loans or purchases notes in the ordinary course of business and that it will make all Loans under the Credit Agreement solely for its own account in the ordinary course of business and not with a view to or for sale in connection with any distribution of the Revolving Notes; PROVIDED, HOWEVER, that (X) the Assignee shall not be deemed to have breached this representation by making assignments or granting participations as permitted in the Credit Agreement and (Y) the disposition of the Revolving Notes, or other evidence of debt held by the Assignee shall at all times be within its exclusive control; (III) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (IV) agrees that it will independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (V) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (VI) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (VII) if it is a Foreign Lender, attaches two accurate and complete original signed copies of forms prescribed by the Internal Revenue Service of the United States certifying that such Foreign Lender is exempt from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement.

     5. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent in the Register. The effective date of this Assignment and Assumption Agreement shall be the date of execution and delivery hereof to the Agent by the Assignor and the Assignee unless otherwise specified on ITEM 6 of ANNEX I hereto (the "EFFECTIVE DATE").

     6. Upon such acceptance by the Agent and recording by the Agent, as of the Effective Date, (I) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and (II) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

     7. Upon such acceptance by the Agent and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees (if applicable) with respect thereto) to the Assignee. Upon the Effective Date, the Assignee shall pay to the Assignor the principal amount of any outstanding Loans under the Credit Agreement which are being assigned hereunder, net of any closing costs. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves on the Effective Date.

     8. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of Illinois.

     9. This Assignment and Assumption Agreement and any waiver or amendment hereto may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                 - REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement and ANNEX I hereto be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        [NAME OF ASSIGNOR], as Assignor


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        [NAME OF ASSIGNEE], as Assignee


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


Accepted:

LASALLE BANK NATIONAL ASSOCIATION,
as Agent


By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------

                                     ANNEX I

1.   Borrowers:                            METAL MANAGEMENT, INC., a Delaware
                                           corporation, and its Subsidiaries

2.   Name and Date of Credit Agreement:    Amended and Restated Credit Agreement
                                           dated as of May 9, 2006 among
                                           Borrowers, Metal Management, Inc, as
                                           funds administrator for the
                                           Borrowers, each of the financial
                                           institutions initially a signatory
                                           thereto as a Lender thereunder,
                                           together with those assignees thereof
                                           pursuant to SECTION 11.8, and LaSalle
                                           Bank National Association, as Agent.

3.   Date of Assignment Agreement:         __________, __

4.   Amounts (as of Date in Item #3
     above):

     a.   Commitment                       $__________

     b.   Assigned Percentage               __________%

     c.   Amount of Assigned Commitment    $__________

     d.   Aggregate Amounts Outstanding
          as of the Assignment Effective
          Date (of Assignor)               $__________

     e.   Aggregate Amounts Assigned to
          Assignee                         $__________

5.   Assignee's Commitment Amount:         $__________

6.   Effective Date:                       __________, __

7.   Notice and Payment Instructions:

     ASSIGNOR:

     PAYMENT                               NOTICE

     -----------------------------------   -------------------------------------

     -----------------------------------   -------------------------------------

     -----------------------------------   -------------------------------------

     Attention:                            Attention:
                ------------------------              --------------------------
     Reference:                            Telephone:
                ------------------------              --------------------------
                                           Facsimile:
                                                      --------------------------
                                           Reference:
                                                      --------------------------

     ASSIGNEE:

     PAYMENT                               NOTICE

     -----------------------------------   -------------------------------------

     -----------------------------------   -------------------------------------

     -----------------------------------   -------------------------------------

     Attention:                            Attention:
                ------------------------              --------------------------
     Reference:                            Telephone:
                ------------------------              --------------------------
                                           Facsimile:
                                                      --------------------------
                                           Reference:
                                                      --------------------------


Accepted and Agreed:

[NAME OF ASSIGNEE]                         [NAME OF ASSIGNOR]


By:                                        By:
    ------------------------------------       ---------------------------------
Name:                                      Name:
      ----------------------------------         -------------------------------
Title:                                     Title:
       ---------------------------------          ------------------------------

                                    EXHIBIT G
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                   FORM OF COMMITMENT AMOUNT INCREASE REQUEST

                                                           _______________, ____

LASALLE BANK NATIONAL ASSOCIATION,
as Agent for the Lenders
parties to the Credit
Agreement referred to below
135 S. LaSalle Street
Chicago, Illinois 60603

Re: Amended and Restated Credit Agreement dated as of May 9, 2006 (as the same may be amended, restated, supplemented, extended or otherwise modified from time to time, the "CREDIT AGREEMENT") among Metal Management, Inc., a Delaware Corporation ("MTLM") and certain of its affiliates, as borrowers thereunder ("BORROWERS"), the financial institutions from time to time parties thereto as lenders thereunder ("LENDERS"), LaSalle Bank National Association, a national banking association in its capacity as agent for the Lenders (in such capacity, the "AGENT") and MTLM in its capacity as borrowing agent and funds administrator (in such capacity, the "FUNDS ADMINISTRATOR").

Ladies and Gentlemen:

     In accordance with the Credit Agreement, the Funds Administrator hereby requests that the Agent consent to an increase in the aggregate Commitments (the "COMMITMENT AMOUNT INCREASE"), in accordance with Section 2.8 of the Credit Agreement, to be effected by [AN INCREASE IN THE COMMITMENT OF [NAME OF EXISTING LENDERS] [THE ADDITION OF [NAME OF NEW LENDER] (THE "NEW LENDER") AS A LENDER UNDER THE TERMS OF THE CREDIT AGREEMENT]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

     After giving effect to such Commitment Amount Increase, the Commitment of the [LENDERS] [NEW LENDER] shall be $_____________.

                    [INCLUDE PARAGRAPHS 1-4 FOR A NEW LENDER]

     1. The New Lender hereby confirms that it has received a copy of the Credit Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the

Revolving Loans and any other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Agent has not made any representations or warranties about the credit worthiness of the Borrowers or any other party to the Credit Agreement or any other Credit Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Credit Documents or the value of any security therefor.

     2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a "Lender" under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

     3. The New Lender hereby advises you of the following administrative details with respect to its Revolving Loans and Commitments:

     (A)  Notices: ____________________________________

          Institution Name: ___________________________

          Address: ____________________________________

                   ____________________________________

          Telephone: __________________________________

          Facsimile: __________________________________

     (B)  Payment Instructions: _______________________

     [4. THE NEW LENDER HAS DELIVERED, IF APPROPRIATE, TO THE BORROWERS AND THE AGENT (OR IS DELIVERING TO THE BORROWERS AND THE AGENT CONCURRENTLY HEREWITH) THE TAX FORMS REFERRED TO IN SECTION 4.17 OF THE CREDIT AGREEMENT.]*

     THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS.

     The Commitment Amount Increase shall be effective when the executed consent of the Agent is received or otherwise in accordance with Section 2.8 of the Credit Agreement, but not in any case prior to ___________________, ____. It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 2.8 of the Credit Agreement shall have been paid.

----------
* Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

     The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

     Please indicate the Agent's consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

                                        Very truly yours,

                                        METAL MANAGEMENT, INC., a Delaware
                                        corporation, as Funds Administrator


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        [NEW BANK/BANK INCREASING COMMITMENTS]


                                        By:
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

The undersigned hereby consents on
this __ day of _____________, _____
to the above-requested Commitment
Amount Increase.

LASALLE BANK NATIONAL ASSOCIATION,
as Agent


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                                    EXHIBIT H
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                                 FORM OF JOINDER

     THIS JOINDER (this "Joinder") is executed as of _________, 200__ by ____________ _____________, a _______________________ ("Joining Party"), and
delivered to LaSalle Bank National Association, as Agent (the "Agent"), on behalf of the Lenders set forth below. Except as otherwise defined herein, terms used herein shall have the respective meanings set forth in the Credit Agreement (as defined below).

                                   WITNESSETH:

     WHEREAS, Metal Management, Inc., a Delaware corporation ("MTLM"), and its subsidiaries party thereto (collectively, the "Borrowers"), together with MTLM in its capacity as Funds Administrator thereunder ("Funds Administrator"), have entered into an Amended and Restated Credit Agreement dated as of May 9, 2006 (as it may be amended, supplemented, restated or modified from time to time, the "Credit Agreement") with Agent and the financial institutions party thereto ("Lenders");

     WHEREAS, in connection with the Credit Agreement, (i) the Borrowers have issued certain Revolving Notes to the order of each of the Lenders (as amended, modified, supplemented or replaced from time to time, the "Revolving Notes"),
(ii) the Borrowers have entered into an Amended and Restated Security Agreement, dated as of even date therewith (as amended, modified or supplemented from time to time, the "Security Agreement"), and (iii) the Borrowers and the Funds Administrator have entered into a certain Amended and Restated Master Letter from time to time (the "Master Letter of Credit Agreement"); and

     WHEREAS, the Joining Party is a direct or indirect Subsidiary of MTLM and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Borrower under the terms of the Credit Agreement and the Revolving Notes, a Grantor under the terms of the Security Agreement and an Applicant under the terms of the Master Letter of Credit Agreement.

     NOW THEREFORE, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Agent and the Lenders and hereby covenants and agrees with the Agent and the Lenders as follows:

     1, By this Joinder, the Joining Party becomes (i) a Borrower for all purposes under the Credit Agreement and each of the Revolving Notes, (ii) a Grantor for all purposes under the Security Agreement, and (iii) an Applicant for all purposes under the Master Letter of Credit Agreement.

     2. The Joining Party agrees that, upon its execution hereof, it (i) will become a Borrower under, and as defined in, the Credit Agreement and the Revolving Notes with respect to all Obligations and Rate Management Obligations (as such terms are defined in the Credit Agreement) and will be bound by all terms, conditions and duties applicable to a Borrower under the Credit Agreement and the Revolving Notes, (ii) will become a Grantor under, and as defined in, the Security Agreement, and will be bound by all terms, conditions and duties applicable to a Grantor under the Security Agreement, (iii) will become an Applicant under, and as defined in, the Master Letter of Credit Agreement, and will be bound by all terms, conditions and duties applicable to an Applicant under the Master Letter of Credit Agreement, and (iv) will join each of the other Credit Documents in a similar capacity and be bound thereby.

     3. Without limitation of the foregoing and in furtherance thereof, as security for the due and punctual payment of the Obligations and Rate Management Obligations (as such terms are defined in the Credit Agreement), the Joining Party hereby pledges, hypothecates, assigns, transfers, sets over and delivers to the Agent, for its own benefit and the benefit of the Lenders, and grants to the Agent, for its own benefit and the benefit of the Lenders, a security interest in all Collateral (as defined in the Security Agreement) now owned or hereafter acquired by it.

     4. In connection with the grant by the Joining Party, pursuant to paragraph 3 above, of a security interest in all of its right, title and interest in the Collateral (as defined in the Security Agreement) in favor of the Agent, for its own benefit and the benefit of the Lenders, the Joining Party (i) agrees to execute (if necessary) and deliver to the Agent such financing statements, in form acceptable to the Agent, as the Agent may request or as are necessary or desirable in the opinion of the Agent to establish and maintain a valid, enforceable, first priority perfected security interest in the Collateral (as defined in the Security Agreement) owned by the Joining Party, (ii) authorizes the Agent to file any such financing statements without the signature of the Joining Party where permitted by law (such authorization includes a description of the Collateral as "all personal property, whether now owned and/or hereafter acquired, excluding all equipment, fixtures and real estate" (or any substantially similar variation thereof) and (iii) agrees to execute and deliver to the Agent assignments of United States trademarks, patents and copyrights (and the respective applications therefor) to the extent requested by the Agent.

     5. Without limiting the foregoing, the Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as (i) each Borrower pursuant to the Credit Agreement, (ii) each Grantor pursuant to the Security Agreement and, (iii) each Applicant pursuant to the Master Letter of Credit Agreement, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date).

     6. Each of Schedule B, Parts 6.1, 6.10 (a) and 6.10 (b) of the Credit Agreement is hereby amended by supplementing such Parts with the information for the Joining Party contained on Schedule B, Parts 6.1, 6.10 (a) and 6.10 (b) attached hereto as Annex I.

     7. This Joinder shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder or under the Credit Agreement or other Credit Documents without the prior written consent of the Agent or as otherwise permitted by the Credit Agreement. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS. This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

     8. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a "Credit Document" for all purposes of the Credit Agreement and the other Credit Documents.

     9. The effective date of this Joinder is _____________, 200__.

                                      * * *

     IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

                                        JOINING PARTY:


                                        ----------------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


Accepted and Acknowledged by:

LASALLE BANK NATIONAL ASSOCIATION,
as Agent

By:
     --------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                                   SCHEDULE A
                    TO AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 9, 2006

                              CLOSING DOCUMENT LIST

Legend:
Funds Administrator: Metal Management, Inc. ("MTLM")

Borrowers: CIM Trucking, Inc. ("CIM")
           MTLM Arizona, Inc. ("MTLM Arizona")
           Metal Management Aerospace, Inc. ("MTLM Aerospace")
           Metal Management Alabama, Inc. ("MTLM Alabama")
           Metal Management Arizona, L.L.C. ("MTLM Arizona LLC")
           Metal Management Connecticut, Inc. ("MTLM Connecticut")
           Metal Management, Inc. ("MTLM")
           Metal Management Indiana, Inc. ("MTLM Indiana")
           Metal Management Jackson, L.L.C. ("MTLM Jackson")
           Metal Management Memphis, L.L.C. ("MTLM Memphis")
           Metal Management Midwest, Inc. ("MTLM Midwest")
           Metal Management Mississippi, Inc. ("MTLM Mississippi")
           Metal Management New Haven, Inc. ("MTLM New Haven")
           Metal Management Northeast, Inc. ("MTLM Northeast")
           Metal Management Ohio, Inc. ("MTLM Ohio")
           Metal Management Pittsburgh, Inc. ("MTLM Pittsburgh")
           Metal Management Proler Southwest, Inc. ("MTLM Proler Southwest") Metal Management S&A Holdings, Inc. ("MTLM S&A Holdings")
           Metal Management West, Inc. ("MTLM West")
           Metal Management West Coast Holdings, Inc. ("MTLM West Coast
           Holdings")
           Naporano Iron & Metal, Inc. ("Naporano")
           Proler Southwest GP, Inc. ("Proler Southwest GP")
           Proler Southwest LP ("Proler Southwest LP")
           Reserve Iron & Metal Limited Partnership ("Reserve")

Agent:     LaSalle Bank National Association (the "Agent")

Lenders:   LaSalle Bank National Association ("LBNA")
           Charter One Bank, N.A.
           Sovereign Bank
           PNC Bank National Association
           National City Bank of the Midwest
           U.S. Bank, National Association
           Key Bank National Association
           Fifth Third Bank (Chicago)
           Associated Bank, N.A.
           Regions Bank

1.   Credit Agreement

     Annex I                    List of Lenders; Commitment Amounts; Applicable
                                Lending Offices
     Annex II                   Pricing Schedule
     Schedule A                 Closing Document List
     Schedule B                 Disclosure Schedules
     Schedule B, Part 1.1       Existing Letters of Credit
     Schedule B, Part 6.1       Jurisdictions In Which Qualified
     Schedule B, Part 6.9       Contingent Obligations And Other Liabilities
     Schedule B, Part 6.10(a)   Chief Executive Offices
     Schedule B, Part 6.10(b)   Locations Of Collateral
     Schedule B, Part 6.11      Subsidiaries
     Schedule B, Part 6.12      Litigation
     Schedule B, Part 6.14      Labor Matters
     Schedule B, Part 6.15      Compliance With Laws Matters
     Schedule B, Part 6.16      Benefit Plans
     Schedule B, Part 6.17      Environmental Matters
     Schedule B, Part 6.20      Tax Matters; Tax Sharing Agreements
     Schedule B, Part 6.21      Material Contracts
     Schedule B, Part 8.3       Certain Existing Indebtedness
     Schedule B, Part 8.4       Certain Existing Liens
     Schedule B, Part 8.8(g)    Certain Existing Investments

     Exhibit A                  Form of Notice of Borrowing
     Exhibit B                  Form of Revolving Note
     Exhibit C                  Form of Letter of Credit Request
     Exhibit D                  Form of Notice of Continuation
     Exhibit D-1                Form of Notice of Conversion
     Exhibit E                  Form of Compliance Certificate
     Exhibit F                  Form of Assignment And Assumption Agreement
     Exhibit G                  Form of Commitment Amount Increase Request
     Exhibit H                  Form of Joinder

2.   Revolving Notes, by Borrowers to the order of:

     (a)  LaSalle Bank National Association

     (b)  Charter One Bank, N.A.

     (c)  Sovereign Bank

     (d)  PNC Bank National Association

     (e)  National City Bank of the Midwest

     (f)  U.S. Bank, National Association

     (g)  Key Bank National Association

     (h)  Fifth Third Bank (Chicago)

     (i)  Associated Bank, N.A.

     (j)  Regions Bank

3.   Amended and Restated Security Agreement, by and between Borrowers and Agent

4.   Amended and Restated Master Letter of Credit Agreement by Borrowers to LBNA

5.   Evidence of the filing of the following UCC-1 Financing Statements:

     (a)  CIM (Illinois SOS)

     (b)  MTLM Arizona (Arizona SOS)

     (c)  MTLM Aerospace (Delaware SOS)

     (d)  MTLM Alabama (Delaware SOS)

     (e)  MTLM Arizona LLC (Arizona SOS)

     (f)  MTLM Connecticut (Delaware SOS)

     (g)  MTLM (Delaware SOS)

     (h)  MTLM Indiana (Illinois SOS)

     (i)  MTLM Jackson (Delaware SOS)

     (j)  MTLM Memphis (Tennessee SOS)

     (k)  MTLM Midwest (Illinois SOS)

     (l)  MTLM Mississippi (Delaware SOS)

     (m)  MTLM New Haven (Delaware SOS)

     (n)  MTLM Northeast (New Jersey SOS)

     (o)  MTLM Ohio (Ohio SOS)

     (p)  MTLM Pittsburgh (Delaware SOS)

     (q)  MTLM Proler Southwest (Delaware SOS)

     (r)  MTLM S&A Holdings (Delaware SOS)

     (s)  MTLM West (Colorado SOS)

     (t)  MTLM West Coast Holdings (Delaware SOS)

     (u)  Naporano (Delaware SOS)

     (v)  Proler Southwest GP (Delaware SOS)

     (w)  Proler Southwest LP (Texas SOS)

     (x)  Reserve (Delaware SOS)

6. Evidence of the delivery to Agent of the following stock certificates (or certificates of limited partnership interest), together with undated stock powers or equivalent in blank:

     (a)  CIM

     (b)  MTLM Arizona

     (c)  MTLM Aerospace

     (d)  MTLM Alabama

     (e)  MTLM Connecticut

     (f)  MTLM Indiana

     (g)  MTLM Midwest

     (h)  MTLM Mississippi

     (i)  MTLM New Haven

     (j)  MTLM Northeast

     (k)  MTLM Ohio

     (l)  MTLM Pittsburgh

     (m)  MTLM Proler Southwest

     (n)  MTLM S&A Holdings

     (o)  MTLM West

     (p)  MTLM West Coast Holdings

     (q)  Naporano

     (r)  Proler Southwest GP

     (s)  Proler Southwest LP

7. Secretary's Certificate or equivalent of each Borrower as to: (i) articles of incorporation/certificates of formation (or equivalent);(ii) bylaws/operating agreements/partnership agreements, as applicable; (iii) good standing certificates (iv) authorizing resolutions and (v) incumbency:

     (a)  CIM

     (b)  MTLM Arizona

     (c)  MTLM Aerospace

     (d)  MTLM Alabama

     (e)  MTLM Arizona LLC

     (f)  MTLM Connecticut

     (g)  MTLM

     (h)  MTLM Indiana

     (i)  MTLM Jackson

     (j)  MTLM Memphis

     (k)  MTLM Midwest

     (l)  MTLM Mississippi

     (m)  MTLM New Haven

     (n)  MTLM Northeast

     (o)  MTLM Ohio

     (p)  MTLM Pittsburgh

     (q)  MTLM Proler Southwest

     (r)  MTLM S&A Holdings

     (s)  MTLM West

     (t)  MTLM West Coast Holdings

     (u)  Naporano

     (v)  Proler Southwest GP

     (w)  Proler Southwest LP

     (x)  Reserve

8. Good standing certificates or equivalent from each Borrower's state of formation and certificates of foreign qualification or equivalent from each other state in which such Borrower is qualified:

     (a)  CIM (Illinois)

     (b)  MTLM Arizona (Arizona)

     (c)  MTLM Aerospace (Delaware) (Connecticut)

     (d)  MTLM Alabama (Delaware) (Alabama)

     (e)  MTLM Arizona LLC (Arizona)

     (f)  MTLM Connecticut (Delaware) (Connecticut)

     (g)  MTLM (Delaware) (Illinois) (New York)

     (h)  MTLM Indiana (Illinois) (Indiana)

     (i)  MTLM Jackson (Delaware) (Mississippi)

     (j)  MTLM Memphis (Tennessee)

     (k)  MTLM Midwest (Illinois) (Kentucky)

     (l)  MTLM Mississippi (Delaware) (Arkansas) (Mississippi)

     (m)  MTLM New Haven (Delaware) (Connecticut)

     (n)  MTLM Northeast (New Jersey) (New York) (Kentucky)

     (o)  MTLM Ohio (Ohio)

     (p)  MTLM Pittsburgh (Delaware) (Pennsylvania)

     (q)  MTLM Proler Southwest (Delaware)

     (r)  MTLM S&A Holdings (Delaware)

     (s)  MTLM West (Colorado) (Utah)

     (t)  MTLM West Coast Holdings (Delaware)

     (u)  Naporano (Delaware) (New York) (New Jersey)

     (v)  Proler Southwest GP (Delaware) (Texas)

     (w)  Proler Southwest LP (Texas)

     (x)  Reserve (Delaware)

9. Charter Documents from each Borrower's state of formation as certified by the Secretary of State or other applicable state official:

     (a)  CIM (Illinois)

     (b)  MTLM Arizona (Arizona)

     (c)  MTLM Aerospace (Delaware)

     (d)  MTLM Alabama (Delaware)

     (e)  MTLM Arizona LLC (Arizona)

     (f)  MTLM Connecticut (Delaware)

     (g)  MTLM (Delaware)

     (h)  MTLM Indiana (Illinois)

     (i)  MTLM Jackson (Delaware)

     (j)  MTLM Memphis (Tennessee)

     (k)  MTLM Midwest (Illinois)

     (l)  MTLM Mississippi (Delaware)

     (m)  MTLM New Haven (Delaware)

     (n)  MTLM Northeast (New Jersey)

     (o)  MTLM Ohio (Ohio)

     (p)  MTLM Pittsburgh (Delaware)

     (q)  MTLM Proler Southwest (Delaware)

     (r)  MTLM S&A Holdings (Delaware)

     (s)  MTLM West (Colorado)

     (t)  MTLM West Coast Holdings (Delaware)

     (u)  Naporano (Delaware)

     (v)  Proler Southwest GP (Delaware)

     (w)  Proler Southwest LP (Texas)

     (x)  Reserve (Delaware)

10.  Officers' Certificate of MTLM and the other Borrowers

11.  Depository Account Agreement

12.  Legal Opinions of Borrowers' Counsel:

     (a)  Delaware Counsel

     (b)  Texas Counsel

     (c)  New Jersey Counsel

     (d)  Illinois Counsel

13.  Perfection Certificate

14.  Lien Searches

15.  Evidence of Insurance

                              SCHEDULE B, PART 1.1

                           EXISTING LETTERS OF CREDIT

            LETTER OF   LETTER OF
EFFECTIVE     CREDIT      CREDIT                                          EXPIRATION
   DATE       NUMBER      TYPE          BENEFICIARY        SUBSIDIARY        DATE          AMOUNT
---------   ---------   ---------   ------------------   --------------   ----------   -------------
04/01/03     S571379     Standby    Royal Indemnity      MTLM Corporate    01/01/07    $  500,000.00
                                    Company
07/28/99     S571183     Standby    The Trust Company    MTLM Ohio         08/14/06    $  222,000.00
                                    of Toledo
04/01/04     S571027     Standby    ACE American         MTLM Corporate    04/01/07    $3,506,884.00(1)
                                    Insurance
04/28/05     S579065     Standby    The Port Authority   MTLM Northeast    04/30/07    $1,900,000.00
                                    of New York & New
                                    Jersey
04/25/05     S578820     Standby    The Port Authority   MTLM Northeast    04/30/07    $  100,000.00
                                    of New York & New
                                    Jersey
                                                                                       -------------
Total                                                                                  $6,228,884.00
                                                                                       =============

----------
(1) This Letter of Credit steps up quarterly. This number is correct until July 4, 2006. As of January 1, 2007, it will be $4,294,384.

                              SCHEDULE B, PART 6.1

                     JURISDICTIONS QUALIFIED TO DO BUSINESS

1.   Metal Management Aerospace, Inc. (Delaware)             Connecticut

2.   Metal Management Alabama, Inc. (Delaware)               Alabama

3.   Metal Management Arizona, L.L.C. (Arizona)              None

4.   Metal Management Connecticut, Inc. (Delaware)           Connecticut

5.   Metal Management Mississippi, Inc. (Delaware)           Arkansas
                                                             Mississippi

6.   Reserve Iron & Metal Limited Partnership (Delaware)     None

7.   Metal Management Indiana, Inc. (Illinois)               Indiana

8.   Metal Management Memphis, L.L.C. (Tennessee)            None

9.   Metal Management Midwest, Inc. (Illinois)               Kentucky

10.  CIM Trucking, Inc. (Illinois)                           None

11.  Metal Management Jackson, L.L.C. (Delaware)             Mississippi

12.  Metal Management New Haven, Inc. (Delaware)             Connecticut

13.  Metal Management Northeast, Inc. (New Jersey)           New York
                                                             Kentucky

14.  Metal Management Ohio, Inc. (Ohio)                      None

15.  Metal Management Pittsburgh, Inc. (Delaware)            Pennsylvania

16.  Metal Management S&A Holdings, Inc. (Delaware)          None

17.  Naporano Iron & Metal, Inc. (Delaware)                  New York
                                                             New Jersey

18.  Proler Southwest LP (Texas)                             None

19.  Metal Management West Coast Holdings, Inc. (Delaware)   None

20.  Metal Management West, Inc. (Colorado)                  Utah

21.  MTLM Arizona, Inc. (Arizona)                            None

22.  Metal Management, Inc. (Delaware)                       Illinois
                                                             New York

23.  Metal Management Proler Southwest, Inc. (Delaware)      None

24.  Proler Southwest GP, Inc. (Delaware)                    Texas

                              SCHEDULE B, PART 6.9

                  CONTINGENT OBLIGATIONS AND OTHER LIABILITIES

     See Schedule B, Part 6.12 and Schedule B, Part 6.17

                            SCHEDULE B, PART 6.10(A)

                             CHIEF EXECUTIVE OFFICES

METAL MANAGEMENT, INC., MTLM ARIZONA, INC., METAL MANAGEMENT S&A HOLDINGS, INC., METAL MANAGEMENT WEST COAST HOLDINGS, INC., AND METAL MANAGEMENT PROLER SOUTHWEST, INC.

1. The Chief Executive Offices of Metal Management, Inc., MTLM Arizona, Inc., Metal Management S&A Holdings, Inc., Metal Management West Coast Holdings, Inc., and Metal Management Proler Southwest, Inc. are located at 325 N. LaSalle St., Ste. 550, Chicago, Illinois 60610.

METAL MANAGEMENT PITTSBURGH, INC.

1. The Chief Executive Office of Metal Management Pittsburgh, Inc. is located at 2045 Lincoln Boulevard, Elizabeth, Pennsylvania 15037.

METAL MANAGEMENT AEROSPACE, INC.

1. The Chief Executive Office of Metal Management Aerospace, Inc. is located at 500 Flatbush Avenue, Hartford, Connecticut 06473.

METAL MANAGEMENT ALABAMA, INC.

1. The Chief Executive Office of Metal Management Alabama, Inc. is located at 2020 Vanderbilt Road, Birmingham, Alabama 35234.

METAL MANAGEMENT CONNECTICUT, INC.

1. The Chief Executive Office of Metal Management Connecticut, Inc. is located at 234 Universal Drive, North Haven, Connecticut 06473.

METAL MANAGEMENT MEMPHIS, L.L.C.

1. The Chief Executive Office of Metal Management Memphis, L.L.C. is located at 540 Weakley Avenue, Memphis, Tennessee 38105.

METAL MANAGEMENT NEW HAVEN, INC.

1. The Chief Executive Office of Metal Management New Haven, Inc. is located at 808 Washington Ave., New Haven, Connecticut 06518.

                            SCHEDULE B, PART 6.10(A)

                             CHIEF EXECUTIVE OFFICES

METAL MANAGEMENT NORTHEAST, INC. AND NAPORANO IRON & METAL, INC.

1. The Chief Executive Offices of Metal Management Northeast, Inc. and Naporano Iron & Metal, Inc. are located at Foot of Hawkins Street, Newark, New Jersey 07105.

METAL MANAGEMENT ARIZONA, L.L.C.

1. The Chief Executive Office of Metal Management Arizona, L.L.C., is located at 3640 South 35th Avenue, Phoenix, Arizona 85009.

PROLER SOUTHWEST LP, PROLER SOUTHWEST GP, INC., AND METAL MANAGEMENT JACKSON, L.L.C.

1. The Chief Executive Offices of Proler Southwest LP, Proler Southwest GP, Inc. and Metal Management Jackson, L.L.C are located at 90 Hirsch Road, Houston, Texas 77020.

METAL MANAGEMENT WEST, INC.

1. The Chief Executive Office of Metal Management West, Inc. is located at 5601 York Street, Denver, Colorado 80216.

METAL MANAGEMENT MIDWEST, INC., CIM TRUCKING, INC. AND METAL MANAGEMENT INDIANA, INC.

1. The Chief Executive Offices of Metal Management Midwest, Inc., CIM Trucking, Inc., and Metal Management Indiana, Inc. are located at 2500 S. Paulina Ave., Chicago, Illinois 60608

METAL MANAGEMENT MISSISSIPPI, INC.

1. The Chief Executive Office of Metal Management Mississippi, Inc. is located at 304 W. Bankhead St., New Albany, MS 38652.

METAL MANAGEMENT OHIO, INC. AND RESERVE IRON & METAL LIMITED PARTNERSHIP

1. The Chief Executive Offices of Metal Management Ohio, Inc. and Reserve Iron & Metal Limited Partnership are located at 4431 W. 130th St., Cleveland, Ohio 44135.

                            SCHEDULE B, PART 6.10(B)

                             LOCATIONS OF COLLATERAL

METAL MANAGEMENT, INC.

A Delaware corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610 (books and records only)     Leased

METAL MANAGEMENT AEROSPACE, INC.

A Delaware Corporation

     -    Locations

500 Flatbush Avenue, Hartford, CT 06473                            Leased

325 N. LaSalle St., Chicago, IL 60610  (books and records only)    Leased

CIM TRUCKING, INC.

An Illinois corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

6660 S. Nashville, Bedford Park, IL 60638                                   Owned

METAL MANAGEMENT MIDWEST, INC.

An Illinois corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610  (books and records only)    Leased
2305 S. Paulina Street, Chicago, IL 60608                                   Owned
2500 S. Paulina Street, Chicago, IL 60608                                   Owned
2425 S. Wood St., Chicago, IL 60608                                         Owned
2345 S. Wood St., Chicago, IL 60608                                         Owned
1509 W. Cortland, Chicago, IL 60622                                         Owned
1831 W. Elston, Chicago, IL 60622                                           Owned
350 N. Artesian Avenue, Chicago, IL 60612                                   Owned
350 N. Maplewood, Chicago, IL 60612                                         Owned
9331 S. Ewing Avenue, Chicago, IL 60617                                     Owned
3200 E. 96th St., Chicago, IL 60617                                         Owned
9370 S. Kreiter, Chicago, IL 60617                                          Owned
3151 S. California Avenue, Chicago, IL 60608                       Leased
6660 S. Nashville, Bedford Park, IL 60638                                   Owned
320 Railroad St., Joliet, IL 60436                                 Leased
1000 N. Washington, Kankakee, IL 60901                                      Owned
564 N. Entrance Ave., Kankakee, IL 60901                                    Owned
12701 S. Doty Ave., Chicago, IL 60633                              Leased
2600 S. Paulina St., Chicago, IL 60608                                      Owned

METAL MANAGEMENT ALABAMA, INC.

A Delaware corporation

     -    Locations

2020 Vanderbilt Rd., Birmingham, AL 35234                                   Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT ARIZONA, L.L.C.

An Arizona limited liability company

     -    Locations

3640 S. 35 the Avenue, Phoenix, AZ 85009                                    Owned
1525 W. Miracle Mile, Tucson, AZ 85705                                      Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT CONNECTICUT, INC.

A Delaware corporation

     -    Locations

234 Universal Drive, North Haven, CT 06473                                  Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT MISSISSIPPI, INC.

A Delaware corporation

     -    Locations

304 W. Bankhead St., New Albany, MS 38652 (books and records only) Leased
2245 State Hwy 178, Sherman, MS 38869                                       Owned
1510 West Churchill Rd, West Point, MS 39773                                Owned
2337 South Veterans Blvd, Tupelo, MS 38804                                  Owned
81 Morris Road, Elliott, MS 38926                                           Owned
405 8th Street, Greenwood, MS 38930                                         Owned (interest
                                                                            is in a
                                                                            pre-paid 99 year
                                                                            lease)
111 West North St., Kosciusko, MS 39090                                     Owned
2645 Harbor Front Rd., Greenville, MS 38701                        Leased
104 Port Road, Fulton, MS 38843                                    Leased
1102 East Hillsboro St., El Dorado, AR 71730                                Owned

METAL MANAGEMENT INDIANA, INC.

An Illinois corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased
3601 Canal St., East Chicago, IN 46312                                      Owned

METAL MANAGEMENT JACKSON, L.L.C.

A Delaware limited liability company

     -    Locations

120 and 121 Apache, Jackson, MS 39212                                       Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased


METAL MANAGEMENT OHIO, INC.

An Ohio corporation

     -    Locations

4431 W. 130th St., Cleveland, OH 44135                             Leased
715 E. Perry St., Bryan, OH 43506                                           Owned
27063 State Rte. 281, East, Defiance, OH 43512                              Owned
2535 Hill Ave., Toledo, OH 43607                                            Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT NORTHEAST, INC.

A New Jersey corporation

     -    Locations

Foot of Hawkins St., Newark NJ 07105                                        Owned
252 Doremus Avenue, Newark, NJ 07105                                        Owned
72-78 Roanoke Avenue, Newark, NJ 07105                                      Owned
One Calcutta St., Newark, NJ 07114                                 Leased
303 Doremus Avenue, Newark, NJ 07105                               Leased
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT PITTSBURGH, INC.

A Delaware corporation

     -    Locations

2045 Lincoln Blvd., Elizabeth, PA 15037                                     Owned
77 E. Railroad St., Mononghahela, PA 15063                                  Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT S&A HOLDINGS, INC.

A Delaware corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

NAPORANO IRON & METAL, INC.

A Delaware corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased
Foot of Hawkins Street, Newark, NJ 07105                                    Owned


METAL MANAGEMENT WEST COAST HOLDINGS, INC.

A Delaware corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT WEST, INC.

A Colorado corporation

     -    Locations

5601 York St., Denver, CO 80216                                             Owned
3260 W. 500 South, Salt Lake City, UT 84116                                 Owned
2690 East Las Vegas St., Colorado Springs, CO 80906                         Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT MEMPHIS, L.L.C.

A Tennessee limited liability company

     -    Locations

540 Weakley Avenue, Memphis, TN 38107                                       Owned
526 Weakley Avenue, Memphis, TN 38107                                       Owned
547 Weakley Avenue, Memphis, TN 38107                                       Owned
574 Weakley Avenue, Memphis, TN 38107                                       Owned
1270 North Seventh Street, Memphis, TN 38107                                Owned
1280 North Seventh, Memphis, TN 38107                                       Owned
1310 North Seventh, Memphis, TN 38107                                       Owned
485 Plum Avenue, Memphis, TN 38107                                          Owned
493 Plum Street, Memphis, TN 38107                                          Owned
490 Weakley Avenue, Memphis, TN 38107                                       Owned
R490 Weakley Avenue, Memphis, TN 38107                                      Owned
530 Weakley Avenue, Memphis, TN 38107                                       Owned
1268 North Seventh, Memphis, TN 38107                                       Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased


METAL MANAGEMENT NEW HAVEN, INC.

A Delaware corporation

     -    Locations

808 Washington Ave., New Haven, CT 06518                           Leased
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

MTLM ARIZONA, INC.

An Arizona corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased
3700 W. Lower Buckeye Road, Phoenix, AZ 85009                               Owned

PROLER SOUTHWEST LP

A Texas limited partnership

     -    Locations

90 Hirsch Road, Houston, TX 77020                                           Owned
21 Japhet St., Houston, TX 77020                                            Owned
1102 Navigation Blvd., Freeport, TX 77541                          Leased
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

RESERVE IRON & METAL LIMITED PARTNERSHIP

A Delaware limited partnership

     -    Locations

4431 W. 130th St., Cleveland, OH 44135                             Leased
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

METAL MANAGEMENT PROLER SOUTHWEST, INC.

A Delaware corporation

     -    Locations

325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

PROLER SOUTHWEST GP, INC.

A Delaware corporation

     -    Locations

90 Hirsch Road, Houston, TX 77020                                           Owned
325 N. LaSalle St., Chicago, IL 60610   (books and records only)   Leased

WAREHOUSE AND OTHER FACILITIES (BAILEE LOCATIONS)

     1. METAL MANAGEMENT AEROSPACE, INC. - INVENTORY OF METAL MANAGEMENT AEROSPACE, INC. IS LOCATED AT THE FOLLOWING BAILEE LOCATIONS:

          Carpenter Technology Corporation
          No. Yard Scalehouse, Building 116
          River Road Entrance
          Reading, PA 19601

     2. METAL MANAGEMENT CONNECTICUT, INC. - INVENTORY OF METAL MANAGEMENT CONNECTICUT, INC. IS LOCATED AT THE FOLLOWING BAILEE LOCATION:

          Gateway Terminal
          4000 Waterfront Street
          New Haven, CT 06536

     3. METAL MANAGEMENT PITTSBURGH, INC. - EQUIPMENT AND INVENTORY OF METAL MANAGEMENT PITTSBURGH, INC. IS LOCATED AT THE FOLLOWING LOCATION:

          Pittsburgh Intermodal Terminal (Equipment and Inventory) 90 Century Drive
          Ambridge, PA 15033

                              SCHEDULE B, PART 6.11
                                  SUBSIDIARIES

                                                 STATES IN
                                                   WHICH
                    STATE OF     ORGANIZATIONAL  QUALIFIED    AUTHORIZED    NUMBER OF SHARES OF
NAME OF           INCORPORATION  IDENTIFICATION    TO DO        CAPITAL      EACH CLASS ISSUED
SUBSIDIARY         /FORMATION        NUMBER      BUSINESS        STOCK        AND OUTSTANDING                   OWNER
----------------  -------------  --------------  ---------  --------------  -------------------  -----------------------------------
CIM TRUCKING,          IL          5846-576-3                     100            10 Common       Metal Management Midwest, Inc.
INC.
METAL MANAGEMENT       DE            2814185        CT           1,000          500 Common       Metal Management S&A Holdings, Inc.
AEROSPACE, INC.
METAL MANAGEMENT       DE            2862098        AL           1,000         1,000 Common      Proler Southwest LP
ALABAMA, INC.                                                               (1,000 outstanding)
METAL MANAGEMENT       AZ          L-0770756-4                               (100% membership    Metal Management West Coast
ARIZONA, L.L.C.                                                                  interest)       Holdings, Inc.
METAL MANAGEMENT       DE            2891658        CT           1,000         1,000 Common      Metal Management Northeast,
CONNECTICUT,                                                                                     Inc.
INC.
METAL MANAGEMENT       DE            2891817      AR, MS         1,000          100 Common       Proler Southwest LP
MISSISSIPPI,
INC.
METAL MANAGEMENT       IL          5233-882-4       IN          10,000          250 Common       Metal Management Midwest, Inc.
INDIANA, INC.
METAL MANAGEMENT       TN            0290657                                 (100% membership    Metal Management Midwest, Inc.
MEMPHIS, L.L.C.                                                                  interest)
METAL MANAGEMENT       IL          4501-323-5       KY          10,000        108 3/4 Common     Metal Management, Inc.
MIDWEST, INC.
METAL MANAGEMENT       DE            2435318        MS                       (100% membership    Proler Southwest LP
JACKSON, L.L.C.                                                                  interest)
METAL MANAGEMENT       DE            316693         CT           1,000          100 Common       Metal Management, Inc.
NEW HAVEN, INC.
METAL MANAGEMENT       NJ          6385301000     KY, NY        12,000
NORTHEAST, INC.                                             (1,000 Common)      400 Common       Metal Management, Inc.
                                                                (9,000
                                                               Preferred
                                                                Common)
                                                                (2,000
                                                              Preferred)
METAL MANAGEMENT       OH            311795                     300,000      24,767.25 (voting   Metal Management, Inc.
OHIO, INC.                                                     (75,000 A       A); 81,279.25
                                                                Common)       (non-voting B)
                                                              (225,000 B
                                                                Common)
METAL MANAGEMENT       DE            2916254        PA           1,000          100 Common       Metal Management S&A Holdings,
PITTSBURGH, INC.                                                                                 Inc.
METAL MANAGEMENT       DE            2183485                    50,000         20,000 Common     Metal Management, Inc.
S&A HOLDINGS,
INC.
NAPORANO IRON &        DE            3112018      NY, NJ         1,000          100 Common       Metal Management, Inc.
METAL, INC.
METAL MANAGEMENT       DE            3112026                     1,000          100 Common       Metal Management, Inc.
WEST COAST
HOLDINGS, INC.
METAL MANAGEMENT       CO          19871489659      UT           1,000          100 Common       Metal Management West Coast
WEST, INC.                                                                                       Holdings, Inc.
MTLM ARIZONA,          AZ           0601392-3                   10,000         10,000 Common     Metal Management West Coast
INC.                                                                                             Holdings, Inc.
PROLER SOUTHWEST       TX           800585413                                   990 limited      Metal Managemetn Proler
LP                                                                           partnership units   Southwest, Inc.
                                                                                10 general       Proler Southwest GP, Inc. (GP)
                                                                             partnership units
PROLER SOUTHWEST       DE            4072321        TX          10,000         1,000 Common      Metal Management, Inc.
GP, INC.
METAL
MANAAGEMENT            DE            4072322                    10,000         1,000 Common      Metal Management, Inc.
PROLER
SOUTHWEST, INC.
RESERVE IRON &         DE            2242022                                   500 (Class A)     Metal Management Ohio,
METAL LIMITED                                                                   MTLM Ohio,       Inc. (GP)
PARTNERSHIP                                                                   2500 (Class B)
                                                                                 MTLM Ohio

                              SCHEDULE B, PART 6.12

                                   LITIGATION

               PARTIES                           NATURE OF DISPUTE               EXPOSURE OR BENEFIT/AMOUNT OF DISPUTE
-------------------------------------   -----------------------------------   ------------------------------------------
Metal Management Connecticut, Inc. v.   On July 1, 1998, the Company's        At this stage, the Company is not able
Connecticut Department of               subsidiary Metal Management           to predict its potential liability in
Environmental Protection                Connecticut, Inc. ("MTLM              connection with this action or any
                                        Connecticut") acquired the scrap      required investigation and/or
                                        metal recycling assets of Joseph A.   remediation. The Company believes that
                                        Schiavone Corp. (formerly known as    it has meritorious defenses to certain
                                        Michael Schiavone & Sons, Inc.).      of the claims asserted against it in the
                                        The acquired assets include real      suit and intends to vigorously defend
                                        property in North Haven,              itself against the claims. In addition,
                                        Connecticut upon which the            the Company believes that it is entitled
                                        Company's scrap metal recycling       to indemnification from Joseph A.
                                        operations are currently performed    Schiavone Corp. and Schiavone for some
                                        (the ""North Haven Facility "). The   or all of the obligations and
                                        owner of Joseph A. Schiavone Corp.    liabilities that may be imposed on the
                                        was Michael Schiavone                 Company in connection with this matter
                                        ("Schiavone ").                       under the various agreements governing
                                                                              our purchase of the North Haven Facility
                                        On March 31, 2003, the Connecticut    from Joseph A. Schiavone Corp. The
                                        Department of Environmental           Company cannot provide assurances that
                                        Protection ("Connecticut DEP")        Joseph A. Schiavone Corp. and Schiavone
                                        filed suit against Joseph A.          will have sufficient resources to fund
                                        Schiavone Corp., Schiavone, and       any or all identifiable claims that the
                                        MTLM Connecticut in the Superior      Company may assert.
                                        Court of the State of Connecticut -
                                        Judicial District of Hartford. The    The Company has engaged in settlement
                                        suit alleges, among other things,     discussions with Joseph A. Schiavone
                                        that the North Haven Facility         Corp., Schiavone and the Connecticut DEP
                                        discharged and continues to           regarding the possible characterization
                                        discharge contaminants, including     of the North Haven Facility, and the
                                        oily material, into the environment   subsequent remediation thereof should
                                        and has failed to comply with the     contamination be present at
                                        terms of certain permits and other    concentrations that require remedial
                                        filing requirements. The suit seeks   action. The Company is currently working
                                        injunctions to restrict us from       with an independent environmental
                                        maintaining discharges and to         consultant to develop an acceptable
                                        require us to remediate the           characterization plan. The Company
                                        facility. The suit also seeks civil   cannot provide assurances that it will
                                        penalties from all of the             be able to reach an acceptable
                                        defendants in accordance with         settlement of this matter with the other
                                        Connecticut environmental statutes.   parties.

                              SCHEDULE B, PART 6.12

                                   LITIGATION

               PARTIES                           NATURE OF DISPUTE               EXPOSURE OR BENEFIT/AMOUNT OF DISPUTE
-------------------------------------   -----------------------------------   ------------------------------------------
Department of Justice                   In January 2003, the Company          The Company is fully cooperating with
                                        received a subpoena requesting that   the subpoena and the grand jury's
                                        the Company provides documents to a   investigation. The Company is unable at
                                        grand jury that is investigating      this stage to determine future legal
                                        scrap metal purchasing practices in   costs or other costs to be incurred in
                                        the four state region of Ohio,        responding to such subpoena or other
                                        Illinois, Indiana and Michigan.       impact to the Company of such
                                                                              investigation.

Department of Justice                   As a result of internal audits that   The Board of Directors has appointed a
                                        the Company conducted, the Company    special committee, consisting of all of
                                        determined that current and former    the Company's independent directors, to
                                        employees of certain business units   conduct an investigation of these
                                        have engaged in activities relating   activities. The Company is cooperating
                                        to cash payments to individual        with the U.S. Department of Justice. The
                                        industrial account suppliers of       Company has implemented policies to
                                        scrap metal that may have involved    eliminate such cash payments to
                                        violations of federal and state       industrial customers. During fiscal
                                        law. In May 2004, the Company         2004, such cash payments to industrial
                                        voluntarily disclosed the Company's   customers represented approximately 0.7%
                                        concerns regarding such cash          of the Company's consolidated ferrous
                                        payments to the U.S. Department of    and non-ferrous yard shipments. The
                                        Justice.                              fines and penalties under applicable
                                                                              statutes contemplate qualitative as well
                                                                              as quantitative factors that are not
                                                                              readily assessable at this stage of the
                                                                              investigation, but could be material.
                                                                              The Company is not able to predict at
                                                                              this time the outcome of any actions by
                                                                              the U.S. Department of Justice or other
                                                                              governmental authorities or their effect
                                                                              on us, if any, and accordingly, we have
                                                                              not recorded any amounts in the
                                                                              financial statements.

                              SCHEDULE B, PART 6.12

                                   LITIGATION

               PARTIES                           NATURE OF DISPUTE               EXPOSURE OR BENEFIT/AMOUNT OF DISPUTE
-------------------------------------   -----------------------------------   ------------------------------------------
Metal Management Midwest, Inc. vs.      On July 15, 2005, the Company and     Complaint seeks, among other things,
Albert A. Cozzi, Frank J. Cozzi and     MTLM-Midwest filed a complaint (the   monetary compensation for the Company's
Gregory P. Cozzi                        "Complaint") against former           actual losses and damages, and an
                                        officers and directors Albert A.      injunction restraining and enjoining the
                                        Cozzi, Frank J. Cozzi, and Gregory    Defendants from breaching their
                                        P. Cozzi (collectively, the           respective separation and release
                                        "Defendants") in the Circuit Court    agreements. On October 21, 2005,
                                        of Cook County Illinois, County       Defendants moved to dismiss the
                                        Department, Chancery Division. The    Complaint or in the alternative to
                                        Complaint seeks damages from Frank    compel arbitration and stay the judicial
                                        J. Cozzi and Gregory P. Cozzi for     proceedings. Defendants also filed a
                                        their actions in designing,           counterclaim seeking recovery of unpaid
                                        implementing, and maintaining cash    employee severance payments of
                                        payment practices in MTLM-Midwest's   approximately $1.2 million.
                                        accounts payable that violated
                                        Company policy and, potentially,
                                        federal law. The Complaint also
                                        alleges that the Defendants
                                        breached the non-competition and
                                        non-solicitation provisions of
                                        their respective separation and
                                        release agreements by seeking to
                                        engage in business activities and
                                        seeking to solicit suppliers,
                                        customers and service providers in
                                        competition with the Company's
                                        business.

Metal Management Midwest, Inc.          Tort (not personal injury)            An ex parte judgment was filed November
Edgar I Pantoja                         complaint filed July 2, 2003.         11, 2005 in the amount of $1,479.31.

                              SCHEDULE B, PART 6.14

                                  LABOR MATTERS

                                                                                            APPROXIMATE
                                                                         CONTRACT TERM       EMPLOYEES/
                                                                      -------------------    BARGAINING
SUBSIDIARY                                     UNION                    START       END         UNIT
----------------------------   ------------------------------------   --------   --------   --------------
Metal Management Aerospace     United Steelworkers of America         11/02/01   11/04/06        80
                               Local 134L

Metal Management Alabama       United Steelworkers of America         10/17/02   10/16/06        10
                               Local 4636

Metal Management Connecticut   Int'l Union of Operating Engineers     04/01/04   03/31/07        25
                               Local 478

Metal Management Connecticut   Teamsters Local 443                    04/01/05   03/31/09        40

Metal Management Midwest       Teamsters Local 142                    04/01/03   03/31/08        35

Metal Management Midwest       Teamsters Local 714                    03/01/05   02/28/09       249

Metal Management Midwest       United Steelworkers of America         06/01/02   05/31/06        40
                               Local 9777

Metal Management Northeast     L.I.U. of N.A. Local 734               5/26/03    05/25/06       125

Metal Management Northeast     L.I.U. of N.A. Local 734               12/19/03   12/18/07        60

Metal Management Ohio          Int'l Union, United Automobile,        11/01/01   04/30/06        56
                               Aerospace and Agricultural Implement
                               Workers of America 211

Metal Management Pittsburgh    United Steelworkers of America         07/10/02   07/09/06        30
                               Local 5852-16

Metal Management Pittsburgh    United Steelworkers of America         09/01/02   08/31/06        14
                               Local 5852-16

                              SCHEDULE B, PART 6.15

                          COMPLIANCE WITH LAWS MATTERS

None.

                              SCHEDULE B, PART 6.16

                                  BENEFIT PLANS

PLAN NAME                            ISSUER
---------                            ------
Metal Management, Inc. 401(k) Plan   Metal Management, Inc.
Metal Management, Inc. Employee
Benefit Plan                         Metal Management, Inc.
Metal Management Aerospace, Inc.,
Retirement Plan                      Metal Management Aerospace, Inc.
Retirement Plan for Employees of
Charles Bluestone Company, Inc.      Metal Management Pittsburgh, Inc.
The Isaac Corporation Pension Plan
- MMI 98                             Metal Management Ohio, Inc.
Metal Management Northeast, Inc.
Employee Benefit Plan                Metal Management Northeast, Inc.

                              SCHEDULE B, PART 6.17

                              ENVIRONMENTAL MATTERS

               PARTY                                  CASE DETAILS                                     EXPOSURE
----------------------------------   ---------------------------------------------   --------------------------------------------
Metal Management Memphis, L.L.C.     Fullen Dock & Warehouse -                       Trust is funded with $200,000 (Metal
                                     The trust has been established between Perlco   Management Memphis funded $144,000) of cash
                                     and F. Perlman & Company to fund the            for purposes of monitoring over the period.
                                     monitoring costs associated with a closed       The Company believes a portion of the
                                     landfill in Tennessee over a ten-year period.   escrow will be returned to the Company when
                                                                                     landfill monitoring is no longer required
                                                                                     by the state.

Metal Management Connecticut, Inc.   On March 31, 2003, the Connecticut Department   At this stage, the Company is not able to
v. Connecticut Department of         of Environmental Protection ("CTDEP") filed     predict MTLM-Connecticut's potential
Environmental Protection             suit against Joseph A. Schiavone Corp.,         liability in connection with this action or
                                     Schiavone, and MTLM-Connecticut in the          any required investigation and/or
                                     Superior Court of the State of Connecticut --   remediation. The Company believes that it
                                     Judicial District of Hartford. The suit         has meritorious defenses to certain claims
                                     alleges, among other things, that the North     and believes that it is entitled to
                                     Haven Facility discharged and continues to      indemnification from the former owner for
                                     discharge contaminants, including oily          some or all of its obligations and
                                     material, into the environment and has failed   liabilities. The Company has engaged in
                                     to comply with the terms of certain permits     settlement discussions with Joseph A.
                                     and other filing requirements. The suit seeks   Schiavone Corp., Schiavone and CTDEP
                                     injunctions to restrict MTLM-Connecticut from   regarding the possible characterization of
                                     maintaining discharges and to require           the North Haven Facility, and the
                                     MTLM-Connecticut to remediate the facility.     subsequent remediation thereof should
                                     The suit also seeks civil penalties from all    contamination be present at concentrations
                                     of the defendants in accordance with            that require remedial action. The Company
                                     Connecticut environmental statutes.             is currently working with an independent
                                                                                     environmental consultant to develop an
                                                                                     acceptable characterization plan. The
                                                                                     Company cannot provide assurances that it
                                                                                     will be able to reach an acceptable
                                                                                     settlement of this matter with the other
                                                                                     parties. Site characterization of the
                                                                                     property began in February 2006.

Metal Management Midwest, Inc.       On April 29, 1998, MTLM-Midwest acquired        At this preliminary stage, the Company
                                     substantially all of the operating assets of    cannot predict MTLM-Midwest's potential
                                     138 Scrap, Inc. (""138 Scrap ") that were       liability, if any, in connection with such
                                     used in its scrap metal recycling business.     lawsuit or any required remediation. The
                                     Most of these assets were located at a          Company believes that it has meritorious
                                     recycling facility in Riverdale, Illinois       defenses to certain of the claims outlined
                                     (the ""Facility "). In early November 2003,     in the Notice and MTLM-Midwest intends to
                                     MTLM-Midwest was served with a Notice of        vigorously defend itself against any claims
                                     Intent to Sue (the ""Notice ") by The Jea       ultimately asserted by the Village of
                                     Diver Group, L.L.C., on behalf of the Village   Riverdale. In addition, although the
                                     of Riverdale, alleging, among other things,     Company believes that it would be entitled
                                     that the release or disposal of hazardous       to indemnification from the sellers of 138
                                     substances within the meaning of the CERCLA     Scrap for some or all of the obligations
                                     has occurred at an approximately 57 acre        that may be imposed on MTLM-Midwest in
                                     property in the Village of Riverdale (which     connection with this matter under the
                                     includes the 8.8 acre Facility that was         agreement governing its purchase of the
                                     leased by MTLM-Midwest until December 31,       operating assets of 138 Scrap, the Company
                                     2003). The Notice indicates that the Village    cannot provide assurances that any of the
                                     of Riverdale intends to file suit against
                                     MTLM-Midwest (directly and as a successor

                              SCHEDULE B, PART 6.17

                              ENVIRONMENTAL MATTERS

               PARTY                                  CASE DETAILS                                     EXPOSURE
----------------------------------   ---------------------------------------------   --------------------------------------------
                                     to 138 Scrap) and numerous other third          sellers will have sufficient resources to
                                     parties under one or both of CERCLA and the     fund any indemnifiable claims to which the
                                     Resource Conservation and Recovery Act.         Company may be entitled.

Metal Management Aerospace, Inc.     On September 22, 2005 and September 23, 2005,   On October 21, 2005, MTLM-Aerospace
                                     CTDEP's Bureau of Water Management and Bureau   submitted substantive responses to CTDEP
                                     of Waste Management each issued a Notice of     regarding the NOVs. At this time, the
                                     Violation ("NOV") to Metal Management           Company is unable to determine
                                     Aerospace, Inc. ("MTLM-Aerospace"), a           MTLM-Aerospace's potential liability in
                                     subsidiary of the Company, for alleged          connection with these NOVs. The Company
                                     violations at MTLM-Aerospace's facility,        believes that MTLM-Aerospace has
                                     including, among other things, (1) operation    meritorious defenses to certain of the
                                     of a solid waste facility without the           allegations outlined in the NOVs. In
                                     approval of CTDEP; (2) failure to comply with   addition, although the Company believes
                                     certain environmental regulations regarding     that by virtue of certain consent orders,
                                     the handling of used oil, the performance of    Connecticut Transfer Act obligations, and
                                     certain hazardous waste determinations, the     lease/transactional documents executed by
                                     disposal of PCBs and the discharge of oils      the lessor and former owner, certain
                                     and coolants; (3) failure to comply with        environmental liabilities noted in the NOVs
                                     certain discharge reporting obligations; (4)    will be the responsibility of the lessor
                                     creation of certain potential environmental     and former owner, there can be no assurance
                                     hazards; (5) inadequacy or improper             that the lessor and former owner will have
                                     maintenance of certain pollution management     sufficient resources to fund any or all of
                                     devices, including erosion and sediment         such liabilities.
                                     controls and release detection for an
                                     underground diesel storage tank; and (6)
                                     failure to comply with a pollution prevention
                                     plan.

                              SCHEDULE B, PART 6.20

                       TAX MATTERS; TAX SHARING AGREEMENTS

None.

                              SCHEDULE B, PART 6.21

                               MATERIAL CONTRACTS

1. Mortgage, dated March 6, 1995, between Metal Management Memphis, LLC, and Union Planters Bank, N.A.

2. Lease Agreement, dated January 20, 1998, between Metal Management Aerospace, Inc. and Danny Corp. for the property located at 500 Flatbush Avenue, Hartford, Connecticut.

3. Lease Agreement, dated December 1, 1997, between Reserve Iron and Metal, L.P. and Illinois International Port District for the property located at 12701 S. Doty Avenue, Chicago, Illinois.

4. Lease Agreement, dated August 2, 1994, between Metal Management Northeast, Inc. and Port Authority of New York and New Jersey for the property located at One Calcutta Street, Newark, New Jersey.

5. Lease Agreement, dated October 1, 1990, between Reserve Iron and Metal, L.P. and Ian Abrams for the property located at 4431 W. 130th Street, Cleveland, Ohio.

6. Lease Agreement, dated October 22, 1993, between Metal Management Midwest, Inc. and Sanitation District of Chicago and M.S. Kaplan Company for the property located at 3151 S. California Avenue, Chicago, Illinois.

7. Lease Agreement, dated December 15, 1998, between Metal Management Midwest, Inc. and BP Properties, L.L.C. for the property located at 320 Railroad Street, Joliet, Illinois.

8. Lease Agreement, dated April 1, 1995, between Metal Management Northeast, Inc. and 303 Doremus Urban Renewal Associates for the property located at 303 Doremus Avenue, Newark, New Jersey.

9. Lease Agreement, dated May 1, 2002, between Dennis M. Hankey as Trustee of HANKEY Trust and Proler Southwest Inc. for the property located at 1102 Navigation Boulevard, Freeport, Texas.

10. Lease Agreement, dated October 31, 2003, between Metal Management New Haven, Inc., and H. Bixon & Sons, Inc., for the property located at 808 Washington Avenue, New Haven, Connecticut.

11. Employment Agreement, dated January 16, 2004, between Daniel W. Dienst and the Company.

12. Promissory Note, dated January 21, 2004, between Proler Southwest LP and Amegy Bank, N.A. in the original principal amount of $2,500,000.00

                              SCHEDULE B, PART 6.21

                               MATERIAL CONTRACTS

13. Employment Agreement, dated July 1, 2001, as amended, between Robert C. Larry and the Company.

14. Employment Agreement, dated May 17, 2004, between Joseph Reinmann and the Company.

15. Lease Agreement, dated June 7, 2005 between Metal Management, Inc. and Friedman Properties, Ltd., for the property located at 325 N. LaSalle St., Chicago, Illinois.

16. Lease Agreement, dated June 1, 1998 between Metal Management Mississippi, Inc. and Columbus and Greenville Railway for property located at 405 8th Street, Greenwood, Mississippi.

17. Lease Agreement, dated March 1, 2000 between Metal Management Mississippi, Inc. and Washington County and Greenville Port Commission for property located at 2645 Harbor Front Road, Greenville, Mississippi.

18. Lease Agreement dated July 1, 2003 between Metal Management Mississippi, Inc. and Union County Co-Operative for property located at 304 West Bankhead St., New Albany, Mississippi.

19. Lease Agreement dated December 1, 2004 between Metal Management Mississippi, Inc. and Itawamba Port Commission for property located at 104 Port Road, Fulton, Mississippi.

20. Non-Competition Agreement, dated as of November 30, 2005, by and among Morris Recycling of Arkansas, Inc. and Tillman R. Hunter. (Metal Management Mississippi, Inc. is successor in interest to Morris Recycling of Arkansas).

                              SCHEDULE B, PART 8.3

                          CERTAIN EXISTING INDEBTEDNESS

                                                                                                                      OUTSTANDING
                                                                                                      DUE               AMOUNT
      TYPE                          LENDER                                  ISSUERS                  DATE     RATE    APRIL 2006
---------------   -----------------------------------------   ----------------------------------   --------   ----   ------------
MORTGAGE:         Amegy Bank N.A. (Proler), secured by        Proler Southwest LP                  01/01/09   5.50%    $1,896,753
                  Proler real property on 21 Japhet St.,
                  Houston, TX
                                                              Metal Management Memphis, L.L.C.     12/01/09   4.86%    $  228,365
                  Union Planters (Perlco), secured by                                                                  ----------
                  Memphis real property on Weakley Avenue                                                              $2,125,118

CAPITAL LEASES:   DeLange Landen                              Metal Management West, Inc.          11/01/06   0.00%    $    8,483

                  Tri-Lift                                    Metal Management Aerospace, Inc.     08/02/10   6.75%    $   84,412

                  BellSouth Financial Services (Memphis)      Metal Management Memphis, L.L.C.     06/01/06   7.15%    $    1,503
                                                                                                                       ----------
                                                                                                                       $   94,398

AGREEMENT:        Non-Competition Agreement, dated as of      Metal Management Mississippi, Inc.   11/30/10      0%    $  300,000
                  November 30, 2005, by and among Morris                                                                 ($60,000
                  Recycling of Arkansas, Inc. and Tillman                                                            payable each
                  R. Hunter. (Metal Management Mississippi,                                                              year for
                  Inc. is successor in interest to Morris                                                             five years)
                  Recycling of Arkansas).

                                  SCHEDULE 8.4

                             CERTAIN EXISTING LIENS

                                     [None]

                             SCHEDULE B, PART 8.8(G)

                          CERTAIN EXISTING INVESTMENTS

           INVESTMENT                  TYPE                 ISSUER/OWNER                AMOUNT
-------------------------------   -------------   --------------------------------   ------------
Rondout Iron & Metal, LLC         Joint Venture   Metal Management Midwest, Inc.     50% interest
Metal Management Nashville, LLC   Joint Venture   Metal Management Midwest, Inc.     50% interest
Port Albany Ventures, LLC         Joint Venture   Metal Management Northeast, Inc.   50% interest


                                        3